      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2001

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               TMP WORLDWIDE INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7311                               13-3906555
  (State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer Identification
   incorporation or organization)         Classification Code Number)                     Number)

                           --------------------------

                                622 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 351-7000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               ANDREW J. MCKELVEY
                         CHAIRMAN OF THE BOARD AND CEO
                               TMP WORLDWIDE INC.
                                622 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 351-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               GREGG BERMAN, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
              TITLE OF SHARES                      AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
              TO BE REGISTERED                   BE REGISTERED         PER UNIT(1)        OFFERING PRICE      REGISTRATION FEE
Common Stock, $.001 par value per share.....       1,564,115             $53.38             $83,492,459            $20,874

(1) The price estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $53.38, the average of the high and low prices of the Common Stock of TMP Worldwide Inc. as reported by The Nasdaq Stock Market on
    May 18, 2001.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TMP WORLDWIDE INC.
                        1,564,115 SHARES OF COMMON STOCK

                            ------------------------

    The stockholders of TMP Worldwide Inc. ("TMP" or the "Company") listed in this prospectus are offering and selling an aggregate of 1,564,115 shares of TMP's common stock under this prospectus. These selling stockholders obtained their shares of TMP stock in connection with TMP's acquisitions of companies owned by these selling stockholders. TMP will not receive any part of the proceeds from the sale by the selling stockholders.

                            ------------------------

    The selling stockholders may offer their TMP stock through public or private transactions, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices.

    TMP Worldwide Inc.'s common stock trades on the Nasdaq National Market under the ticker symbol "TMPW." On May 18, 2001, the closing sale price of one share of TMP's stock was $54.18.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SHARES BEING SOLD WITH THIS PROSPECTUS.

                             ---------------------

    THE TMP STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS HAS NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is May   , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Our Company.................................................       3
Summary Selected Consolidated Financial Information.........       7
Special Note Regarding Forward-Looking Information..........       9
Risk Factors................................................       9
Use of Proceeds.............................................      16
Dividend Policy.............................................      16
Price Range of Common Stock.................................      16
Selected Consolidated Financial Information.................      17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      19
Business....................................................      37
Management..................................................      47
Certain Transactions........................................      53
Principal Stockholders......................................      54
Selling Stockholders........................................      56
Description of Capital Stock................................      59
Plan of Distribution........................................      61
Legal Opinion...............................................      62
Experts.....................................................      62
Index to Financial Statements...............................     F-1

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by us can be inspected at the offices of the NASDAQ National Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

    We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule filed as a part thereof, as permitted by the rules and regulations of the SEC. For further information with respect to TMP and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedule filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the SEC as set forth in the preceding paragraph. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our website at www.tmp.com or at the SEC's website at http:// www.sec.gov.

                                  OUR COMPANY

INCLUDED IN THIS PROSPECTUS ARE SELECTED FINANCIAL DATA, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONSOLIDATED FINANCIAL STATEMENTS AND QUARTERLY CONSOLIDATED CONDENSED FINANCIAL STATEMENTS WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000. THE FINANCIAL DATA DISCUSSED HEREIN FOR THE THREE MONTHS ENDED MARCH 31, 2000 HAS BEEN RESTATED TO REFLECT THE FIRST QUARTER 2001 MERGERS AS DISCUSSED BELOW.

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, "GROSS BILLINGS" REFERS TO BILLINGS FOR ADVERTISING PLACED ON THE INTERNET, JOB POSTINGS PLACED ON OUR CAREER WEB SITES AND IN NEWSPAPERS, ADVERTISEMENTS PLACED IN TELEPHONE DIRECTORIES FOR OUR CLIENTS, AND ASSOCIATED FEES FOR RELATED SERVICES AND FEES FOR SEARCH, SELECTION AND TEMPORARY CONTRACTING SERVICES. WE EARN COMMISSIONS BASED ON A PERCENTAGE OF THE BILLING FOR MEDIA ADVERTISING PURCHASED IN TRADITIONAL MEDIA AS WELL AS ON THIRD PARTY WEB SITES AT A RATE ESTABLISHED BY THE RELATED PUBLISHER AND ASSOCIATED FEES FOR RELATED SERVICES. AS A RESULT, THE TRENDS IN OUR GROSS BILLINGS DIRECTLY AFFECT OUR COMMISSIONS AND FEES.

    ALL AMOUNTS REFERRED TO BELOW REFLECT THE AMOUNTS DISCLOSED IN OUR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OUR CONSOLIDATED FINANCIAL STATEMENTS OR QUARTERLY CONSOLIDATED CONDENSED FINANCIAL STATEMENTS INCLUDED HEREIN UNLESS OTHERWISE INDICATED. "WE," "US" AND "OUR," WHEN USED IN THIS PROSPECTUS, REFER TO TMP WORLDWIDE INC. AND ITS SUBSIDIARIES.

    DURING THE PERIOD OF JANUARY 1, 2001 THROUGH MARCH 31, 2001, WE CONSUMMATED MERGERS WITH THE FOLLOWING COMPANIES (THE "FIRST QUARTER 2001 MERGERS") IN TRANSACTIONS THAT PROVIDED FOR THE EXCHANGE OF ALL OF THE OUTSTANDING STOCK OF EACH ENTITY FOR A TOTAL OF 1,193,339 SHARES OF TMP COMMON STOCK AND ACCOUNTED FOR AS POOLINGS OF INTERESTS:

                                                                                            NUMBER OF
ENTITY                                         BUSINESS SEGMENT        ACQUISITION DATE   SHARES ISSUED
------                                   ----------------------------  ----------------   -------------
JWG ASSOCIATES, INC....................  ADVERTISING & COMMUNICATIONS  MARCH 1, 2001         809,558
MANAGEMENT SOLUTIONS, INC..............  ERESOURCING                   MARCH 30, 2001        383,781

    CONSEQUENTLY, THE COMPANY'S QUARTERLY CONSOLIDATED CONDENSED FINANCIAL STATEMENTS HAVE BEEN RETROACTIVELY RESTATED FOR THE THREE MONTHS ENDED
MARCH 31, 2000 TO REFLECT THE FIRST QUARTER 2001 MERGERS, AS IF THE COMBINING COMPANIES HAD BEEN CONSOLIDATED FOR THE 2000 PERIOD. HOWEVER, THE AMOUNTS FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2000 AND AS OF DECEMBER 31, 2000 AND 1999 DISCUSSED HEREIN ARE AS REPORTED IN THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS AND HAVE NOT BEEN RESTATED TO REFLECT THE FIRST QUARTER 2001 MERGERS.

    Founded in 1967, TMP Worldwide, Inc. ("TMP" or the "Company"), now with more than 9,500 employees in 32 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network and one of the world's largest Executive Search and Executive Selection agencies. TMP, headquartered in New York, is also the parent company of Monster.com-Registered Trademark- which is the leading global career portal on the Web, the world's largest Yellow Pages advertising agency, and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies.

    Job seekers look to manage their careers through us by posting their resumes on Monster.com, by searching Monster.com's database of over 475,000 paid job postings, either directly or through the use of customized job search agents, and by utilizing our extensive career resources. In addition, employers who are our clients, look to us to help them find the right employee, whether they are searching for an entry level candidate or a CEO, which we refer to as our "Intern to CEO" strategy. We believe the Internet offers a substantial opportunity for us to grow our revenue. We believe our growth will primarily come from strengthening our leadership position in the online recruitment market, which is estimated by Forrester Research to grow from $1.2 billion in 2000 to $7.1 billion in 2005, with additional revenue growth opportunities from the executive search market, which is expected to grow from $4.5 billion in 2000 to $5.5 billion in 2001 and the selection and temporary contracting market, which is expected to reach $155 billion in 2001, according to estimates from a report by the Staffing Industry Analysts, Inc. Our strategies to address this opportunity are to:

    - continue to promote the Monster.com brand through online and traditional advertising, aggressive marketing programs and select alliances or affiliations

    - leverage our more than 5,300 client service, marketing and creative personnel to expand Monster.com and

    - continue to pursue strategic acquisitions.

OUR SERVICES

    MONSTER.COM. Monster.com (http://www.monster.com), the flagship brand of our Internet properties, is the nucleus of our "Intern to CEO" strategy and the leader in the online recruitment market. To demonstrate this, in April 2001:

    - I/PRO reported that Monster.com attracted more than 25 million visitors who spent an average of over 15 minutes per visit.

    - Media Metrix reported that 6.6% of the U.S. Internet population visited Monster.com and that an average of 30.1 unique pages were viewed by each visitor.

    - Based on Media Metrix statistics, Monster.com reported a power ranking of
      198.7 (reach of 6.6 multiplied by average page views of 30.1), compared to
      50.2 for its closest competitor and 173.1 for all 11 of its competitors combined.

    We believe that the power ranking is significant because, by taking into account reach and page views, it indicates Monster.com's recognition by and usefulness to job seekers. As a result, through Monster.com, our clients have access to over 10 million unique resumes in a database that is growing by an average of more than 20,000 resumes daily. To attract job seekers to Monster.com, we continue to refine and refresh the site by introducing value-added features. For example, we have 7.3 million job search agents, which allow our job seekers to express their specific job preferences and receive e-mail notification of job matches, and 15.2 million My Monster job seeker accounts, which allow job seekers to manage their careers online. We believe our clients have recognized the value of online recruitment, as evidenced by the more than 475,000 paid job postings currently on Monster.com. We have also recently introduced ChiefMonster.com, an exclusive marketplace within Monster.com, that pre-screens applicants for senior-level executive positions (VP and above) and allows approved executives to have access to the website. Once approved, these executives can explore a comprehensive selection of high-quality senior-level opportunities online, set up a sophisticated personal profile, search opportunities and take advantage of uniquely targeted career strategy content pertaining to the latest industry and salary trends.

    We continually look for ways to drive and retain site traffic. To that end, in December 1999, we entered into a content and marketing agreement with America Online, Inc. ("AOL") whereby, for the payment of $100 million, Monster.com is the exclusive provider for four years in the United States and Canada of career search services to over 27 million AOL users across seven AOL brands: AOL, AOL Canada, Compuserve, ICQ, AOL.com, Nestscape and Digital City. We believe that this agreement will continue to increase traffic and attract new users to Monster.com. We also have customized Monster.com, in both local language and content, in 15 countries outside the United States. Currently, such local versions of Monster.com operate in the United Kingdom, Australia, Canada (French and English), the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India and Italy. For the three months ended March 31, 2001, Monster.com generated approximately $130.1 million in gross billings and $129.2 million in commissions and fees.

    MONSTERMOVING.COM. Monstermoving(sm).com (http://www.monstermoving.com) is one of the world's largest and most effective online marketplaces for relocation information and services, mortgage lender information and moving-related decision support tools. Its strategy is to change the way people move by leveraging the power of the Internet to provide the relocation resources needed to successfully manage all stages of the relocation process. In addition, Monstermoving.com offers access to a comprehensive array of moving-related services and relocation tools, designed to reduce the time, cost and stress associated with moving. For the three months ended March 31, 2001, commissions and fees from Monstermoving(sm).com were $3.6 million.

    Our total Interactive gross billings and Interactive commissions and fees for the three months ended March 31, 2001 were $178.6 million and $156.6 million, respectively, reflecting the inclusion from Monster.com, Monstermoving.com and the Interactive related services of our Advertising & Communications Division, our eResourcing clients, as well as from our Directional Marketing clients, which were $10.2 million, $12.1 million and $1.5 million, respectively.

    ADVERTISING & COMMUNICATIONS (FORMERLY REFERRED TO AS RECRUITMENT ADVERTISING). We prospect talent for our clients through traditional and interactive recruiting programs that sell, market and brand employers to job seekers searching for entry level to management positions. We provide a broad range of recruitment advertising and retention services including:

    - planning and producing recruitment advertising campaigns,

    - media research, planning and buying in both traditional media and on the Internet,

    - planning and executing on-campus recruitment programs,

    - designing, developing and delivering effective project management solutions improving the speed and efficiency of the hiring process, and

    - developing employee communications strategies allowing employees to actively participate in the employer's corporate vision.

    ERESOURCING (FORMERLY REFERRED TO AS SELECTION & TEMPORARY
CONTRACTING). The mid-market selection business fills a critical niche in our "Intern to CEO" strategy by finding for our clients those professionals, below the CEO level, who typically earn between $50,000 and $150,000 and possessing the set of skills outlined by our clients. We believe that Monster.com is an excellent resource for serving this market and we are building a large database of mid-market resumes. We have also identified a suite of products geared toward this market which seek to predict whether a candidate will be successful in a given role. Temporary contracting supplements our selection services. We place employees, ranging from executives to clerical workers, in temporary situations for as little as one day to over 12 months. Contractors can be used for emergency support or to complement the skills of a client's own staff. Temporary contracting can also be linked to our selection services with the client using a "try before you buy" strategy.

    EXECUTIVE SEARCH. We offer an advanced and comprehensive range of executive search services aimed at finding the appropriate executive for our clients. Our executive search service identifies senior executives who typically earn in excess of $150,000 annually. We entered the executive search field in 1998 because recruitment and online advertising traditionally did not target the senior executive candidate. We have recently launched ChiefMonster.com, an extension of the Monster brand, that pre-screens applicants for senior-level executive positions and allows approved executives to access the website. We believe that the posting of opportunities on ChiefMonster.com streamlines the advertising process, shortens the hiring cycle and reduces the expenses associated with executive recruitment.

    DIRECTIONAL MARKETING (FORMERLY REFERRED TO AS YELLOW PAGE ADVERTISING). We develop directional marketing programs for national accounts, which are clients who sell products or services in multiple markets. According to the Yellow Page Publishers Association, the national accounts segment of the U.S. yellow page advertising market was approximately $2.0 billion in 2000. During the period of 1990 through 2000, the market grew at a compound annual rate of approximately 6.0%. Yellow page advertising is a complex process involving the creation of effective imagery and message, and the development of media plans which evaluate approximately 6,000 yellow page directories, of which our larger accounts utilize over 3,000 directories. Coordinating the placement of advertisements in this number of directories requires an extensive effort at the local level, and our directional marketing sales, marketing and customer service staff of approximately 990 people provides an important competitive advantage in marketing and executing yellow page advertising programs.

    We take a proactive approach to yellow page advertising by undertaking original research on the efficacy of the medium, and by working to quantify the effectiveness of individual advertising campaigns. We also have a rigorous quality assurance program designed to ensure client satisfaction. We believe that this program has enabled us to maintain a yellow page client retention rate, year to year, in excess of 95%.

    For the three months ended March 31, 2001 and the year ended December 31, 2000, respectively, our total gross billings were $673.9 million and $2,479.3 million, total commissions and fees were $362.8 million and $1,291.7 million, net income was $5.8 million and $56.9 million, and EBITDA was $25.4 million and $156.4 million.

    Our executive offices are located at 622 Third Avenue, New York, New York 10017. Our telephone number is (212)-351-7000 and our Internet address is http://www.tmpw.com.

              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                                 THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                         MARCH 31,
                                       ------------------------------------------------------   ---------------------
                                         1996       1997       1998       1999        2000        2000        2001
                                       --------   --------   --------   --------   ----------   --------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Commissions and fees.................  $458,146   $628,121   $771,838   $908,955   $1,291,737   $284,237   $  362,825
Operating expenses:
  Salaries & related.................   263,039    352,485    442,511    512,554      667,398    160,420      190,698
  Office & general...................   127,341    164,443    192,156    216,826      287,428     68,623       81,537
  Marketing & promotion..............     8,459     13,986     30,229     75,780      161,367     30,042       54,382
  Merger & integration...............        --         --     22,412     63,054       64,604      8,674       20,193
  Restructuring......................        --         --      3,543      2,789           --         --           --
  Amortization of intangibles........     4,786      6,963     11,281     12,894       16,536      3,822        5,225
  Special compensation and CEO
    bonus(1).........................    52,019      1,500      1,250         --           --         --           --
Total operating expenses.............   455,644    539,377    703,382    883,897    1,197,333    271,581      352,035
Operating income.....................     2,502     88,744     68,456     25,058       94,404     12,656       10,790
Other income (expense):
  Interest income (expense),
    net(2)...........................   (14,769)   (10,725)   (13,659)   (14,126)      20,710      1,377        5,223
  Other, net.........................      (326)     1,386     (2,095)    (2,889)      (1,095)        91       (2,006)
Income (loss) before provision for
  income taxes, minority interests
  and equity in earnings (losses) of
  affiliates.........................   (12,593)    79,405     52,702      8,043      114,019     14,124       14,007
Provision for income taxes...........    11,479     23,936     17,426      8,424       57,602      7,694        8,418
Net income (loss) applicable to
  common and Class B common
  stockholders.......................   (25,185)    55,017     34,852       (788)      56,859      6,511        5,770
Net income (loss) per common and
  Class B common share:
  Basic..............................  $  (0.36)  $   0.67   $   0.40   $  (0.01)  $     0.56   $   0.07   $     0.05
  Diluted............................  $  (0.36)  $   0.66   $   0.39   $  (0.01)  $     0.53   $   0.06   $     0.05
Weighted average shares outstanding:
  Basic..............................    70,009     81,668     87,449     90,152      101,413     99,495      105,688
  Diluted............................    70,009     82,945     89,305     90,152      107,903    107,406      110,725

                                                                                                   THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                              MARCH 31,
                                --------------------------------------------------------------   -----------------------
                                   1996         1997         1998         1999         2000         2000         2001
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                    (IN THOUSANDS, EXCEPT NUMBER OF EMPLOYEES AND OFFICES)
OTHER DATA:
Gross Billings:
  Interactive (3).............  $   11,960   $   31,589   $   71,571   $  176,587   $  485,899   $   84,514   $  178,560
  Advertising &
    Communications............     391,158      672,187      881,809      843,955      877,755      255,292      226,323
  eResourcing (4).............     146,475      187,516      223,063      295,133      391,637       95,845      107,762
  Executive Search............     127,893      168,107      195,268      173,558      178,399       39,007       31,489
  Directional Marketing.......     466,230      497,848      520,129      532,258      545,584      133,175      129,726
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Gross Billings..........  $1,143,716   $1,557,247   $1,891,840   $2,021,491   $2,479,274   $  607,833   $  673,860
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========
Total operating expenses as a
  percentage of commissions
  and fees....................        99.5%        85.9%        91.1%        97.2%        92.7%        95.6%        97.0%
Number of employees...........       4,451        6,292        7,097        7,432        9,500        8,892        9,885
Number of offices.............         201          268          321          330          320          311          321

                                                           DECEMBER 31,
                                  --------------------------------------------------------------   MARCH 31,
                                     1996         1997         1998         1999         2000         2001
                                  ----------   ----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..................   $354,942     $495,248     $542,209    $  642,645   $1,248,274   $1,257,631
Current liabilities.............    347,156      449,584      475,215       626,800      852,804      853,202
Total assets....................    543,694      822,012      933,873     1,098,765    1,991,843    2,014,492
Long-term liabilities, less
  current portion of long-term
  debt..........................    105,083      167,574      178,594       136,933       81,163       65,702
Minority interests..............      3,705          431          509            --           --           --
Redeemable preferred stock......      2,000           --           --            --           --           --
Total stockholders' equity......     85,750      204,423      279,555       335,032    1,057,876    1,095,588

--------------------------

(1) Special compensation consists of a non-cash, non-recurring charge of approximately $52.0 million for special management compensation in 1996 resulting from the issuance of approximately 7.2 million shares of Common Stock of the Company to stockholders of predecessor companies of the Company in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the principal stockholder of the company and, accordingly, were not considered to have made substantive investments for their minority shares. The CEO bonus for the year ended December 31, 1997 and the year ended December 31, 1998 consist of a mandatory bonus of $375 thousand per quarter payable to Andrew J. McKelvey, the Company's CEO and Principal Stockholder, as provided for in the Principal Stockholder's then existing employment agreement. Receipt of these bonus amounts was permanently waived by the Principal Stockholder, and accordingly, since they were not paid, are also accounted for as a contribution to Additional Paid-in Capital.

(2) Interest expense for 1996 includes a $2.6 million non-cash, non-recurring charge to reflect the exercise of a warrant issued in connection with the Company's financing agreement.

(3) Represents fees earned in connection with recruitment, yellow page and other advertisements placed on the Internet, interactive moving services and employment searches and temporary contracting services sourced through the Internet.

(4) Amounts for temporary contracting are reported net of the costs paid to the temporary contractor.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook," that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH

    Our business has grown rapidly in recent periods. As an example, we completed 39 mergers or acquisitions accounted for as poolings of interests and 61 acquisitions accounted for as purchases from January 1, 1998 through March 31, 2001. This growth of our business has placed a significant strain on our management and operations. Our expansion has resulted, and is expected in the future to result, in substantial growth in the number of our employees. In addition, this growth is expected to result in increased responsibility for both existing and new management personnel and incremental strain on our existing operations, financial and management information systems. Our success depends to a significant extent on the ability of our executive officers and other members of senior management to operate effectively both independently and as a group. If we are not able to manage existing or anticipated growth, our business, financial condition and operating results will be materially adversely affected.

OUR SUCCESS DEPENDS ON THE VALUE OF OUR BRANDS, PARTICULARLY
  MONSTER-REGISTERED TRADEMARK-.COM

    Our success depends on our brands and their value. Our business would be adversely affected if we were unable to adequately protect our brand names, particularly Monster.com. We are also susceptible to others imitating our products, particularly Monster.com, and infringing our intellectual property rights. We may not be able to successfully protect our intellectual property rights, upon which we are materially dependent. In addition, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Imitation of our products, particularly Monster.com, or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenues.

TRADITIONAL MEDIA IS IMPORTANT TO US

    A substantial portion of our total commissions and fees comes from designing and placing recruitment advertisements in traditional media such as newspapers and trade publications. This business constituted approximately 13.3%, 15.0% and 20.2% of our total commissions and fees for the three months ended March 31, 2001 and the years ended December 31, 2000 and 1999, respectively. We also receive a substantial portion of our commissions and fees from placing advertising in yellow page directories. This business constituted approximately 6.1%, 7.6% and 11.1% of total commissions and fees for the three months ended March 31, 2001 and the years ended December 31, 2000 and 1999, respectively. We cannot assure you that the total commissions and fees we receive in the future will equal the total commissions and fees which we have received in the past.

    In addition, new media, like the Internet, may cause yellow page directories and other forms of traditional media to become less desirable forms of advertising media. If we are not able to generate Internet advertising fees to offset any decrease in commissions from traditional media, our business, financial condition and operating results will be materially adversely affected.

WE FACE RISKS RELATING TO DEVELOPING TECHNOLOGY, INCLUDING THE INTERNET

    The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require our continuous improvement in performance, features and reliability of our Internet content, particularly in response to competitive offerings. We cannot assure that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures to modify or adapt our Web sites and services. This could affect our business, financial condition and operating results. New Internet services or enhancements which we have offered or may offer in the future may contain design flaws or other defects that could require expensive modifications or result in a loss of client confidence. Any disruption in Internet access or in the Internet generally could have a material adverse effect on our business, financial condition and operating results.

WE ARE VULNERABLE TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST
  US BY OTHERS

    Successful intellectual property infringement claims against us could result in monetary liability or a material disruption in the conduct of our business. We cannot be certain that our products, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We expect that infringement claims in our markets will increase in number as more participants enter the markets. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit.

COMPUTER VIRUSES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS

    Computer viruses may cause our systems to incur delays or other service interruptions and could damage our reputation and have a material adverse effect on our business, financial condition and operating results. The inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease.

    Internet users can freely navigate and instantly switch among a large number of websites, many of which offer original content. It is difficult for us to distinguish our content and attract users. In addition, many other websites offer very specific, highly targeted content. These sites could have greater appeal than our sites to particular groups within our target audience.

WE FACE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY

    We expect our growth to continue, in part, by acquiring businesses. The success of this strategy depends upon several factors, including:

    - the continued availability of financing;

    - our ability to identify and acquire businesses on a cost-effective basis;

    - our ability to integrate acquired personnel, operations, products and technologies into our organization effectively; and

    - our ability to retain and motivate key personnel and to retain the clients of acquired firms.

    We cannot assure you that financing for acquisitions will be available on terms we find acceptable, or that we will be able to identify or consummate new acquisitions, or manage and integrate our recent or future expansions successfully. Any inability to do so would materially adversely affect our business, financial condition and operating results. We also cannot assure you that we will be able to sustain the rates of growth that we have experienced in the past.

OUR MARKETS ARE HIGHLY COMPETITIVE

    The markets for our services are highly competitive. They are characterized by pressures to:

    - reduce prices;

    - incorporate new capabilities and technologies; and

    - accelerate job completion schedules.

    Furthermore, we face competition from a number of sources. These sources include:

    - national and regional advertising agencies;

    - Internet portals;

    - specialized and integrated marketing communication firms;

    - traditional media companies;

    - executive search firms; and

    - search and selection firms.

    In addition, many advertising agencies and publications have started either to internally develop or acquire new media capabilities, including Internet. We are also competing with established companies that provide integrated specialized services like website advertising services or website design, and are technologically proficient. Many of our competitors or potential competitors have long operating histories, and some may have greater financial, management, technological development, sales, marketing and other resources than we do. In addition, our ability to maintain our existing clients and attract new clients depends to a large degree on the quality of our services and our reputation among our clients and potential clients.

    We have no significant proprietary technology that would preclude or inhibit competitors from entering the online advertising, executive search, recruitment advertising, or yellow page advertising markets. We cannot assure you that existing or future competitors will not develop or offer services and products which provide significant performance, price, creative or other advantages over our services. This could have a material adverse effect on our business, financial condition and operating results.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER

    Our quarterly operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are a result of a variety of factors, including:

    - the timing of acquisitions;

    - the timing of yellow page directory closings, the largest number of which currently occur in the third quarter; and

    - the receipt of additional commissions from yellow page publishers for achieving a specified volume of advertising, which are typically reported in the fourth quarter.

    Generally our quarterly commissions and fees earned from recruitment advertising tend to be highest in the first quarter and lowest in the fourth quarter. Additionally, recruitment advertising commissions and fees tend to be more cyclical than yellow page commissions and fees. To the extent that a significant percentage of our commissions and fees are derived from recruitment advertising, our operating results may be subject to increased cyclicality.

EFFECT OF GLOBAL ECONOMIC FLUCTUATIONS

    Demand for our services is significantly affected by the general level of economic activity in the regions and industries in which we operate. When economic activity slows, many companies hire fewer permanent employees. Therefore, a significant economic downturn, especially in regions or industries where our operations are heavily concentrated, could have a material adverse effect on our business, financial condition and operating results. Further, we may face increased pricing pressures during such periods. There can be no assurance that during these periods our results of operations will not be adversely affected.

WE DEPEND ON OUR CONSULTANTS

    The success of our executive search business depends upon our ability to attract and retain consultants who possess the skills and experience necessary to fulfill our clients' executive search needs. Competition for qualified consultants is intense. We believe that we have been able to attract and retain highly qualified, effective consultants as a result of our reputation and our performance-based compensation system. Consultants have the potential to earn substantial bonuses based on the amount of revenue they generate by:

    - obtaining executive search assignments;

    - executing search assignments; and

    - assisting other consultants to obtain or complete executive search assignments.

    Bonuses represent a significant proportion of consultants' total compensation. Any diminution of our reputation could impair our ability to retain existing or attract additional qualified consultants. Our inability to attract and retain qualified consultants could have a material adverse effect on our executive search business, financial condition and operating results.

OUR CONSULTANTS MAY DEPART WITH EXISTING EXECUTIVE SEARCH CLIENTS

    The success of our executive search business depends upon the ability of our consultants to develop and maintain strong, long-term relationships with clients. Usually, one or two consultants have primary responsibility for a client relationship. When a consultant leaves an executive search firm and joins another, clients that have established relationships with the departing consultant may move their business to the consultant's new employer. The loss of one or more clients is more likely to occur if the departing consultant enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a specific industry or management function. Historically, we have not experienced significant problems in this area. However, a failure to retain our most effective consultants or maintain the quality of service to which our clients are accustomed could have a material adverse effect on our business, financial condition and operating results. Also, the ability of a departing consultant to move business to his or her new employer could have a material adverse effect on our business, financial condition and operating results.

WE FACE RISKS MAINTAINING OUR PROFESSIONAL REPUTATION AND BRAND NAME

    Our ability to secure new executive search engagements and hire qualified professionals is highly dependent upon our overall reputation and brand name recognition as well as the individual reputations of our professionals. We obtain a majority of our new engagements from existing clients or from referrals by existing clients. Therefore, the dissatisfaction of any client could have a disproportionate, adverse impact on our ability to secure new engagements. Any factor that diminishes our reputation or the reputation of any of our personnel could make it more difficult for us to compete successfully for both new engagements and qualified consultants. This could have an adverse effect on our executive search business, financial condition and operating results.

WE FACE RESTRICTIONS IMPOSED BY BLOCKING ARRANGEMENTS

    Either by agreement with clients or for marketing or client relationship purposes, executive search firms frequently refrain, for a specified period of time, from recruiting certain employees of a client, and possibly other entities affiliated with such client, when conducting executive searches on behalf of other clients. This is known as a "blocking" or "off-limits" arrangement. Blocking arrangements generally remain in effect for one or two years following completion of an assignment. The actual duration and scope of any blocking arrangement, including whether it covers all operations of a client and its affiliates or only certain divisions of a client, generally depends on such factors as:

    - the length of the client relationship;

    - the frequency with which the executive search firm has been engaged to perform executive searches for the client; and

    - the number of assignments the executive search firm has generated or expects to generate from the client.

    Some of our executive search clients are recognized as industry leaders and/or employ a significant number of qualified executives who are potential candidates for other companies in that client's industry. Blocking arrangements with a client of this nature, or the awareness by a client's competitors of such an arrangement, may make it difficult for us to obtain executive search assignments from, or to fulfill executive search assignments for, competitors while employees of that client may not be solicited. As our client base grows, particularly in our targeted business sectors, blocking arrangements increasingly may impede our growth or ability to attract and serve new clients. This could have an adverse effect on our executive search business, results of operations and financial condition.

WE FACE RISKS RELATING TO OUR FOREIGN OPERATIONS

    We conduct operations in various foreign countries, including Australia, Belgium, Brazil, Canada, China, France, Germany, India, Ireland, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Singapore, Spain and the United Kingdom. For the three months ended March 31, 2001 and the years ended
December 31, 2000 and 1999, approximately 40%, 40% and 45%, respectively, of our total commissions and fees were earned outside of the United States. Such amounts are collected in the local currency. In addition, we generally pay operating expenses in the corresponding local currency. Therefore, we are at risk for exchange rate fluctuations between such local currencies and the dollar. We do not conduct any significant hedging activities.

    We are also subject to taxation in foreign jurisdictions. In addition, transactions between us and our foreign subsidiaries may be subject to United States and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the United States, and change periodically. The extent, if any, to which we will receive credit in the United States for taxes we pay in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code of 1986, as well as the provisions of any tax treaties which may exist between the United States and such foreign jurisdictions.

    Other risks inherent in transacting foreign operations include changes in applicable laws and regulatory requirements, tariffs and other trade barriers and political instability.

WE DEPEND ON OUR KEY PERSONNEL

    Our continued success will depend to a significant extent on our senior management, including Andrew J. McKelvey, our Chairman of the Board and CEO. The loss of the services of Mr. McKelvey or of one or more key employees could have a material adverse effect on our business, financial condition and operating results. In addition, if one or more key employees join a competitor or form a competing company, the resulting loss of existing or potential clients could have a material adverse effect on our business, financial condition and operating results. If we were to lose a key employee, we cannot assure you that we would be able to prevent the unauthorized disclosure or use of our procedures, practices, new product development or client lists.

WE ARE INFLUENCED BY A PRINCIPAL STOCKHOLDER

    Andrew J. McKelvey beneficially owns all of our outstanding Class B common stock and a large number of shares of our common stock, which together with his Class B common stock ownership represents approximately 45% of the combined voting power of all classes of our voting stock. Mr. McKelvey can strongly influence the election of all of the members of our board. He can also exercise significant influence over our business and affairs. This includes any determinations with respect to mergers or other business combinations, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends with respect to common stock.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT OUR ACQUISITION

    Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

    - discourage potential acquisition proposals;

    - delay or prevent a change in control; and

    - limit the price that investors might be willing to pay in the future for shares of our common stock.

    In particular, our board of directors may issue up to 800,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Our certificate of incorporation and bylaws provide, among other things, for advance notice of stockholder proposals and director nominations.

THERE MAY BE VOLATILITY IN OUR STOCK PRICE

    The market for our common stock has, from time to time, experienced extreme price and volume fluctuations. Factors such as announcements of variations in our quarterly financial results and fluctuations in advertising commissions and fees, including the percentage of our commissions and fees derived from Internet-based services and products could cause the market price of our common stock to fluctuate significantly. Further, due to the volatility of the stock market generally, the price of our common stock could fluctuate for reasons unrelated to our operating performance.

    The market price of our common stock is based in large part on professional securities analysts' expectations that our business will continue to grow and that we will achieve certain levels of net income. If our financial performance in a particular quarter does not meet the expectations of securities analysts, this may adversely affect the views of those securities analysts concerning our growth potential and future financial performance. If the securities analysts who regularly follow our common stock lower their ratings of our common stock or lower their projections for our future growth and financial performance, the market price of our common stock is likely to drop significantly.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION

    As an advertising agency which creates and places print and Internet advertisements, we are subject to Sections 5 and 12 of the FTC Act. These sections regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading, and unfair advertising, and grants the FTC enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies which disseminate prohibited advertisements. Advertising agencies like us are subject to liability under the FTC Act if the agency actively participated in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

    In the event that any advertising that we have created is found to be false, deceptive or misleading, the FTC Act could potentially subject us to liability. The fact that the FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against us.

    In addition, we cannot assure you that other current or new government laws and regulations, or the application of existing laws and regulations will not:

    - subject us to significant liabilities;

    - significantly dampen growth in Internet usage;

    - prevent us from offering certain Internet content or services; or

    - otherwise have a material adverse effect on our business, financial condition and operating results.

WE HAVE NEVER PAID DIVIDENDS

    We currently intend to retain earnings, if any, to support our growth strategy. We do not anticipate paying dividends on our stock in the foreseeable future. In addition, payment of dividends on our stock is restricted by our financing agreement.

                                USE OF PROCEEDS

    TMP will not receive any proceeds from the sale of shares of TMP stock by the selling stockholders.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our stock. We currently anticipate that all future earnings will be retained by TMP to support our growth strategy. Accordingly, we do not anticipate paying cash dividends on our stock for the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, contractual restrictions and general business conditions. Our financing agreement restricts the payment of dividends on our stock.

                          PRICE RANGE OF COMMON STOCK

    Our stock is quoted on the Nasdaq National Market under the ticker symbol "TMPW." The stock was initially offered to the public on December 12, 1996 at $7.00 per share. The following table sets forth for the periods indicated the high and low reported closing sale prices per share for our stock as reported by Nasdaq. Effective February 29, 2000, a 2-for-1 stock split in the form of a stock dividend was paid, the share and per share amounts set forth in this section have been retroactively restated to give effect to the stock split.

YEAR ENDING DECEMBER 31, 2001                                    HIGH               LOW
-----------------------------                              ----------------   ----------------
First Quarter............................................  $          66.38   $          36.44

Second Quarter (through May 18, 2001)....................  $          57.66   $          30.63

YEAR ENDING DECEMBER 31, 2000                                    HIGH               LOW
-----------------------------                              ----------------   ----------------
First Quarter............................................  $          92.38   $          60.00

Second Quarter...........................................  $          78.25   $          49.13

Third Quarter............................................  $          84.75   $          64.81

Fourth Quarter...........................................  $          82.38   $          53.06

YEAR ENDING DECEMBER 31, 1999                                    HIGH               LOW
-----------------------------                              ----------------   ----------------
First Quarter............................................  $          34.94   $          19.50

Second Quarter...........................................  $          44.69   $          21.50

Third Quarter............................................  $          32.81   $          22.06

Fourth Quarter...........................................  $          80.15   $          25.00

    There were approximately 2,277 stockholders of record of our Common Stock on May 18, 2001. On May 18, 2001, the last reported sale price of our stock as reported by Nasdaq was $54.18.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected consolidated financial information set forth below as of December 31, 2000 and 1999 and for the three years in the period ended
December 31, 2000 has been derived from TMP's audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated information with respect to the Company's financial position as of December 31, 1998 has been derived from TMP's audited consolidated balance sheet as of December 31, 1998, not included herein. The selected consolidated financial information set forth below as of December 31, 1997 and 1996 and for the two years ended December 31, 1997 has been derived from our unaudited consolidated financial statements which are not included in this prospectus. The selected consolidated financial data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 has been derived from TMP's unaudited quarterly consolidated condensed financial statements which are included elsewhere in this prospectus, which reflect the effects, on a retroactively restated basis, of the First Quarter 2001 Mergers, and which in the opinion of TMP's management, have been prepared in accordance with generally accepted accounting principles on a basis consistent with the audited consolidated financial statements including all normal recurring adjustments necessary for a fair presentation of the financial information. The results for the three months ended March 31, 2001 are not necessarily indicative of future results. The following financial information should be read in conjunction with TMP's consolidated financial statements and related notes thereto and TMP's consolidated condensed financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The Other Data presented below has not been audited.

                                                                                                     THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                         ------------------------------------------------------   -------------------
                                           1996       1997       1998       1999        2000        2000       2001
                                         --------   --------   --------   --------   ----------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Commissions and fees...................  $458,146   $628,121   $771,838   $908,955   $1,291,737   $284,237   $362,825
Operating expenses:
  Salaries & related...................   263,039    352,485    442,511    512,554      667,398    160,420    190,698
  Office & general.....................   127,341    164,443    192,156    216,826      287,428     68,623     81,537
  Marketing & promotion................     8,459     13,986     30,229     75,780      161,367     30,042     54,382
  Merger & integration.................        --         --     22,412     63,054       64,604      8,674     20,193
  Restructuring........................        --         --      3,543      2,789           --
  Amortization of intangibles..........     4,786      6,963     11,281     12,894       16,536      3,822      5,225
  Special compensation and CEO
    bonus(1)...........................    52,019      1,500      1,250         --           --         --         --
Total operating expenses...............   455,644    539,377    703,382    883,897    1,197,333    271,581    352,035
Operating income.......................     2,502     88,744     68,456     25,058       94,404     12,656     10,790
Other income (expense):
  Interest income (expense), net(2)....   (14,769)   (10,725)   (13,659)   (14,126)      20,710      1,377      5,223
  Other, net...........................      (326)     1,386     (2,095)    (2,889)      (1,095)        91     (2,006)
Income (loss) before provision for
  income taxes, minority interests and
  equity in earnings (losses) of
  affiliates...........................   (12,593)    79,405     52,702      8,043      114,019     14,124     14,007
Provision for income taxes.............    11,479     23,936     17,426      8,424       57,602      7,694      8,418
Net income (loss) applicable to common
  and Class B common stockholders......   (25,185)    55,017     34,852       (788)      56,859      6,511      5,770
Net income (loss) per common and
  Class B common share:
  Basic................................  $  (0.36)  $   0.67   $   0.40   $  (0.01)  $     0.56   $   0.07   $   0.05
  Diluted..............................  $  (0.36)  $   0.66   $   0.39   $  (0.01)  $     0.53   $   0.06   $   0.05
Weighted average shares outstanding:
  Basic................................    70,009     81,668     87,449     90,152      101,413     99,495    105,688
  Diluted..............................    70,009     82,945     89,305     90,152      107,903    107,406    110,725

                                                                                                       THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                         ENDED MARCH 31,
                                   --------------------------------------------------------------   -------------------
                                      1996         1997         1998         1999         2000        2000       2001
                                   ----------   ----------   ----------   ----------   ----------   --------   --------
                                       (IN THOUSANDS, EXCEPT NUMBER OF EMPLOYEES AND OFFICES)
OTHER DATA:
Gross Billings:
  Interactive (3)................  $   11,960   $   31,589   $   71,571   $  176,587   $  485,899   $ 84,514   $178,560
  Advertising & Communications...     391,158      672,187      881,809      843,955      877,755    255,292    226,323
  eResourcing (4)................     146,475      187,516      223,063      295,133      391,637     95,845    107,762
  Executive Search...............     127,893      168,107      195,268      173,558      178,399     39,007     31,489
  Directional Marketing..........     466,230      497,848      520,129      532,258      545,584    133,175    129,726
                                   ----------   ----------   ----------   ----------   ----------   --------   --------
Total Gross Billings.............  $1,143,716   $1,557,247   $1,891,840   $2,021,491   $2,479,274   $607,833   $673,860
                                   ==========   ==========   ==========   ==========   ==========   ========   ========
Total operating expenses as a
  percentage of commissions and
  fees...........................        99.5%        85.9%        91.1%        97.2%        92.7%      95.6%      97.0%
Number of employees..............       4,451        6,292        7,097        7,432        9,500      8,892      9,885
Number of offices................         201          268          321          330          320        311        321

                                                           DECEMBER 31,
                                  --------------------------------------------------------------   MARCH 31,
                                     1996         1997         1998         1999         2000         2001
                                  ----------   ----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..................   $354,942     $495,248     $542,209    $  642,645   $1,248,274   $1,257,631
Current liabilities.............    347,156      449,584      475,215       626,800      852,804      853,202
Total assets....................    543,694      822,012      933,873     1,098,765    1,991,843    2,014,492
Long-term liabilities, less
  current portion of long-term
  debt..........................    105,083      167,574      178,594       136,933       81,163       65,702
Minority interests..............      3,705          431          509            --           --           --
Redeemable preferred stock......      2,000           --           --            --           --           --
Total stockholders' equity......     85,750      204,423      279,555       335,032    1,057,876    1,095,588

--------------------------

(1) Special compensation consists of a non-cash, non-recurring charge of approximately $52.0 million for special management compensation in 1996 resulting from the issuance of approximately 7.2 million shares of Common Stock of the Company to stockholders of predecessor companies of the Company in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the principal stockholder of the company and, accordingly, were not considered to have made substantive investments for their minority shares. The CEO bonus for the year ended December 31, 1997 and the year ended December 31, 1998 consist of a mandatory bonus of $375 thousand per quarter payable to Andrew J. McKelvey, the Company's CEO and Principal Stockholder, as provided for in the Principal Stockholder's then existing employment agreement. Receipt of these bonus amounts was permanently waived by the Principal Stockholder, and accordingly, since they were not paid, are also accounted for as a contribution to Additional Paid-in Capital.

(2) Interest expense for 1996 includes a $2.6 million non-cash, non-recurring charge to reflect the exercise of a warrant issued in connection with the Company's financing agreement.

(3) Represents fees earned in connection with recruitment, yellow page and other advertisements placed on the Internet, interactive moving services and employment searches and temporary contracting services sourced through the Internet.

(4) Amounts for temporary contracting are reported net of the costs paid to the temporary contractor.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE CONSOLIDATED FINANCIAL STATEMENTS AND THE QUARTERLY CONSOLIDATED CONDENSED FINANCIAL STATEMENTS OF THE COMPANY APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    During the period of January 1, 2000 through December 31, 2000, we consummated mergers with the following companies (the "2000 Mergers") in transactions that provided for the exchange of all of the outstanding stock of each entity for a total of 10,721,054 shares of TMP common stock:

                                                                                     NUMBER OF
ENTITY                                 BUSINESS SEGMENT         ACQUISITION DATE   SHARES ISSUED
------                           ----------------------------   ----------------   -------------
HW Group PLC...................  eResourcing                    February 16,
                                                                2000                   715,769
Microsurf, Inc.................  Monstermoving.com              February 16,
                                                                2000                   684,462
Burlington Wells, Inc..........  eResourcing                    February 29,
                                                                2000                    52,190
Illsley Bourbonnais............  Executive Search               March 1, 2000          246,702
System One Services, Inc.......  eResourcing                    April 3, 2000        1,022,257
GTR Advertising................  Advertising & Communications   April 4, 2000           54,041
Virtual Relocation.com, Inc....  Monstermoving.com              May 9, 2000            947,916
Business Technologies Ltd......  Monster.com                    May 17, 2000           205,703
Simpatix, Inc..................  Monster.com                    May 31, 2000           155,480
Rollo Associates, Inc..........  Executive Search               May 31, 2000           110,860
Web Technology Partners,         Monster.com
  Inc..........................                                 May 31, 2000           623,892
Rich, Gardner & Associates,      Advertising & Communications
  Ltd..........................                                 August 31, 2000         43,535
Stratascape, Inc...............  eResourcing                    August 31, 2000        311,978
Cashback2.com, Inc.............  Monstermoving.com              November 1, 2000        90,750
Jobtrak Corporation............  Monster.com                    November 7, 2000     3,333,060
SPEC Group Holdings, Inc.......  eResourcing                    December 6, 2000       357,782
People.com Consultants, Inc....  eResourcing                    December 8, 2000     1,764,677

    The transactions for the above acquired entities were accounted for as poolings of interests. As a result, the balance sheet, and statements of income
(loss), comprehensive income (loss) and cash flows are presented as if the combining companies had been consolidated for all periods presented. In addition, the consolidated statements of stockholders' equity reflect our accounts as if the additional common stock issued in connection with each of the aforementioned combinations had been issued for all periods when each of the related companies had issued shares and for the amounts that reflect the exchange ratios of the 2000 Mergers. Our consolidated balance sheets as of December 31, 2000 and 1999 have been combined with those of the 2000 Mergers, all as of December 31, 2000 and 1999, except for the following: Illsley Bourbonnais, for which the balance sheet as of January 31, 2000 has been combined with ours as of December 31, 1999 and Business Technologies Ltd. ("BTL"), for which the balance sheet as of July 31, 1999 is combined with ours as of December 31, 1999.

    The consolidated statements of income (loss) combine our results for each year in the three year period ended December 31, 2000 with those of the 2000 Mergers all for the same periods except for the following: Illsley Bourbonnais, for which the statements of income (loss) for the years ended January 31, 2000 and 1999 are included in the statements of income (loss) for the years ended December 31, 1999 and 1998, respectively; BTL, for which the statements of income (loss) for the years ended July 31, 1999 and 1998 are included in the statements of income (loss) for the years ended December 31, 1999 and 1998, respectively; and HW Group PLC ("HW"), for which the statement of income (loss) for the year ended March 31, 1999 is included in the statement of income (loss) for the year ended December 31, 1998.

    The results of Illsley Bourbonnais for the month ended January 31, 2000 are included in both the consolidated statements of income (loss) for the years ended December 31, 2000 and 1999. Therefore, the following amounts have been included in both periods: (a) commissions and fees of $1.0 million and (b) net income of $285 thousand, with no impact on net income (loss) per share. Additionally, due to immateriality, the results of BTL for the period August 1, 1999 through December 31, 1999 of $314 thousand, in commissions and fees and $50 thousand, in net income have not been included in the consolidated statement of income (loss) for the year ended December 31, 1999 because the results of BTL for the fiscal year ended July 31, 1999 were combined with our consolidated statement of income (loss) for the year ended December 31, 1999. In addition, the results of HW, for the three months ended March 31, 1999 are included in the consolidated statements of income (loss) in both years ended December 31, 1999 and 1998, and the effects on both periods on (a) commissions and fees was $11.1 million, (b) net income was $1.9 million and (c) diluted earnings per share was $0.02.

    During the period of January 1, 2001 through March 31, 2001, we consummated mergers with the following companies (the "First Quarter 2001 Mergers") in transactions that provided for the exchange of all of the outstanding stock of each entity for a total of 1,193,339 shares of TMP common stock and accounted for as poolings of interests.

                                                                                          NUMBER OF
ENTITY                                       BUSINESS SEGMENT        ACQUISITION DATE   SHARES ISSUED
------                                 ----------------------------  ----------------   -------------
JWG Associates, Inc..................  Advertising & Communications  March 1, 2001         809,558
Management Solutions, Inc............  eResourcing                   March 30, 2001        383,781

    The quarterly consolidated condensed financial statements as of March 31, 2001 and for the three months then ended include the effect of the First Quarter 2001 Mergers.

    The Company's consolidated condensed financial statements have been retroactively restated as of December 31, 2000 and for the three months ended March 31, 2000 to reflect the First Quarter 2001 Mergers as if the combining companies had been consolidated for all periods presented. As a result, the balance sheet, and statements of operations, comprehensive loss and cash flows are presented as if the combining companies had been consolidated for all periods presented. In addition, the consolidated statement of stockholders' equity reflects the accounts of TMP as if the additional common stock issued in connection with these mergers had been outstanding for all periods presented. However, the historical consolidated financial statements of the Company as of December 31, 2000 and 1999 and for the three years in the period ended
December 31, 2000, included separately herein, have not been restated to reflect the First Quarter 2001 Poolings.

    ALL AMOUNTS REFERRED TO BELOW REFLECT THE AMOUNTS DISCLOSED IN THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2000 AND THE QUARTERLY CONSOLIDATED CONDENSED FINANCIAL STATEMENTS AS OF MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Founded in 1967, TMP Worldwide, Inc. ("TMP" or the "Company"), now with more than 9,500 employees in 32 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, one of the world's largest Executive Search and Executive Selection agencies. TMP, headquartered in New York, is also the parent company of Monster.com-Registered Trademark-, the leading global career portal on the Web, the world's largest Yellow Pages advertising agency, and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies.

    Our Interactive growth is attributable to increased sales of our Internet products, expansion of our Interactive businesses into certain European countries, migration of our traditional businesses to the Internet and the addition of new Interactive services such as Monstermoving(sm).com (www.monstermoving.com). Monster.com is the leading global career portal on the Web with over 25 million unique visits per month as of April 2001 per Nielson I/Pro. The Monster.com global network consists of local language and content sites in the United States, Canada (French and English), United Kingdom, Ireland, France, Germany, the Netherlands, Belgium, Spain, Luxembourg, Italy, Australia, New Zealand, Singapore, India and Hong Kong.

    A substantial part of our growth over the last three years in Advertising & Communications and eResourcing has been achieved through acquisitions accounted for as purchases. For the period January 1, 1998 through March 31, 2001, for all segments, we completed 61 such acquisitions, with estimated annual gross billings of approximately $285 million. Given the significant number of acquisitions affecting the periods presented, the results of operations from period to period may not necessarily be comparable.

    Gross billings refers to billings for advertising placed on the Internet, in newspapers and telephone directories by our clients, and associated fees for related services. In addition, Executive Search fees, selection fees, and net fees from temporary contracting services are also part of gross billings. Gross billings for recruitment advertising and yellow page advertising placed by our Advertising & Communications and Directional Marketing businesses respectively, are not included in our consolidated financial statements because they include a substantial amount of funds that are collected from our clients but passed through to publishers for advertisements. However, the trends in gross billings in these two segments directly impact the commissions and fees that they earn because, for these segments, we earn commissions based on a percentage of the media advertising purchased at a rate established by the related publisher. We also earn associated fees for related services; such amounts are also included in gross billings. Publishers and third party websites typically bill us for the advertising purchased and we in turn bill our clients for this amount and retain a commission. Generally, the payment terms for Directional Marketing clients require payment to us prior to the date payment is due to the publishers. The payment terms with Advertising & Communications clients typically require payment when payment is due to publishers. Historically, we have not experienced substantial problems with unpaid accounts.

    Commissions and fees related to our Interactive businesses are derived from:

    - job postings and access to the resume database and related services delivered via the Internet, primarily our own website, www.monster.com;

    - searches for permanent and temporary employees, at the executive and professional levels, and related services conducted through the Internet;

    - Internet advertising services provided to our Directional Marketing clients;

    - Custom website development, providing both creative content and technical expertise with a focus on employer-employee relationships;

    - the providing of interactive advertising services and technologies, which allow advertisers to measure and track sales, repeat traffic and other key statistics to enable such advertisers to greatly reduce costs, while driving only the most qualified users to their web sites; and

    - interactive advertising, sponsorships and referral fees, primarily on our own website, www.monstermoving(sm).com.

    - resume response management, which is the gathering, reviewing, and short listing of resumes sent in response to a specific job posting.

    Monstermoving.com (www.monstermoving.com) provides important relocation information and services and mortgage lender information to those planning to move. According to independent research conducted by Media Metrix for the month of April 2001, Monstermoving.com had an average of 4.3 page views per user and a 1.6% reach, for a power ranking of 6.9 (page views multiplied by reach). Monthly unique visitors to Monstermoving.com were 1.6 million in April 2001 and viewers stayed an average of 3 minutes. According to the U.S. Census Department 1997 Study, approximately 20% of the general U.S. population is relocating at any point in time and we believe that these additional relocation services will be highly valued by Monster.com's audience and customer base as well as others who are planning to move.

    Monstermoving.com was launched in October 2000, and prior to that date conducted business through the individual properties that we acquired in 2000, primarily Virtual Relocation.com, Inc. and Microsurf, Inc., which were accounted for as poolings of interests. It is already one of the Internet's most comprehensive providers of moving-related analytical tools, and features information that addresses the entire relocation process. This information includes new residence listings, community maps, education summaries, mortgage quotes, moving quotes, insurance quotes, address and utility change services, and home repair and maintenance information.

    Monstermoving.com is directly accessible to Monster.com's large base of consumer traffic through URL links and promotions on Monster.com. In addition, the cross-selling of Monstermoving.com's services has started with our other divisions and will provide an important new advertising venue for moving-related clients, particularly in the Directional Marketing division, where over 30% of our revenues are derived from the moving services industry, including van lines, truck rentals and home services.

    For Advertising & Communications in the U.S., publisher commissions historically average 15% of recruitment advertising gross billings. We also earn fees from related services such as campaign development and design, retention and referral programs, resume screening, brochures and other collateral services, research and other creative and administrative services. Outside of the U.S., where, collectively, we derive the majority of our Advertising & Communications commissions and fees, our commission rates for recruitment advertising vary, historically ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom.

    We believe that our eResourcing and Executive Search services are helping to broaden the universe of both job seekers and employers who utilize Monster.com. Through the use of Monster.com, Advertising & Communications, eResourcing and Executive Search, we believe that we can accommodate all of our clients' employee recruitment needs, which is our "Intern to CEO" strategy.

    eResourcing offers placement services for executives and professionals in permanent and temporary positions, including specific short-term projects. This business focuses on mid-level professionals or executives, those who typically earn between $50,000 and $150,000 annually, and provides these services primarily in the U.S, Europe, Australia, New Zealand, and Hong Kong.

    Executive Search offers an advanced and comprehensive range of services aimed at finding the appropriate senior executive for our clients. Such senior executives typically earn in excess of $150,000 annually. Our specialized services include identification of candidates, competence measurement, assessment of candidate/company cultural fit and transaction negotiation and closure.

    Our Directional Marketing division designs and executes yellow page advertising, receiving an effective commission rate from directory publishers which historically approximated 20% of yellow page advertising gross billings. However, due to reductions in commission rates by the publishers and higher discounts provided to clients, the rate declined to 16.9% for the three months ended March 31, 2001 and 19.0% in 1999, 17.9% in 2000. In addition to base commissions, certain yellow pages publishers pay incentive commissions for increased annual volume of advertising placed by advertising agencies. We typically recognize these additional commissions, if any, in the fourth quarter when it is certain that such commission has been earned. In the fourth quarters of 2000, 1999 and 1998 the Company recognized $1.5 million, $0.1 million and $0.9 million, respectively. However, due to overly aggressive sales volume objectives set by the publishers, the Company does not foresee earning these incentive commissions in the future.

RESULTS OF OPERATIONS

    The following table sets forth our gross billings, commissions and fees, commissions and fees as a percentage of gross billings, EBITDA and cash flow information. The amounts reported for the years ended December 31 are derived from the consolidated financial statements of the Company for the three years in the period ended December 31, 2000 and as of December 31, 2000 and 1999 included elsewhere herein. The amounts for the three months ended March 31 are derived from the quarterly consolidated condensed financial statements of the Company for the three months ended March 31, 2001 and 2000 and as of March 31, 2001 included elsewhere herein.

                                                                                                     THREE MONTHS
                                                                                                         ENDED
                                                                 YEAR ENDED DECEMBER 31,               MARCH 31,
                                                           ------------------------------------   -------------------
                                                              1998         1999         2000        2000       2001
                                                           ----------   ----------   ----------   --------   --------
                                                                                 (IN THOUSANDS)
GROSS BILLINGS:
Interactive(1)...........................................  $   71,571   $  176,587   $  485,899   $ 84,514   $178,560
Traditional Sources:
  Advertising & Communications...........................     881,809      843,955      877,755    255,292    226,323
  eResourcing(2).........................................     223,063      295,133      391,637     95,845    107,762
  Executive Search.......................................     195,268      173,558      178,399     39,007     31,489
  Directional Marketing..................................     520,129      532,258      545,584    133,175    129,726
                                                           ----------   ----------   ----------   --------   --------
Total....................................................  $1,891,840   $2,021,491   $2,479,274   $607,833   $673,860
                                                           ==========   ==========   ==========   ========   ========
COMMISSIONS AND FEES:
Interactive(1)...........................................  $   64,858   $  158,215   $  435,183   $ 74,228   $156,582
Traditional Sources:
  Advertising & Communications...........................     183,393      183,938      193,951     53,327     48,425
  eResourcing(2).........................................     221,864      292,231      386,666     94,375    104,372
  Executive Search.......................................     195,268      173,277      178,399     39,007     31,489
  Directional Marketing..................................     106,455      101,294       97,538     23,300     21,957
                                                           ----------   ----------   ----------   --------   --------
Total....................................................  $  771,838   $  908,955   $1,291,737   $284,237   $362,825
                                                           ==========   ==========   ==========   ========   ========

COMMISSIONS AND FEES AS A PERCENTAGE OF GROSS BILLINGS:
Interactive(1)...........................................       90.6%        89.6%        89.6%      87.8%      87.7%
Traditional Sources:
  Advertising & Communications...........................       20.8%        21.8%        22.1%      20.9%      21.4%
  eResourcing(2).........................................       99.5%        99.0%        98.7%      98.5%      96.9%
  Executive Search.......................................      100.0%        99.8%       100.0%     100.0%     100.0%
  Directional Marketing..................................       20.5%        19.0%        17.9%      17.5%      16.9%
Total....................................................       40.8%        45.0%        52.1%      46.8%      53.8%
EBITDA(3)................................................  $  104,740   $   69,885   $  156,369   $ 27,797   $ 25,379
Cash provided by operating activities....................  $   73,460   $  104,211   $  187,391   $(46,126)  $ 50,129
Cash used in investing activities........................  $  (85,709)  $  (63,343)  $ (191,486)  $(31,493)  $(46,002)
Cash provided by (used in) financing activities..........  $   32,023   $  (56,281)  $  509,964   $541,703   $ (9,802)
Effect of exchange rate changes on cash and cash
  equivalents............................................  $     (158)  $     (754)  $   (1,501)  $ (1,463)  $ (3,334)

------------------------------

(1) Represents fees earned in connection with recruitment, yellow page and other advertisements placed on the Internet, interactive moving services and employment searches and temporary contracting services sourced through the Internet.

(2) Amounts for temporary contracting are reported net of the costs paid to the temporary contractor.

(3) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about our ability to meet our future debt service, capital expenditures and working capital requirements and is one of the measures which determines our ability to borrow under our credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity.

    EBITDA for the indicated periods is calculated as follows:

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                                 YEAR ENDED DECEMBER 31,            MARCH 31,
                                                              ------------------------------   -------------------
                                                                1998       1999       2000       2000       2001
                                                              --------   --------   --------   --------   --------
                                                                                 (IN THOUSANDS)
Net income (loss)...........................................  $ 34,852   $  (788)   $ 56,859   $ 6,511    $ 5,770
Interest (income) expense, net..............................    13,659    14,126     (20,710)   (1,377)    (5,223)
Income tax expense..........................................    17,426     8,424      57,602     7,694      8,418
Depreciation and amortization...............................    38,803    48,123      62,618    14,969     16,414
                                                              --------   -------    --------   -------    -------
EBITDA......................................................  $104,740   $69,885    $156,369   $27,797    $25,379
                                                              ========   =======    ========   =======    =======

THE THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED
  MARCH 31, 2000

    Gross billings for the three months ended March 31, 2001 were $673.9 million, an increase of $66.1 million or 10.9% as compared to gross billings of $607.8 million for the three months ended March 31, 2000. This increase in gross billings resulted primarily from organic growth in our Interactive and eResourcing businesses, as well as acquisitions, primarily in eResourcing, and was partially offset by the effects of the slower U.S. economy and declines in foreign currency translation rates.

    Total commissions and fees for the three months ended March 31, 2001 were $362.8 million, an increase of $78.6 million or 27.6% versus $284.2 million for the three months ended March 31, 2000.

    Interactive commissions and fees include fees earned in connection with recruitment, yellow page and other advertisements placed on the Internet, interactive moving services and employment searches and temporary contracting services sourced through the Internet. Interactive commissions and fees were $156.6 million for the three months ended March 31, 2001, an increase of $82.4 million or 110.9% over the same period in 2000. Of the $156.6 million, Monster.com contributed $129.2 million, Monstermoving.com contributed
$3.6 million, eResourcing contributed $12.1 million, Advertising & Communications contributed $10.2 million and Directional Marketing contributed $1.5 million.

    Monster.com's continued organic growth resulted in commissions and fees of $129.2 million for the three months ended March 31, 2001, a 110.5% increase over the $61.4 million reported in the first quarter of 2000. The increase in Monster.com's commissions and fees reflects the continued acceptance of our Interactive products and services by our clients and Internet users, our continued expansion into the Europe and Asia-Pacific markets, and the benefit of Monster.com's marketing initiatives. Monstermoving.com also exhibited strong organic growth, as its commissions and fees increased 73% to $3.6 million, from $2.1 million for the same period last year. eResourcing and Advertising & Communication with increases of $9.7 million and $4.3 million, respectively, also contributed to TMP's Interactive gains.

    Advertising & Communications total commissions and fees, including its interactive business were $58.6 million for the first quarter of 2001, a 1.0% decrease from $59.2 million for the first quarter of 2000. Advertising & Communications' decline in newspaper job placement advertising was almost completely offset by the combined increases in interactive job postings, resume response management and creative services such as employee communications and retention programs. Commissions and fees in Advertising & Communications traditional operations were $48.4 million for the first quarter of 2001, down from $53.3 million in the first quarter of 2000, a decline of 9.2%. In comparison, the Conference Board reported a year-on-year decline in its Help Wanted Index of 20.5% for this same period. The Company's relative out-performance of the industry reflects its growing market share resulting from its diversified products, its reduced dependency on newspaper advertising, and the strength of its international operations. The division's contribution to total Company Interactive commissions and fees increased significantly to $10.2 million, up 72.6% over the prior year period of $5.9 million.

    eResourcing continued to grow by targeted acquisitions and by capitalizing on both the power of the Internet and the Monster.com resume database. As a result, commissions and fees for the division, including its interactive business, increased to $116.5 million, up 20.3% from $96.8 million for the same period last year. eResourcing's traditional business generated $104.4 million in commission and fees during the first quarter, up 10.6% from $94.4 million reported in the first quarter of last year. eResourcing continued to gain market share in North America and Europe, utilizing select acquisitions to create a platform for growth in new markets and practice areas. During the quarter, eResourcing contributed $12.1 million to the total Company's Interactive commissions and fees, up 391.3% over the same period last year.

    Executive Search commissions and fees of $31.5 million in the first quarter of 2001 were down 19.3% from $39.0 million in the first quarter of 2000, reflecting the impact of the slowing U.S. economy. Despite near-term challenges, Executive Search continues to focus on building a core team of top recruiters across a variety of disciplines. During the first quarter of 2001, the Company hired several key industry sector leaders to further build out the geographic and sector diversity of Executive Search.

    Directional Marketing commissions and fees, including Interactive business, were $23.4 million for the first quarter of 2001, down 9.0% from the $25.7 million reported in the first quarter of 2000, as the division continued to be affected by reduced publisher commissions and higher client discounts and was also affected by a shift in Yellow Pages directory closings to the second quarter.

    Total operating expenses for the three months ended March 31, 2001 were $352.0 million, compared with $271.6 million for 2000. The increase of $80.4 million or 29.6% is due primarily to acquisitions accounted for as purchases and internal growth in interactive operations, especially at Monster.com. Consequently, $24.3 million of increased marketing and promotion, primarily for the Monster.com brand, and $11.5 million in merger and integration costs related to business combinations accounted for as poolings of interests and the integration of such businesses.

    Salaries and related costs for the three months ended March 31, 2001 were $190.7 million or 52.6% of total commissions and fees, compared with $160.4 million or 56.4% of total commissions and fees for the same period in 2000. The increase of $30.3 million or 18.9% is primarily due to increased staff for the expansion of our Interactive operations, especially Monster.com, internal growth in eResourcing and acquisitions accounted for as purchases in our Advertising & Communications and eResourcing divisions.

    Office and general expenses for the three months ended March 31, 2001 were $81.5 million or 22.5% of total commissions and fees, compared with $68.6 million or 24.1% of commissions and fees for the same period in 2000. The increase of $12.9 million or 18.8% is partially due to acquisitions and organic growth, for our Interactive and eResourcing operations, partially offset by reductions in expenses for Directional Marketing due to improved efficiencies.

    Marketing and promotion expenses increased $24.4 million to $54.4 million for the three months ended March 31, 2001 from $30.0 million for the three months ended March 31, 2000. The 81.0% increase was due primarily to increased marketing for our Interactive operations, particularly Monster.com and Monstermoving.com, which the Company launched in October 2000.

    Merger and integration expenses reflect costs incurred as a result of pooling of interests transactions and the planned integration of such companies. For the three months ended March 31, 2001, merger and integration costs were $20.2 million, an increase of $11.5 million or 132.8%, compared with $8.7 million for the same period in 2000. The 2001 amount includes office integration costs, the write-off of fixed assets that will not be used in the future, separation pay, professional fees, and employee stay bonuses to certain key personnel of the merged companies. The after tax effect of these charges on diluted net income per share is $(0.13) and $(0.07) for the three months ended March 31, 2001 and 2000, respectively.

    Amortization of intangibles was $5.2 million for the three months ended March 31, 2000 compared to $3.8 million for the three months ended March 31, 2000. The increase is due to our continued growth through acquisitions. As a percentage of total commissions and fees, amortization of intangibles was 1.4% and 1.3% for the three months ended March 31, 2001 and 2000, respectively.

    As a result of all of the above, operating income for the three months ended March 31, 2001 was $10.8 million, a decrease of $1.9 million or 14.7% from $12.7 million for the comparable period in 2000.

    Net interest income was $5.2 million for the three months ended March 31, 2001 compared to $1.4 million in 2000. The increase of $3.8 million primarily reflects the investing of the proceeds from our February 2000 follow-on offering for a full quarter and positive cash flow from operations for the year-on-year period, partially offset by higher interest expense in the 2001 period related to acquisition notes payable.

    Other expenses, net were $2.0 million for the three months ended March 31, 2001 compared with a profit of $100 thousand for the three months ended
March 31, 2000. The $2.0 million charge primarily reflects a $1.2 million write down in carrying value of a long term investment and $700 thousand in foreign currency translation losses.

    Taxes on income for the three months ended March 31, 2001 were $8.4 million on a $14.0 million pretax profit, compared with a tax expense of $7.7 million on a $14.1 million pretax profit for the three months ended March 31, 2000. The increase of $0.7 million is due to the effect of higher tax rates in the U.S. where TMP is profitable, and lower tax rates in certain countries where TMP incurred losses, substantially offset by a higher portion of deductible expenses related to merger and integration costs from pooling of interests transactions. The tax charge in each period also reflects benefits from profits of certain pooled entities whose earnings were not taxed at the corporate level prior to their merger with TMP.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $5.8 million for the three months ended
March 31, 2001, or $0.05 per diluted share compared with $6.5 million or $0.06 per diluted share for the prior period.

THE YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

    Gross billings for the year ended December 31, 2000 were $2,479.3 million, an increase of $457.8 million or 22.6% as compared to gross billings of $2,021.5 million for the year ended December 31, 1999. This increase in gross billings resulted primarily from organic growth in our Interactive and Executive Search businesses, and acquisitions in Advertising & Communications and eResourcing.

    Total commissions and fees for the year ended December 31, 2000 were $1,291.7 million, an increase of $382.7 million or 42.1% versus $909.0 million for the twelve months ended December 31, 1999. Interactive commissions and fees increased $277.0 million or 175.1% to $435.2 million for the twelve months ended December 31, 2000, from $158.2 million for the twelve months ended December 31, 1999, reflecting an increased acceptance of our Interactive products and services by our clients and Internet users, our continued expansion into the Europe and Asia-Pacific markets, and the benefit of Monster.com's marketing initiatives.

    The Advertising & Communications division reported traditional recruitment advertising commissions and fees of $194.0 million for the twelve months ended December 31, 2000 compared to $183.9 million for the year ended December 31, 1999, an increase of 5.4%. This reflects 4.0% growth in traditional billings, primarily related to increased client activity and publisher price increases for help-wanted advertisements placed in newspapers, and increased fees for creative and other value-added services. In addition, the division's contribution to total company interactive commissions and fees increased to $31.8 million for the year ended December 31, 2000 compared to $13.4 million for the comparable twelve month period.

    eResourcing commissions and fees increased 32.3% to $386.7 million for the twelve months ended December 31, 2000 compared to $292.2 million for the year ended December 31, 1999, again reflecting the strong global labor market and resulting demand for permanent and contract professional employees, particularly in mid-level management and information technology positions.

    Executive Search commissions and fees were $178.4 million for the twelve months ended December 31, 2000 an increase of 3.0% from $173.3 million for the year ended December 31, 1999, also reflecting the strong labor market, demand for senior executive positions, and an increase in average billings per consultant. The average number of consultants in 2000 was 194, down from 268 in 1999.

    Directional Marketing commissions and fees decreased 3.7% to $97.5 million for the twelve months ended December 31, 2000 versus $101.3 million for the year ended December 31, 1999, reflecting substantially reduced commissions paid by publishers and the effect of higher discounts for certain clients, partially offset by a year-end 2000 incentive bonus of $1.5 million paid by a yellow pages publisher.

    Total operating expenses for the year ended December 31, 2000 were $1,197.3 million, compared with $883.9 million for 1999. The increase of $313.4 million or 35.5% is due primarily to acquisitions and internal growth, including an additional $154.8 million in salary and related expenses, $70.6 million in office and general expense, and $85.6 million of increased marketing and promotion primarily for the Monster.com brand.

    Salaries and related costs for the year ended December 31, 2000 were $667.4 million or 51.7% of total commissions and fees, compared with $512.6 million or 56.4% of total commissions and fees for the same period in 1999. The increase of $154.8 million or 30.2% is primarily due to increased staff for the expansion of our Interactive operations, especially Monster.com, and acquisitions accounted for as purchases in our Advertising & Communications and eResourcing divisions.

    Office and general expenses for the year ended December 31, 2000 were $287.4 million or 22.3% of total commissions and fees, compared with $216.8 million or 23.9% of commissions and fees for the same period in 1999. The increase of $70.6 million or 32.6% is partially due to acquisitions and higher costs for our Interactive operations, partially offset by reductions in expenses for the Directional Marketing and Advertising & Communications businesses due to improved efficiencies there.

    Marketing and promotion expenses increased $85.6 million to $161.4 million for the year ended December 31, 2000 from $75.8 million for the year ended December 31, 1999, a 112.9% increase due primarily to increased marketing for our Interactive operations, especially Monster.com.

    Merger and integration expenses for the year ended December 31, 2000 were $64.6 million, an increase of $1.5 million or 2.5%, compared with $63.1 million for the same period in 1999. Costs incurred were a result of pooling of interests transactions that occurred during the respective years and the planned integration of such companies. In 2000 and 1999, merger and integration expense consists primarily of office integration costs, the write-off of fixed assets which will not be used in the future, separation pay, professional fees, and employee stay bonuses to certain key personnel of the merged companies. Merger and integration expense for the year ended December 31, 1999 also includes reserves for the effects of uncollectible search fees as a result of the loss of executive search consultants and non-cash compensation expense related to the accelerated vesting of employee stock and stock option grants. The after tax effect of these charges on diluted net income (loss) per share is $(0.49) and $(0.47) for the year ended December 31, 2000 and 1999, respectively.

    There were no restructuring charges for the year ended December 31, 2000, compared with $2.8 million for the year ended December 31, 1999. The 1999 charges relate to LAI Worldwide Inc.'s ("LAI") plan, prior to its merger with TMP, to significantly curtail the operations of its international offices in London and Hong Kong. These charges include $0.5 million for the write-off of leasehold improvements and fixed assets, $1.3 million for severance benefits payable to 24 employees, and $1.0 million for consolidation of facilities related to the restructuring.

    Amortization of intangibles was $16.5 million for the year ended
December 31, 2000 compared to $12.9 million for the year ended December 31, 1999. The increase is due to our continued growth through acquisitions. As a percentage of total commissions and fees, amortization of intangibles was 1.3% and 1.4% for the years ended December 31, 2000 and 1999, respectively.

    As a result of all of the above, operating income for the year ended December 31, 2000 was $94.4 million, an increase of $69.3 or 276.7% from $25.1 million for the comparable period in 1999.

    Net interest income was $20.7 million for the year ended December 31, 2000 compared to net interest expense of $14.1 million in 1999. The change primarily reflects interest income received on the net cash proceeds from our February 2000 follow-on stock offering, and positive cash flow for the year. Additionally, our borrowing rate was 8.8% for the year ended December 31, 2000 compared with 10.8% for the year ended December 31, 1999.

    Taxes on income for the year ended December 31, 2000 were $57.6 million on a $114.0 million pretax profit, compared with a tax expense of $8.4 million on a $8.0 million pretax profit for the year ended December 31, 1999. The increase of $49.2 million reflects the higher pretax profit in the year ended December 31, 2000. In addition, in each period the provision reflects expenses that are not tax deductible. Such expenses are primarily related to merger costs from pooling of interests transactions and amortization of intangible assets. The tax charge in each period also reflects benefits from profits of certain pooled entities whose earnings were not taxed at the corporate level prior to their merger with TMP.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $56.9 million for the year ended December 31, 2000, or $0.53 per diluted share. This represents an increase of $0.54 per diluted share or 101.9% on a per share basis, despite an additional
17.8 million more diluted shares, compared to the net loss of $788,000 or $0.01 per diluted share the comparable 1999 period.

THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    Gross billings for the year ended December 31, 1999 were $2,021.5 million, a net increase of $129.7 million or 6.9% from $1,891.8 million for the year ended December 31, 1998. This increase in gross billings resulted primarily from organic growth in our Interactive, eResourcing and Directional Marketing divisions as well as acquisitions in eResourcing.

    Total commissions and fees for the year ended December 31, 1999 were $909.0 million, an increase of $137.2 million or 17.8% from $771.8 million for the year ended December 31, 1998. Interactive commissions and fees for the year ended December 31, 1999 were $158.2 million, an increase of 143.9% or $93.3 million as compared with $64.9 million for the year ended December 31, 1998. This increase in Interactive commissions and fees is due to: (i) an increasing acceptance of our Interactive services and products from existing clients, new clients and Internet users, (ii) the benefits of Monster.com's marketing campaign, (iii) increases in the services and content available on our websites, (iv) expansion into certain European markets and (v) price increases on certain products.

    Advertising & Communications commissions and fees of $183.9 million for the year ended December 31, 1999 were virtually flat compared with $183.4 million for the year ended December 31, 1998, reflecting reduced billings due to lower volume of help-wanted advertisements placed in newspapers and a loss of business in the Asia-Pacific Region, offset by substantial reductions in client discounts and increased ancillary services in North America and an increase in business in Europe.

    eResourcing commissions and fees were $292.2 million, up $70.3 million or 31.7% from $221.9 million for the period ended December 31, 1998, due primarily to organic growth in selection services in Australia and Continental Europe and in temporary contracting operations. The increase in temporary contracting reflects an increase in the number of contractors placed, particularly information technology personnel and executives, which have higher margins than general and support staff.

    Executive Search commissions and fees were $173.3 million, a decrease of $22.0 million or 11.3% from $195.3 million for the comparable year of 1998, due primarily to a loss of consultants, as anticipated, at LAI and TASA Holding AG ("TASA"), which resulted from the merger and integration of these companies.

    Directional Marketing commissions and fees were $101.3 million for the year ended December 31, 1999, a decrease of $5.2 million or 4.8% from $106.5 million for the year ended December 31, 1998, reflecting substantially reduced commission rates and year-end incentives paid by publishers and the effects of higher discounts for certain clients offset, in part by the benefits from higher gross billings, internal growth and acquisitions.

    Total operating expenses for the year ended December 31, 1999 were $883.9 million compared with $703.4 million for same period in 1998. The increase of $180.5 million or 25.7% is due to increases of $70.1 million in salary and related costs, $40.7 million in merger and integration costs related to mergers accounted for as poolings of interests, $45.6 million in marketing and promotion expenses primarily to support Monster.com and $24.6 million in office and general expenses.

    Salaries and related costs for the year ended December 31, 1999 were $512.6 million or 56.4% of total commissions and fees, compared with $442.5 million or 57.3% of total commissions and fees for the same period in 1998. The increase of $70.1 million or 15.8% is primarily due to increased staff for the expansion of our Interactive operations, especially Monster.com, and acquisitions accounted for as purchases in eResourcing.

    Office and general expenses for the year ended December 31, 1999 were $216.8 million or 23.9% of total commissions and fees, compared with $192.2 million or 24.9% of commissions and fees for the same period in 1998. The increase of $24.6 million or 12.8% is primarily due to acquisitions and higher costs for our Interactive operations, partially offset by reductions in expenses for the Directional Marketing and Advertising & Communications businesses due to improved efficiencies.

    Marketing and promotion expenses increased $45.6 million to $75.8 million for the year ended December 31, 1999 from $30.2 million for the year ended December 31, 1998, a 150.7% increase due to increased spending to promote Monster.com.

    Merger and integration costs for the year ended December 31, 1999 were $63.1 million compared with $22.4 million for the same period in 1998 an increase of $40.7 million or 181.3%. This increase primarily resulted from the pooling of interests transactions that occurred during the year ended
December 31, 1999 and the planned integration of such companies and is comprised of: (i) $32.5 million of office integration costs, which include the closing of excess leased facilities, the write-off of fixed assets which will not be used in the future and a reserve for the effect, after reduction for related compensation, of uncollectible search fees recorded as a result of a loss of executive search consultants, (ii) $9.6 million for separation pay and accelerated vesting of employee stock and stock option grants, both in accordance with pre-existing contractual change in control provisions and
(iii) $3.6 million more of transaction related costs, which include legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the transactions, partially offset by $5.0 million less for employee stay bonuses paid primarily with TMP shares and options to certain key personnel of the merged companies. Approximately
$24.1 million of the $63.1 million are non-cash charges. The after tax effect of these charges on diluted net income (loss) per share is $(0.47) and $(0.19) for the year ended December 31, 1999 and 1998, respectively.

    Restructuring charges for the year ended December 31, 1999 were $2.8 million or, on an after tax basis, $(0.02) per diluted share, compared with $3.5 million or $(0.02) per diluted share on an after tax basis for the year ended December 31, 1998. These charges relate to LAI's closing of its London and Hong Kong offices prior to LAI's merger with TMP. These charges include
$0.5 million for the write-off of leasehold improvements and fixed assets, $1.3 million for severance benefits payable to 24 employees, and $1.0 million for consolidation of facilities related to the restructuring.

    As a result of the above, operating income for the year ended December 31, 1999 decreased $43.4 million or 63.4% to $25.1 million from $68.5 million for the comparable period in 1998.

    Net interest expense was $14.1 million for the year ended December 31, 1999 compared to $13.7 million for the year ended December 31, 1998. The effects of lower interest rates and borrowing costs in 1999, resulting from the amended and restated financing agreement entered into on November 5, 1998, were offset by increased borrowings and interest expense of pooled companies.

    Taxes on income for the year ended December 31, 1999 were $8.4 million on a $8.0 million pretax profit, compared with a tax expense of $17.4 million on a $52.7 million pretax profit for the year ended

December 31, 1998. The decrease of $9.0 million reflects the lower pretax profit in the year ended December 31, 1999. In addition, in each period the provision reflects expenses that are not tax deductible. Such expenses are primarily related to merger costs from pooling of interests transactions and amortization of intangible assets. The tax charge in each period benefited from profits of certain pooled entities whose earnings were not taxed at the corporate level prior to their merger with TMP.

    As a result of all of the above, the net loss applicable to common and Class B common stockholders for the year ended December 31, 1999 was $788,000 or $0.01 per diluted share, a decrease of $0.40 per diluted share or 102.6% on a per share basis from the net income of $34.9 million or $0.39 per diluted share for the comparable 1998 period.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal capital requirements have been to fund (i) acquisitions,
(ii) working capital, (iii) capital expenditures and (iv) marketing and development of our Interactive businesses. Our working capital requirements are generally higher in the quarters ending March 31 and June 30, during which periods the payments to the major yellow page directory publishers are at their highest levels. We have met our liquidity needs over the last three years through (a) funds provided by operating activities, (b) equity offerings,
(c) long-term borrowings and (d) capital leases. On January 27, 2000, in connection with our third public offering, we issued an aggregate of 8,000,000 shares of common stock at a purchase price of $77 5/16 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Salomon Smith Barney, Deutsche Bank Securities, Inc., Paine Webber Incorporated and U.S. Bancorp Piper Jaffrey, Inc. The offering was completed in February 2000. The net proceeds from this offering were $594.2 million, and approximately $82.0 million was used to pay down debt on the Company's credit line.

    The Company invests its excess cash predominantly in commercial paper and overnight deposits that are highly liquid, of high-quality investment grade, and have maturities of less than three months with the intent to make such funds readily available for operating, acquisition and strategic equity investment purposes. Despite an aggressive acquisition and related capital expenditure program, at March 31, 2001, the Company had cash and cash equivalents totaling $563.3 million, compared to $572.1 million at December 31, 2000 and $67.7 million and $83.9 million at December 31, 1999 and 1998, respectively.

    CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

    For the three months ended March 31, 2001, cash provided by operating activities of $50.1 million was primarily attributable to net income of $5.8 million, depreciation and amortization of $16.4 million, provisions for doubtful accounts of $4.4 million, a tax benefit from the exercise of stock options of $3.6 million, common stock issued for matching contributions to 401(k) plan and employee stay bonuses of $2.6 million, a provision for deferred income taxes of $9.1 million, a decrease in accounts receivable of $36.7 million, a decrease in prepaid expenses and other assets of $14.6 million and an increase in deferred commissions and fees of $4.6 million. These increases were offset by a decrease in accrued expenses and other liabilities of $47.7 million.

    For the three months ended March 31, 2000, cash used in operating activities of $46.1 million was primarily due to an increase in accounts receivable of $70.3 million, an increase in work-in-process, prepaid expenses and other assets of $10.8 million and a decrease in accounts payable, accrued expenses and other liabilities of $15.7 million, partially offset by net income of $6.5 million, depreciation and amortization of $15.0 million, provisions for doubtful accounts of $7.2 million, common stock issued for matching contributions to 401(k) plan and employee stay bonuses of $1.1 million, a tax benefit from the exercise of stock options of $5.5 million and an increase in deferred commissions and fees of $12.7 million.

    For the year ended December 31, 2000, cash provided by operating activities of $187.4 million was primarily attributable to net income of $56.9 million, depreciation and amortization of $62.6 million, provisions for doubtful accounts of $26.0 million, common stock issued for matching contributions to

401(k) plan and employee stay bonuses of $11.3 million, a tax benefit from the exercise of stock options of $17.4 million, a provision for deferred income taxes of $17.7 million, an increase in deferred commissions and fees of $78.7 million, and an increase in accrued expenses and other liabilities of $11.1 million. These increases were partially offset by an increase in prepaid expenses and other assets of $43.6 million, an increase in accounts receivable of $49.7 million, a gain on the disposal of fixed assets of $0.6 million and the effect of pooled companies earnings included in more than one period of $0.3 million. The increase in deferred commissions and fees relates principally to the significant growth of Monster.com.

    For the year ended December 31, 1999, cash provided by operating activities of $104.2 million was primarily due to depreciation and amortization of $48.1 million, provisions for doubtful accounts of $14.8 million, a loss on the disposal of fixed assets of $12.1 million, common stock issued for matching contributions to 401(k) plan and employee stay bonuses of $7.9 million, a tax benefit from the exercise of stock options of $11.9 million, minority interests and other of $0.4, pooled companies losses included in more than one period of $1.9 million, an increase in deferred commissions and fees of $57.2 million, and an increase in accrued expenses and other liabilities of $62.7 million. These increases were partially offset by a net loss of $0.8 million, a benefit for deferred income taxes of $4.1 million, an increase in accounts receivable of $91.6 million, and an increase in work-in-process, prepaid and other of $16.3 million.

    For the year ended December 31, 1998, cash provided by operating activities of $73.5 million was primarily attributable to net income of $34.9 million, depreciation and amortization of $38.8 million, provisions for doubtful accounts of $6.7 million, a net loss on the disposal of fixed assets of $2.9 million, common stock issued for matching contributions to 401(k) plan and employee stay bonuses of $9.3 million, waived CEO bonus of $1.3 million, tax benefits from the exercise of stock options of $0.4 million, minority interests and other of $0.1 million, pooled company earnings excluded from the period presented of $0.9 million, an increase in deferred commissions and fees of $7.9 million and an increase in accounts payable, accrued expenses and other liabilities of $15.9 million. These increases were partially offset by a benefit for deferred income taxes of $1.6 million, pooled companies earnings included in more than one period of $3.2 million, an increase in accounts receivable of $24.9 million and prepaid expenses and other assets of $15.9 million.

    EBITDA was $25.4 million for the three months ended March 31, 2001, a decrease of $2.4 million or 8.7% from $27.8 million for the three months ended March 31, 2000.

    EBITDA was $156.4 million for the year ended December 31, 2000, an increase of $86.5 million or 123.8% from $69.9 million for the year ended December 31, 1999. The increase primarily reflects, increases for the 2000 period over the prior period of $69.3 million in operating income and $14.5 million in depreciation and amortization costs. As a percentage of commissions and fees, EBITDA increased to 12.1% for the year ended December 31, 2000 as compared with 7.7% for the year ended December 31, 1999. The higher percent reflects the general increase in commissions and fees for the 2000 period and an increase in operating margins, primarily at Monster.com and our Advertising & Communications, eResourcing and Executive Search segments. EBITDA was $69.9 million for the year ended December 31, 1999, a decrease of $34.8 million or 33% from $104.7 million for the year ended December 31, 1998. As a percentage of total commissions and fees, EBITDA decreased to 7.7% for the year ended December 31, 1999 from 13.6% for the year ended December 31, 1998. The lower percentage reflected the increase in merger & integration and restructuring costs, which were 7.2% and 3.4% of commissions and fees for the 1999 and 1998 periods, respectively.

    CASH USED IN INVESTING ACTIVITIES

    Cash used in investing activities was $46.0 million for the three months ended March 31, 2001, as a result of payments for purchases of businesses, net of cash acquired of $21.2 million, capital expenditures of $18.2 million and purchases of long-term investments of $6.6 million. Capital expenditures were generally comprised of purchases of computer hardware and software as well as leasehold improvements as the Company continues to upgrade systems and infrastructure to support its acquisitions. Cash used in investing activities was $31.5 million for the three months ended March 31, 2000, primarily as a result of payments for purchases of businesses, net of cash acquired of $12.1 million and capital expenditures of $19.8 million.

    Cash used in investing activities was $191.5 million for the year ended December 31, 2000, primarily as a result of payments for purchases of businesses, net of cash acquired of $112.6 million and capital expenditures of $78.9 million. Capital expenditures were generally comprised of purchases of computer hardware and software as well as leasehold improvements related to leased facilities as the Company upgraded systems and infrastructure to support its acquisitions. Cash used in investing activities was $63.3 million for the year ended December 31, 1999, primarily as a result of payments for purchases of businesses, net of cash acquired of $28.6 million and capital expenditures of $44.1 million, offset by proceeds from the sales of fixed assets, short term investments and other assets of $9.4 million. Cash used in investing activities was $85.7 million for the year ended December 31, 1998 primarily as a result of payments for purchases of businesses, net of cash acquired of $47.7 million, capital expenditures of $36.2 million and advances by pooled entities to officers and affiliates and other investments of $3.2 million, offset by proceeds from the sales of fixed assets and short term investments of $1.4 million.

    We estimate that our expenditures for computer equipment and software, furniture and fixtures and leasehold improvements will be approximately $60 million to $70 million for the year ended December 31, 2001, before considering any 2001 acquisitions.

    CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

    Cash used in financing activities was $9.8 million for the three months ended March 31, 2001 primarily due to net payments under our line of credit, long-term debt and capitalized lease obligations of $16.6 million, partially offset by the issuance of common stock pursuant to stock option exercises of $6.8 million. For the three months ended March 31, 2000, cash provided by financing activities of $541.7 million, primarily due to proceeds from our follow-on stock offering of $595.8 million and the issuance of common stock pursuant to stock option exercises of $12.3 million, partially offset by net payments under our line of credit, long-term debt and capital lease obligations of $57.6 million and dividends paid by pooled companies of $8.8 million.

    Cash provided by financing activities was $510.0 million for the year ended December 31, 2000 primarily due to proceeds from our follow-on stock offering of $595.7 million and the issuance of Common Stock pursuant to stock option exercises of $33.3 million, partially offset by net payments under our line of credit, long-term debt and capital lease obligations of $91.7 million and dividends paid by pooled companies of $27.3 million. For the year ended
December 31, 1999, cash used in financing activities of $56.3 million was due primarily to net payments under our line of credit, long-term debt and capitalized lease obligations of $56.6 million, redemption of minority interests by a pooled company of $2.0 million and dividends paid by pooled companies of $24.8 million, offset by cash received from the exercise of employee stock options of $19.0 million and net proceeds from the issuance of Common Stock of $8.2 million. For the year ended December 31, 1998, cash provided by financing activities of $32.0 million was due primarily to proceeds from pooled companies' follow-on offerings of common stock of $49.1 million, net borrowings under our line of credit, long-term debt and capital lease obligations of $5.9 million, and cash received from the exercise of employee stock options of $1.5 million, offset by dividends paid by pooled companies of $24.4 million.

    At March 31, 2001, we had a $185 million committed line of credit from our primary lender pursuant to a revolving credit agreement expiring November 4, 2003. Of such line, at March 31, 2001, approximately $152.9 million was unused and accounts receivable is sufficient to allow for the draw-down of the entire amount. Our current interest rate under the agreement is LIBOR plus 50 basis points. In addition, we had secured lines of credit aggregating $18.8 million for our operations in Australia, New Zealand, France, Belgium, Germany and Italy, of which approximately $16.1 million was unused at March 31, 2001.

    Part of our acquisition strategy is to pay, over time, a portion of the purchase price of certain acquisitions through seller financed notes. Accordingly, such notes are included in long-term debt, are generally payable over five years and totaled approximately $15.7 million at March 31, 2001. We intend to continue our acquisition strategy and the marketing and promotion of our Interactive businesses through the use of cash and cash equivalents, operating profits, issuance of additional shares of our common stock, borrowings against our long-term debt facility and seller financed notes. We believe that our cash and cash equivalents, anticipated cash flow from operations, and the availability of funds under our existing financing agreements will provide us with sufficient liquidity to meet our current and foreseeable cash needs.

RECENT ACCOUNTING PRONOUNCEMENTS

    During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which had an initial adoption date by the Company of January 1, 2000. During the second quarter of 1999, the FASB postponed the adoption date of SFAS No. 133 until January 1, 2001. The FASB further amended SFAS No. 133 in June 2000. SFAS No. 133 requires that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive earnings, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in other comprehensive earnings will be reclassified as earnings in the periods in which earnings are affected by the hedged item. The adoption of this statement did not have a significant impact on the Company's results of operations, financial position or cash flows.

    In 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which became effective in the fourth quarter of 2000. The adoption of SAB No. 101 did not have a material effect on the Company's financial statements.

    In 2000, the Emerging Issues Task Force ("EITF") of the FASB issued EITF Issue No. 00-2, "Website Development Costs," which established guidelines for accounting for website development costs and became effective for quarters beginning after June 30, 2000. The adoption of EITF Issue No. 00-2 did not have a significant effect on the Company's financial statements.

BUSINESS OUTLOOK

    TMP continues to believe that due to its market-leading portfolio of on-line and off-line services, geographic and client diversification, continued market share gains, and strong balance sheet, it is positioned for solid top-line revenue and bottom-line earnings per share growth in 2001.

    For the full-year 2001, the Company continues to reaffirm its general business outlook as previously provided in the 8-K's filed with the Securities and Exchange Commission. We remain comfortable with the Wall Street analysts' consensus estimate of diluted adjusted earnings per share for the full year 2001 of $1.40, which represents a 43% increase from the adjusted diluted $0.98 for the full year 2000, as restated for pooling of interests transactions closed during the quarter ended March 31, 2001. Considering the seasonal nature of our businesses, on a quarterly basis, we now expect diluted adjusted earnings per share of: $0.30 for the second quarter ended June 30, 2001, $0.45 for the third quarter ended September 30, 2001, and $0.47 for the fourth quarter ending December 31, 2001.

    Consistent with previous guidance, the Company expects Interactive commissions and fees for 2001 to be in the range of $715 million to $735 million. In addition, despite the impact of the economic slowdown on several of the traditional lines of business, specifically, Executive Search and Advertising & Communications, total Company commissions and fees are expected to be in the range of $1.60 billion to $1.62 billion, due to increased growth of the eResourcing division.

    Total operating expenses for 2001, including $19 million to $21 million of amortization of intangibles, and $230 million to $240 million of marketing and promotion expenses, but excluding merger and integration expenses, are expected to remain between 85% and 87% of total Company commissions and fees. The $30 million to $40 million decrease in marketing and promotion expenses versus prior guidance reflects the current buying efficiencies for consumer advertising and the reduced need for brand spending by Monster.com in the U.S. The reduced need for marketing and promotional expenditures reflects Monster.com's dominant market share and the declining number of competitors, resulting from industry consolidation and business failures in the U.S. and Europe. We will use this opportunity to redirect the funds from marketing and promotion to additional staff for product development and to further build the tele-sales and field sales staff for Monster.com, particularly in Europe.

    The Company expects net interest income for the remainder of 2001 to be approximately $4 million per quarter. This is due to significant market interest rate declines combined with the Company's aggressive acquisition strategy, partly offset by the increased profitability of Monster.com and reduced DSO's ("Days Sales Outstanding") across the Company.

FLUCTUATIONS OF QUARTERLY RESULTS

    The Company's Interactive commissions and fees have grown sequentially quarter on quarter over the last three years. However, commissions and fees for its traditional operations are typically highest in the second quarter and lowest in the fourth quarter; however, the cyclical nature of the economy and our clients' employment needs have an overriding impact on our quarterly results. The Company's quarterly commissions and fees are also affected by the timing of yellow page directory closings, which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications, which may have an effect on our quarterly results. Our Directional Marketing results are also affected by commissions and fees earned for volume placements for the year and such amounts, if any, are typically reported in the fourth quarter. Moreover, acquisition activity has had more of an impact on our recently reported quarterly results than any other factor.

    The following table sets forth summary quarterly unaudited financial information for the three months ended March 31, 2001 and 2000 and for the years ended December 31, 2000 and 1999. (in millions, except per share amounts).

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2001            2000*
                                                              -------------   -------------
Commissions and fees:
  Interactive...............................................     $156.6          $ 74.2
  Advertising & Communications..............................       48.4            53.3
  eResourcing...............................................      104.4            94.4
  Executive Search..........................................       31.5            39.0
  Directional Marketing.....................................       21.9            23.3
                                                                 ------          ------
Total commissions and fees..................................     $362.8          $284.2
                                                                 ======          ======
Operating income............................................     $ 10.8          $ 12.7
Net income applicable to common and Class B common
  stockholders..............................................     $  5.8          $  6.5
Net income per common and Class B common share:
  Basic.....................................................     $ 0.05          $ 0.07
  Diluted...................................................     $ 0.05          $ 0.06
Weighted average shares outstanding:
  Basic.....................................................      105.7            99.5
  Diluted...................................................      110.7           107.4

                                                                       2000 THREE MONTHS ENDED
                                                         ---------------------------------------------------
                                                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                         ---------   --------   -------------   ------------
Commissions and fees:
  Interactive..........................................   $ 74.1      $ 97.0       $122.0          $142.1
  Advertising & Communications.........................     47.2        49.6         49.4            47.8
  eResourcing..........................................     87.8        98.1        103.7            97.0
  Executive Search.....................................     39.0        48.3         47.9            43.1
  Directional Marketing................................     23.3        23.1         29.3            21.9
                                                          ------      ------       ------          ------
Total commissions and fees.............................   $271.4      $316.1       $352.3          $351.9
                                                          ======      ======       ======          ======
Operating income.......................................   $ 11.6      $ 20.4       $ 35.7          $ 26.7
Net income applicable to common and Class B common
  stockholders.........................................   $  5.6      $ 12.6       $ 26.3          $ 12.4
Net income per common and Class B common share:
  Basic................................................   $ 0.06      $ 0.12       $ 0.26          $ 0.12
  Diluted..............................................   $ 0.05      $ 0.12       $ 0.24          $ 0.11
Weighted average shares outstanding:
  Basic................................................     98.3       101.5        102.3           103.5
  Diluted..............................................    106.2       108.0        109.1           109.3

------------------------

*   Restated to reflect the effects of the First Quarter 2001 Mergers.

                                                                       1999 THREE MONTHS ENDED
                                                         ---------------------------------------------------
                                                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                         ---------   --------   -------------   ------------
Commissions and fees:
  Interactive..........................................   $ 25.7      $ 31.8       $ 43.8          $ 56.9
  Advertising & Communications.........................     47.0        47.7         44.5            44.7
  eResourcing..........................................     62.4        71.0         80.3            78.5
  Executive Search.....................................     41.5        42.7         47.8            41.3
  Directional Marketing................................     23.8        27.2         28.5            21.8
                                                          ------      ------       ------          ------
Total commissions and fees.............................   $200.4      $220.4       $244.9          $243.2
                                                          ======      ======       ======          ======
Operating income.......................................   $  5.0      $ 12.4       $  5.1          $  2.6
Net income (loss) applicable to common and Class B
  common stockholders..................................   $  1.3      $  5.1       $ (1.6)         $ (5.6)
Net income (loss) per common and Class B common share:
  Basic................................................   $ 0.02      $ 0.06       $(0.02)         $(0.06)
  Diluted..............................................   $ 0.01      $ 0.05       $(0.02)         $(0.06)
Weighted average shares outstanding:
  Basic................................................     88.9        90.0         90.2            90.9
  Diluted..............................................     92.6        94.1         90.2            90.9

    Earnings (loss) per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of the quarters may not equal the full year earnings (loss) per share amount, which reflects the weighted average effect on an annual basis. In addition, diluted earnings per share calculations for each quarter include the effect of stock options and warrants, when dilutive to the quarter.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company's primary market risks include fluctuations in interest rates, variability in interest rate spread relationships (i.e., prime to LIBOR spreads) and exchange rate variability. As of March 31, 2001 and December 31, 2000 approximately 39% and 55% of the Company's borrowings relate to a five-year financing agreement with an outstanding principal balances of approximately $32.1 million and $34.9 million, including $25.6 million and $25.8 million reflected as a reduction to accounts receivable and $7.1 million and $7.0 million for letters of credit, respectively. Interest on the outstanding balance is charged based on a variable interest rate related to the Company's choice of (1) the higher of the prime rate or the Federal Funds rate plus 1/2 of 1% or (2) LIBOR plus 50 basis points as specified in the agreement, and is thus subject to market risk in the form of fluctuations in interest rates. The majority of the remainder of the Company's borrowings are in fixed note equipment leases and seller financed notes. The Company does not have any significant trading activity in derivative financial instruments.

    The Company also conducts operations in various foreign countries, including Australia, Belgium, Canada, China, France, Germany, India, Italy, Japan, the Netherlands, New Zealand, Singapore, Spain, and the United Kingdom. For the periods ended March 31, 2001 and December 31, 2000 approximately 40% of our commissions and fees were earned outside the United States and collected in local currency and related operating expenses were also paid in such corresponding local currency. Accordingly, we will be subject to increased risk for exchange rate fluctuations between such local currencies and the dollar. We do not conduct any significant hedging activities.

    The financial statements of the Company's non-U.S. subsidiaries are translated into U.S. dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account, a component of stockholders' equity. During the three months ended March 31, 2001 and the twelve months ended December 31, 2000, the Company had translation losses of $7.4 million and $59.0 million, respectively, primarily attributable to the strengthening of the U.S. dollar against the Australian dollar, the British pound, and the Euro.

                                    BUSINESS

    We have built Monster-Registered Trademark-.com (http://www.monster.com) into the Internet's leading career destination portal. We are the world's largest recruitment advertising agency and one of the world's largest executive search and selection firms. In addition to offering these career solutions, we are the world's largest yellow page advertising agency. We have more than 60,000 clients, including over 90 of the Fortune 100 and over 480 of the Fortune 500 companies.

INDUSTRY OVERVIEW

    INTERACTIVE. The Internet is an increasingly significant global medium for communications, content and commerce. Growth in Internet usage has been fueled by a number of factors, including the availability of a growing number of useful products and services, the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

    The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. Thousands of companies have created corporate websites that feature information about their product offerings. Through the web, Internet content providers are able to deliver timely, personalized content in a manner not possible through traditional media. Internet content can be continuously updated, distributed to a large number of consumers on a real-time basis, and accessed by users at any time. Industry publications indicate that the historical and projected adoption of online/Internet services represents a faster rate of penetration than occurred with traditional media, such as radio, broadcast television and cable television.

    For job seekers, online recruiting can provide the ability to rapidly and more easily build, update and distribute their resumes, conduct job searches and gather information about employers. Online recruiting can also help to reduce the time of a job search by permitting job seekers to define their specific job needs and be contacted automatically when desired jobs become available. Online recruiting is also proving to be attractive to employers and recruiters because online job advertisements can be accessed by job seekers anywhere in the world at anytime and more cost effectively than print media. Forrester Research estimates that online spending by employers for recruitment will grow from $1.2 billion in 2000 to $7.1 billion in 2005.

    THE RECRUITMENT ADVERTISING MARKET. Recruitment advertising traditionally consists of creating and placing recruitment advertisements in the classified advertising sections of newspapers. While the recruitment advertising market has historically been cyclical, during the period of 1995 through 2000, the U.S. market grew at a compound annual rate of approximately 12% according to the Newspaper Association of America. The services provided by recruitment advertising agencies can be complex and range from the design and placement of classified advertisements to the creation of comprehensive image campaigns which internationally "brand" a client as a quality employer. Further, shortages of qualified employees in many industries, particularly in the technology area, have increased the need for recruitment advertising agencies to expand the breadth of their service offerings to effect national and sometimes global recruitment campaigns. For the year ended December 31, 2000, global spending (billings) in the recruitment classified advertisement section of newspapers was approximately $8.7 billion according to the Newspaper Association of America. Agencies which place recruitment classified advertising are paid commission rates historically ranging from approximately 10% in Australia to 15% in the U.S. and the United Kingdom of recruitment advertising placed in newspapers and earn fees for providing additional recruitment services.

    SELECTION AND TEMPORARY CONTRACTING. Mid-market selection finds for clients those professional candidates who typically earn between $50,000 and $150,000. We have developed a suite of products and services which are aimed at this market and seek to predict whether a candidate will be successful in a given role. Temporary contracting supplements our management selection and permanent placement services and allows our clients to quickly respond to staffing needs that are a result of growth or changing business conditions. According to the Staffing Industry Report, the United States temporary staffing market grew from approximately $62 billion in revenue in 1998 to approximately $86 billion in revenue in 2000 and the United States total staffing industry is at more than $140.0 billion. The temporary staffing industry has experienced significant growth in response to the changing work environment. These changes are a result of increasing automation that has resulted and we believe will continue to result in shorter technological cycles, and global competitive pressures. Many employers responded to these challenges by turning to temporary and contract personnel to keep personnel costs variable, help control costs, achieve maximum flexibility, outsource highly specialized skills, and avoid the negative effect of layoffs. We believe fundamental changes in the employer-employee relationship continue to occur, with employers developing increasingly stringent criteria for permanent employees, while moving toward project-oriented temporary and contract hiring.

    EXECUTIVE SEARCH. The market for executive search firms is generally separated into two broad categories: retained executive search firms and contingency executive search firms. Retained executive search firms service their clients' senior management needs by acting in an ongoing client-consultant relationship to actively identify, evaluate, assess and recommend to the client suitable candidates for senior level positions. Retained search firms are generally engaged on an exclusive basis and paid a contractually agreed-to fee. Contingency executive search firms typically do not focus on the senior executives and are generally paid a percentage of the hired candidate's salary only when a candidate is successfully placed with the client. Contingency firms are generally not hired on an exclusive basis and do not focus on the assessment, evaluation or recommendation of a candidate other than to determine if the candidate's resume qualifies him/her for the position. We provide executive search services on a retained basis. Our executive search service identifies senior executive candidates who typically earn in excess of $150,000 annually.

    THE YELLOW PAGE ADVERTISING MARKET. Yellow page directories have been published in the U.S. since at least the 1890's and, traditionally, have been published almost exclusively by telephone utilities. In the early 1980's, due in part to telephone deregulation, independent companies began publishing an increasing number of directories. Currently, approximately 6,000 yellow page directories are published annually by 200 publishers and, in the U.S., many cities with populations in excess of 80,000 are served by multiple directories. The percentage of adults who use the yellow pages has remained relatively constant over the last ten years at over 56%, and such readers consult the yellow pages approximately two times weekly. Accordingly, yellow page directories continue to be a highly effective advertising medium.

    According to the Yellow Page Publishers Association, for the year ended December 31, 2000, total spending on yellow page advertisements in the U.S. was $12.0 billion. Of this amount, approximately $10.0 billion was spent by local accounts and approximately $2.0 billion was spent by national accounts. As those terms are used in the yellow page industry, "local" refers to an advertisement solicited by a yellow page publisher's own sales staff and "national" refers to an advertisement that is placed by an advertising agency and that meets certain criteria specified by the publisher. Local accounts are typically merchants who primarily conduct their business within the geographic area served by the publisher's directories.

    The national account market, which is the client base that we service, consists of companies that sell products or services in multiple markets. Most national accounts use independent advertising agencies to design and implement their yellow page advertising programs to create a consistent brand image and compelling message, to develop an effective media plan and to execute the placement of the advertising at the local level. Agencies which place national advertising are paid commissions by yellow page publishers. The market has grown each year since 1981. During the period of 1990 through 2000, the market has grown at a compound average rate of approximately 6.0%.

OUR CAREER SOLUTIONS

    "INTERN TO CEO" MIGRATION TO INTERACTIVE. We believe that our growth in the career solutions area will continue to come from Monster.com's leadership position combined with additional online growth opportunities from our Advertising & Communications, eResourcing and Executive Search divisions and from the capturing of a greater portion of budgets previously spent by corporations on unassisted recruiting activities.

    MONSTER.COM. Monster.com (http: //www.monster.com), the flagship brand of our Interactive properties, is the nucleus of our "Intern to CEO" strategy. For the three months ended March 31, 2001, Monster.com's gross billings and commissions and fees were $130.1 million and $129.2 million, respectively, and our total Interactive gross billings and commissions and fees were $178.6 million and $156.6 million, respectively.

    Based on experience with our clients, we believe that only 20% to 30% of open job positions are placed using traditional print media. We also believe that online solutions will significantly expand the recruitment advertising market because of their global reach and continuous availability. Furthermore, online advertising is extremely cost effective when compared to other traditional recruitment methods such as print media. Our Interactive recruitment services have been actively marketed since May 1995 and Monster.com was one of the first 500 commercial web sites out of more than 158 million which currently exist.

    According to I/PRO, Monster.com had approximately 25 million visits (the gross number of occasions on which a user looked up a site) in April 2001 with the average length of each visit exceeding 15 minutes. Media Metrix reported that for April 2001, 6.6% of the U.S. Internet population visited Monster.com. In addition, for this month, an average of 30.1 unique pages were viewed by each visitor, resulting in a power ranking of 198.7 (reach of 6.6 multiplied by average page views of 30.1) compared to 50.2 for the next closest company and
173.1 for all 11 of its competitors combined. We believe that the power ranking is significant because, by taking into account reach and page views, it indicates Monster.com's usefulness to and recognition by jobseekers.

    Monster.com allows users to create their own personalized career page, My Monster. Using My Monster, job seekers can store their resumes, cover letters and job applications and create multiple Job Search Agents. They can also track how many times their resume has been viewed by employers. My Monster is at the center of the Monster.com job seeker experience, with over 15.2 million job seeker accounts as of April 2001. Monster.com's Job Search Agent continuously seeks to find the desired job for the job seeker. Job seekers can register for this free service on the site by creating a simple personal profile indicating the industry and location in which they want to work and any job-specific keywords. The Job Search Agent then continually scans the entire Monster.com job database for opportunities that match the requirements and delivers the leads to job seekers' desktops, even while they are offline. As of April 2001, Monster.com contained over 7.3 million Job Search Agent profiles and its resume database contained over 10.0 million resumes which is growing by an average of more than 20,000 resumes daily. Job seekers post their resumes free of charge in a confidential searchable access-restricted database. This database can be searched, using keyword searches, by employers who pay for the service. Job seekers can search Monster.com's database of employment opportunities by location, job category, industry and/or keyword. Keyword searches allow a user to enter specific keywords to match skills, job titles or other requirements. We have also introduced ChiefMonster (http://www.chiefmonster.com) which provides a separate area for senior executives.

    As of April 2001, Monster.com listed more than 475,000 paid postings from clients such as Adecco, Blockbuster Entertainment Inc., Dell Computer Corporation, McDonald's and Procter & Gamble Co.

    We also have developed private label applications of our Interactive products. For example, we adapted Monster.com technology to create for Nortel Networks a database of jobs which resides, through a hyper-link, on the Nortel Networks home page. The search features have the look, feel and ease of use associated with Monster.com while appearing to the user as a seamless part of the Nortel Networks site. We intend to continue to market private label products as a way to increase the size of our databases.

    To attract the maximum amount of traffic to our websites, we intend to continue to develop additional value-added content, while developing strategic alliances with other online content providers. For example, in 1999, we entered into a content and marketing arrangement with America Online, Inc., pursuant to which Monster.com, for the payment of $100 million, is the exclusive provider of career search services in the United States and Canada for four years to over 27 million AOL members across seven AOL properties: AOL, AOL Canada, Compuserve, ICQ, AOL.com, Netscape and Digital City. We believe that this agreement will continue to increase traffic and attract new users to Monster.com.

    In addition to the U.S., Monster.com has been customized, in language and content, for the United Kingdom, Australia, Canada (French and English), the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India and Italy.

    MONSTERMOVING(SM).COM. (http:// www.monstermoving.com) is one of the world's largest online marketplaces for relocation information and services, mortgage lender information and moving-related decision support tools, designed to reduce the time, cost and stress associated with moving. This website provides relocation information on more than 1,500 cities nationwide, and enables users to research real estate or rental properties, check out mortgage and insurance quotes, and compare quotes from moving companies or truck rental companies. Monstermoving.com features everything from home and apartment searches to mortgage and mover quotes, school information, and utility and community resources.

    Visitors can view more than 1.4 million new and existing homes for sale, over 130,000 new homes, models and build to suit plans, and 45,000 rental properties and access more than 1,400 participating lenders covering more than 124 different loan programs for real-time, side-by-side comparisons of mortgage rates. With one of the largest databases of moving companies anywhere, it provides free quotes based on move size, route, and timing. This database includes movers of every type and size: large, small, international, long-distance, local, full-service and self-service. Also available are side-by-side, city-to-city comparisons including cost of living, taxes, home and insurance costs; as well as quality of life factors such as population, crime index, and weather. Mortgage calculators help site visitors predict mortgage costs. Visitors can determine their qualifications for a specific loan, or how a traditional mortgage would differ from a balloon mortgage. To help movers organize and plan their move according to their move date Monstermoving.com's planner features a "to do" list relevant to each week of the user's move cycle (e.g., find a van line mover five weeks prior to the move) and sends automated email reminders to the customer. The Address Express feature allows customers to quickly and simply notify the U.S. Post Office and other organizations of their move date and new address.

    By delivering dynamic content, with site-wide geo-targeting by city, Monstermoving.com customizes information in order to provide people who are moving with a more personalized and meaningful online experience. Relocating visitors can choose a particular location or interest, and Monstermoving.com will supply specific information and resources. The result is a faster, easier way for visitors to access valuable information tailored to their unique needs and interests.

    Revenue is primarily earned from moving and mortgage related businesses' advertisements and customer retention programs, such as change of address services, and from advertisements by other companies. The website is free to the consumer.

    ADVERTISING & COMMUNICATIONS. We entered the recruitment advertising business in 1993 and have expanded this business through organic growth and acquisitions. For the three months ended March 31, 2001, we had recruitment advertising gross billings of $226.3 million and recruitment advertising commissions and fees of $48.4 million. In addition, Interactive commissions and fees earned by this division were $10.2 million. In addition to our worldwide offices, we maintain relationships with unaffiliated agencies throughout the world to further enhance our ability to reach qualified job candidates. We believe that as employers find it more difficult to attract qualified employees, they will increasingly seek out agencies that can implement national and, in some cases, global recruitment strategies. As a full service agency, we offer our clients comprehensive recruitment advertising services including placement of classified advertising and other recruitment and retention related services. We specialize in designing recruitment advertising campaigns for clients in high growth industries and in industries with high employee turnover rates. Furthermore, we continue to increase the amount of business that we do outside of the newspapers, such as response management, development of employer image campaigns, creation of collateral materials, retention programs and other employee communications, and implementation of alternative recruitment programs such as job fairs, employee referral programs and campus recruiting. Such business accounted for approximately 9% of this division's 2000 billings and approximately 21% of its commissions and fees.

    Our task in formulating and implementing a global recruitment advertising program is to design the creative elements of the campaign and to select the appropriate media and/or other recruitment methods. This is done in the context of the client's staffing parameters, which generally include skill requirements, job location and advertising budget. In addition, while executing a given campaign, we will often undertake basic research with respect to demographic profiles of selected geographic areas to assist the client in developing an appropriate overall strategy.

    We have historically found that the strongest recruitment advertising campaigns "brand" the client's image, demonstrate the client's unique selling points and stress the client's employee benefits and corporate culture. Effectively differentiating one employer from another has become particularly important in the technology and healthcare sectors where there is an acute shortage of qualified job candidates. The success of a campaign may depend on whether an organization is seen as sufficiently distinct from its competitors.

    After completing the design of an advertisement's creative elements, we develop an appropriate media plan. Typically, a variety of media is used, including newspapers, trade journals, the Internet, outdoor/transit media, direct mail, radio and television. If we recommend use of newspapers, we may recommend certain newspapers or editions of a particular newspaper which are targeted to a specific demographic segment of the population. We may also recommend a variety of advertisement sizes and vary the frequency with which an advertisement appears.

    After an advertisement is placed, we conduct extensive customer analysis to assure satisfaction, including monitoring the effectiveness of the chosen media. As an example, for a transportation client, we analyzed cost-per-response, cost-per-application and cost-per-hire data for over a dozen media vehicles running in approximately 30 markets in an effort to determine the return on investment of each media vehicle. Our Advertising & Communications division also maintains a quality assurance program for its larger clients which involves formal creative reviews by our clients as well as soliciting client feedback.

    In the U.S., we receive commissions generally equal to 15% of recruitment advertising gross billings. Outside of the U.S., where, collectively, we derive the majority of our recruitment advertising commissions and fees, our commission rates for recruitment advertising vary, ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom. We also earn fees from value-added services such as design, research and other creative and administrative services which resulted in aggregate commissions and fees equal to approximately 22.1% of advertising and communications gross billings for the three months ended March 31, 2001.

    ERESOURCING. Candidates for mid-level management positions are normally attracted by classified advertising or chosen through the use of computerized database files, a process we call "selection", as opposed to the detailed search process used for senior executives. We have enhanced this process through the use of interactive media and resume databases, mainly through Monster.com. We screen and interview applicants prior to providing the client with a short list. Upon acceptance of the short list of suitable candidates, the client then proceeds to interview the selected candidates. The next steps in the process include reference checking, negotiation of an offer, confirmation of acceptance and start date, and performance follow-ups at the end of one and three months.

    For these assignments involving mid-level executives we have also developed a process which is designed to evaluate a person's capacity to perform in a current or future role. It can be used for internal and external candidates and is based on the premise that if the requirements for an individual job are thoroughly understood, it is possible to develop testing protocols which assess and predict a candidate's ability to succeed in a specific position. Tools and exercises include aptitude testing, job simulations, behavioral and situational interviews, leadership and team exercises, group discussions, role plays and work sample tests. The goals of the selection process are to put the right people in the right job, boosting both individual job satisfaction and productivity.

    We also provide temporary contract employees in Australia, New Zealand, the United Kingdom, the United States and Western Europe. The demand for contract employee services was created by organizations' need for flexible work forces with the types of skills required to meet their particular circumstances in a changing market.

    We place qualified executives and professionals in temporary positions, or for specific short term projects. Contractors can be used for emergency support or to complement the skills of a client's core, permanent staff. Contracting can also be linked to our selection services, with the client using a "try before you buy" strategy. The period for the contracting assignment can vary from as little as one day to over 12 months.

    For the three months ended March 31, 2001, eResourcing gross billings and commissions and fees, which are computed after deducting the costs of temporary contractors, were $107.8 million and $104.4 million, respectively. The costs of such temporary contractors was $158.1 million, resulting in traditional gross revenue, of $204.6 million. In addition, Interactive commissions and fees were $12.1 million.

    EXECUTIVE SEARCH. Traditional recruitment and online advertising did not efficiently target the senior executive. Therefore, in order to expand the range of services we offer to our clients, we entered the executive search field in 1998. We currently have 33 executive search offices in 16 countries. In addition, we have developed ChiefMonster, an exclusive marketplace within Monster.com, that pre-screens applicants for senior-level executive positions (VP and above). Approved executives can search for opportunities across a wide range of industries, by location, category and compensation level. Employers and search consultants who use the web site have immediate access to top-quality, pre-screened talent. We believe that our expansion into the executive search field will continue to enable us to attract and service new major clients because we can market ourselves as a full service firm that can accommodate all of our clients' employment and recruitment advertising needs from intern to CEO.

    Our retained executive search process typically targets senior level executives (those earning over $150,000, annually) and includes the following steps:

    - a consultant interviews the client in order to analyze the senior executive position that needs to be filled, the general environment of the client's work place and the character and quality of candidates that have successfully performed as an executive of the client;

    - our consultant then prepares a written synopsis of the position to be filled in order to attract a suitable, qualified, successful candidate;

    - the synopsis is then forwarded to other recruiters in order to assist with the search for a candidate that fits the criteria set forth in the synopsis;

    - a pool of suitable candidates is gathered and the consultants begin to schedule interviews;

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
    - the candidates are then interviewed and analyzed by the consultants to determine if the candidate meets the requisite experience and potential cultural fit outlined by the consultant and the client;

    - reports of the most suitable candidates are prepared by the consultant and presented to the client, who then chooses the candidates to be met;

    - the consultant then organizes a mutually convenient time and place for the client to personally meet and interview such candidates;

    - the consultant will follow up with the successful candidate to obtain any supplemental information needed or requested by the client, including references and other documentary materials; and

    - the consultant then assists the client in structuring and negotiating the final compensation package and other benefits for the hired executive based on all relevant factors researched by the consultant, including industry comparisons, the experience levels of the executive and future trends.

    For the three months ended March 31, 2001, Executive Search gross billings and commissions and fees were $31.5 million.

    DIRECTIONAL MARKETING. We entered the Yellow Page advertising business in 1967 and have grown to become the largest Yellow Page advertising agency in the world, based on gross billings. We have been able to use our 30 plus years of understanding consumers' use of yellow page directories to introduce our clients to other directional advertising media that facilitate a connection between consumers and our clients, such as Direct Response and Interactive. For the three months ended March 31, 2001, this division had gross billings and commissions and fees of $129.7 million and $22.0 million, respectively. This division also generated $1.5 million of interactive commissions and fees.

    There are currently approximately 6,000 yellow page directories in the U.S. Each has a separate closing date for accepting advertisements and one or more of these closings occur on every working day of the year. The steps involved in placing an advertisement are numerous and can take as long as nine months.

    The first step in the process is the formulation of the advertising program's creative elements including illustrations, advertising copy, slogans and other elements which are designed to attract a potential customer's attention. To assess the effectiveness of a proposed campaign, we generally undertake extensive research to determine which alternatives best reach the client's target market. This research typically includes focus group testing and the running of split-run advertisements. Focus group testing involves forming groups of potential customers and gauging their reaction to a variety of potential advertisements. Split-run testing measures the results of specific campaigns by placing more than one version of an advertisement in various editions of the same yellow page directory. By using multiple phone numbers and various monitoring methods, we can then determine which advertisements generate the most effective response.

    After designing an advertising program, we create a media plan which targets our client's customer base in a cost-effective manner. We analyze targeted directories to determine circulation, rate of usage and demographic profile. We then recommend advertisements ranging from a full page to as little as a one line listing. For some of our larger yellow page advertising clients, advertisements are placed in over 3,000 directories.

    To ensure client satisfaction, we maintain an extensive quality control program. Account teams have frequent in-person client contact as well as formal annual creative reviews. We also solicit feedback through client interviews, written surveys and other methods consisting of focus groups made up of yellow page users and yellow page user pollings. The principal aims of this program are client retention and sales growth. We believe our focus on customer service has enabled us to maintain our client retention rate, year to year, in excess of 95%.

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
    In addition to traditional advertising, we offer to our clients a variety of services ranging from managing the maintenance and installation of telephone lines for branch locations to the staffing and operation of fulfillment centers which respond to toll-free calls requesting product brochures and other information. While beyond the typical scope of services provided by an advertising agency, these ancillary services are designed to further integrate us into client processes for the mutual benefit of both parties.

    Our yellow page clients generally determine the content of their advertising programs on a centralized basis. Placement of the advertising, however, requires an extensive local selling and quality control effort because many of our clients are franchisors or manufacturers who are dependent upon franchisees or independent dealers for distribution. The participation of franchisees and dealers in the yellow page program is discretionary and must be solicited at the local level. As an example of the scale of this task, in 2000, we visited or had contact with over half a million individual store locations.

    We have a Yellow Page sales, marketing, Interactive and customer service staff of approximately 990 people to implement this local effort. We believe the size and breadth of this staff, its local client relationships and its databases of client branch locations, franchisors and dealers provide us with a strong competitive advantage in executing the yellow page programs of existing clients. We believe these resources are critical in marketing our services to potential new clients and in marketing and executing our Interactive-based service offerings.

SALES AND MARKETING

    Our sales, marketing and customer service staff is divided into two groups:
(i) new business generation and (ii) existing client relationship maintenance and improvement. We maintain separate sales and marketing staffs for our Monster.com, Monstermoving.com, Advertising & Communications, eResourcing Executive Search and Directional Marketing businesses. In addition to specializing by product, each group is accountable for, and incentivized to, cross-sell our other products. Our Interactive sales staff has targeted our advertising and communications and directional marketing clients to capitalize on the additional services that our Interactive products can cost effectively provide to such clients. In addition to pursuing cross-selling opportunities within our existing client base, each product sales force also designs targeted selling campaigns for potential new clients. We assign a marketing manager to our clients in order to work closely with the client to develop and design the appropriate marketing and advertising campaign. Our customer service representative works closely with the marketing manager and the client to implement the marketing and advertising campaign, evaluate the effectiveness of the campaign and monitor client satisfaction levels.

CLIENTS

    At March 31, 2001, we had more than 60,000 clients, including more than 90 of the Fortune 100 companies and more than 480 of the Fortune 500 companies. Our clients include: The Allstate Corporation, American Home Products Corporation, Arrow Electronics, Inc., AT&T Corp., The Coca-Cola Company, CVS Corporation, Ford Motor Company, GTE Corporation, Hewlett-Packard Company, The Home
Depot, Inc., MCI Worldcom, Inc., Merck & Co., Inc., Mobil Corporation, Morgan Stanley Dean Witter, Motorola, Inc., Sears, Roebuck and Co., Sprint Corporation, Symbol Technologies, Inc. and United Parcel Service, Inc. No one client accounts for more than 10% of our total annual commissions and fees.

COMPETITION

    The markets for our services and products are highly competitive and are characterized by pressure to reduce prices, incorporate new capabilities and technologies, and accelerate job completion schedules.

    We face competition from a number of sources. These sources include national and regional advertising agencies, media companies, as well as specialized and integrated marketing communication firms. Many advertising agencies and media companies have started to either internally develop or acquire

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
new media capabilities. New boutique businesses that provide integrated or specialized services (such as advertising services or website design) and are technologically proficient, especially in the new media arena, are also competing with us. Many of our competitors or potential competitors have long operating histories, and some have greater financial, management, technological, development, sales, marketing and other resources than do we. In addition, our ability to maintain our existing clients and generate new clients depends to a significant degree on the quality of our services, pricing and our reputation among our clients and potential clients.

INTELLECTUAL PROPERTY

    Our success and ability to compete is dependent in part on the protection of our original content for the Internet and on the goodwill associated with our trademarks, trade names, service marks and other proprietary rights. We rely on copyright laws to protect the original content that we develop for the Internet. In addition, we rely on Federal trademark laws to provide additional protection for the appearance of our Internet sites. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to us.

    We also assert common law protection on certain names and marks that we have used in connection with our business activities.

    We rely on trade secret and copyright laws to protect the proprietary technologies that we have developed to manage and improve our Internet sites and advertising services, but there can be no assurance that such laws will provide sufficient protection to us, that others will not develop technologies that are similar or superior to ours, or that third parties will not copy or otherwise obtain and use our technologies without authorization. We have filed patent applications with respect to certain of our software systems, methods and related technologies, but there can be no assurance that such applications will be granted or that any future patents will not be challenged, invalidated or circumvented, or that the rights granted there under will provide us with a competitive advantage. In addition, we rely on certain technology licensed from third parties, and may be required to license additional technology in the future, for use in managing our Internet sites and providing related services to users and advertising customers. Our ability to generate fees from Internet commerce may also depend on data encryption and authentication technologies that we may be required to license from third parties. There can be no assurance that these third party technology licenses will be available or will continue to be available to us on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could have a material adverse effect on our business, financial condition and operating results.

    Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford us little or no effective protection of our intellectual property. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. We anticipate an increase in patent infringement claims involving Internet-related technologies as the number of products and competitors in this market grows and as related patents are issued. Further, there can be no assurance that third parties will not claim that we have misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with our Internet content. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or methods, any of which could have a material adverse effect on our business, financial condition or operating results.

GOVERNMENT REGULATION

    As an advertising agency which creates and places print and Internet advertisements, we are subject to Sections 5 and 12 of the Federal Trade Commission Act (the "FTC Act") which regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading, and unfair advertising, and grants the Federal Trade Commission ("FTC") enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies which disseminate prohibited advertisements. Advertising agencies are subject to liability under the FTC Act if the agency actively participated in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

    In the event that any advertising created by us was found to be false, deceptive or misleading, the FTC Act could potentially subject us to liability. The fact that the FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against us.

    There can be no assurance that other current or new government laws and regulations, or the application of existing laws and regulations, will not subject us to significant liabilities, significantly dampen growth in Internet usage, prevent us from offering certain Internet content or services or otherwise cause a material adverse effect on our business, financial condition or operating results.

EMPLOYEES

    At March 31, 2001, we employed approximately 9,500 people worldwide. Our employees are not represented by a labor union or a collective bargaining agreement. We regard the relationships with our employees as satisfactory.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

    The executive officers, directors and key personnel of the Company are as follows:

NAME                                          AGE                       POSITION
----                                        --------                    --------
Andrew J. McKelvey........................     66      Chairman of the Board, CEO and Director

Thomas G. Collison........................     61      Vice Chairman and Secretary

James J. Treacy...........................     43      Chief Operating Officer, Executive Vice
                                                       President and Director

Paul M. Camara............................     53      Executive Vice President--Creative/Sales/
                                                       Marketing

Jeffrey C. Taylor.........................     40      CEO--TMP Interactive

Andrew R. Banks...........................     49      CEO--eResourcing

Peter Dolphin.............................     54      CEO--Advertising & Communications

Stuart J. McKelvey........................     34      CEO--Directional Marketing

Steven B. Potter..........................     46      CEO--Executive Search

George R. Eisele..........................     64      Executive Vice President of TMP Worldwide
                                                       Direct and Director

Bart W. Catalane..........................     44      Senior Vice President and Chief Financial
                                                       Officer

Myron F. Olesnyckyj.......................     40      Vice President--General Counsel

Michael Kaufman...........................     55      Director

John Swann................................     65      Director

Ronald J. Kramer..........................     42      Director

    Andrew J. McKelvey founded the Company in 1967, and has served as Chairman of the Board and CEO since that time. Mr. McKelvey has a B.A. from Westminster College. Mr. McKelvey was a member of the Board of Directors of the Yellow Page Publishers Association and the Association of Directory Marketing from 1994 through September 1996. Mr. McKelvey is the father of Stuart J. McKelvey.

    Thomas G. Collison joined the Company in February 1977 as Controller. Subsequently, he was named Vice President--Finance; Senior Vice President; Executive Vice President and Chief Financial Officer and, in March 1996, Vice Chairman. Mr. Collison received a B.S. from Fordham University.

    James J. Treacy joined the Company in June 1994 as chief executive officer of the Advertising & Communications Division. In April 1996, Mr. Treacy was named Executive Vice President--Finance and Strategy. In February 1998,
Mr. Treacy, in addition to his then current position, was named to the position of Chief Operating Officer. In September, 1998, Mr. Treacy was named a director. Prior to joining the Company, Mr. Treacy was Senior Vice President--Western Hemisphere Treasurer for the WPP Group USA, Inc. Prior thereto, Mr. Treacy was a corporate officer of the Ogilvy Group Inc. Mr. Treacy received a B.B.A from Siena College and an M.B.A. from St. John's University.

    Paul M. Camara joined the Company in February 1970. Mr. Camara was elected as a Vice President of the Company in 1978 and as a Senior Vice President in 1987. He was named to his current position in April 1996. Mr. Camara received a B.A. from the University of Massachusetts--Dartmouth.

    Jeffrey C. Taylor joined the Company in November 1995. Mr. Taylor was founder and president of Adion, Inc., a recruitment advertising firm, from May 1989 until its purchase by the Company in

November 1995. Mr. Taylor founded The Monster Board(sm) in April 1994. He attended the University of Massachusetts. Mr. Taylor graduated from the Executive M.B.A. (OPM) program at the Harvard Business School in August 1999.

    Andrew R. Banks joined the Company in July 1999 at his current position, following the Company's acquisition of Morgan & Banks Limited ("M&B"). From 1985 until February 1999, Mr. Banks was Joint Managing Director of M&B, an international selection and temporary contracting company headquartered in Australia.

    Peter Dolphin joined the Company in January 1996 as Chairman of the Company's U.K. Advertising & Communications operations. Mr. Dolphin was one of the three founding partners of Moxon, Dolphin & Kerby, a London-based recruitment advertising agency founded in 1976, where he was a Director of the firm until its purchase by the Company in January 1996. In January 1997, Mr. Dolphin was appointed as the Managing Director of the Company's European operations and in July 1999 to his current position. He studied at the City of London University, where he graduated with a Business Studies qualification.

    Stuart J. McKelvey joined Monster.com as a project manager in March 1996 and became a senior project manager in October 1996. He was named to his current position in March 1998. Mr. McKelvey holds a B.A. from Stetson University. Stuart J. McKelvey is the son of Andrew J. McKelvey.

    Steven B. Potter joined the Company in October 1999 at his current position, upon the Company's merger with Highland Search Group L.L.C. ("Highland"). From August 1995 until October 1999, Mr. Potter was Managing Partner and co-founder of Highland, an executive search boutique specializing in financial services. Prior to that, Mr. Potter spent 14 years with Russel Reynolds Associates, Inc., where he last headed the global banking and merchant banking practices and, beginning in 1992, served as a member of the Executive Committee. Mr. Potter is a 1977 graduate of Yale University.

    George R. Eisele joined the Company in 1976, and has been Executive Vice President of TMP Worldwide Direct, the Company's direct response business, since 1989, and a director of the Company since September 1987.

    Bart W. Catalane joined the Company in June 1999 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, from January 1999 to May 1999, Mr. Catalane was Executive Vice President and Chief Financial Officer of ABC's Broadcasting Division, a unit of The Walt Disney Company. Prior to that, Mr. Catalane was Executive Vice President and Chief Financial Officer of the ABC Radio Division from June 1996 to December 1998 and Executive Vice President of the ABC Radio Networks from August 1989 to May 1996. Mr. Catalane is a 1978 graduate of Fairfield University in Connecticut and earned an M.B.A. from Babson College in Wellesley, Massachusetts in 1980.

    Myron F. Olesnyckyj joined the Company in June 1994. From September 1986 through May 1994, Mr. Olesnyckyj was associated with Fulbright & Jaworski L.L.P. and predecessor firms. Mr. Olesnyckyj holds a B.S.F.S. from Georgetown University's School of Foreign Service and a J.D. from the University of Pennsylvania Law School.

    Michael Kaufman has been a director of the Company since October 1997. Until July 1, 2000, Mr. Kaufman was the President of SBC/Prodigy Transition.
Mr. Kaufman previously served as President and CEO of Pacific Bell's Consumer's Market Group. Prior thereto, Mr. Kaufman was the President and CEO of Pacific Bell Communications, a subsidiary of SBC Communications Inc., and from 1993 through April 1997 he was the regional president for the Central and West Texas market area of Southwestern Bell Telephone. Mr. Kaufman holds a B.A. and an M.B.A. from the University of Wisconsin.

    John Swann has been a director of the Company since September 1996. In 1995, Mr. Swann founded Cactus Digital Imaging Systems, Ltd., Canada's largest supplier of electronically produced large format color prints.

    Ronald J. Kramer has been a director of the Company since February 2000. Mr. Kramer has been a managing director of Dresdner, Kleinwort Wasserstein (formerly Wasserstein Perella & Co., Inc.) since July 1999. Prior thereto, Mr. Kramer was the Chairman and CEO of Ladenburg Thalmann Group Inc. and had been employed there for more than the last five years. Mr. Kramer is also a director of Griffon Corporation, Lakes Gaming and New Valley Corporation.

    The Board of Directors has a Compensation Committee charged with recommending to the Board the compensation for the Company's executives and administering the Company's stock option and benefit plans. The Compensation Committee is currently composed of Messrs. Kramer and Kaufman. The Board of Directors also has an Audit Committee charged with recommending to the Board the appointment of independent auditors of the Company, as well as discussing and reviewing, with the independent auditors, the scope of the annual audit and results thereof. The Audit Committee is currently composed of Messrs. Kramer and Kaufman. The Board of Directors also has a Strategy Committee charged with recommending to the Board strategic plans. The Strategy Committee is currently composed of Messrs. Kramer and Kaufman. Finally, the Board of Directors has an Executive Committee which is empowered to act on behalf of the whole Board. The Executive Committee is currently composed of Messrs. McKelvey and Treacy.

DIRECTOR COMPENSATION

    Directors who are full time employees of the Company receive no additional compensation for their services as a director. Each of the Company's non-employee directors receives $15,000 per year for services rendered as a director, plus a per meeting fee of $5,000 for each meeting of the board of directors or a committee of the board of directors attended in person after the fifth such meeting attended in person, plus reimbursement of expenses incurred in connection with his or her duties as director.

    The Company has adopted the 1996 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 360,000 shares of Common Stock may be granted to non-employee directors. Pursuant to the Directors' Plan, each of Messrs. Kaufman and Swann, its non-employee directors, was granted an option to purchase 22,500 shares of Common Stock at a purchase price per share equal to the fair market value of the Common Stock on the date of such director's election to the Board of Directors ($11.81 in the case of Mr. Kaufman and $7.00 in the case of Mr. Swann). The options have a ten-year term and become exercisable as determined by the Compensation Committee. The options may be exercised by payment in cash, check or shares of Common Stock.

    Pursuant to the 1999 Plan, each new non-employee director of the Company will be automatically granted an option to purchase 22,500 shares of Common Stock upon his or her commencement of service as a non-employee director. Accordingly, Mr. Kramer received such option in February 2000, at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each non-employee director of the Company will automatically be granted an option to purchase 5,000 shares of Common Stock under the 1999 Plan on the day following each Annual Meeting of Stockholders that occurs at least one year after the first anniversary of the date he or she first became a non-employee director. Automatic option grants will have a ten-year term and an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors upon their commencement of service will be 50% vested on the date of grant and will generally become fully vested on the first anniversary of the date of grant. Options granted to non-employee directors on an annual basis will generally become 50% vested on each of the first two anniversaries of the date of grant. The Company will no longer make grants under the Directors' Plan.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning all cash and non-cash compensation paid or to be paid by the Company as well as certain other compensation awarded, earned by and paid, during the fiscal years indicated, to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for such periods in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION                               AWARDS
                                -------------------------------------------------      ---------------------------
                                                                        OTHER           SECURITIES        ALL
                                                                        ANNUAL          UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION       YEAR       SALARY       BONUS      COMPENSATION      OPTIONS/SARS   COMPENSATION
------------------------------  --------   ----------   ----------   ------------      ------------   ------------
Andrew J. McKelvey,...........    2000     $  500,000           --      $ 3,400(1)              --           --
  Chairman of the Board and       1999        833,364           --       21,874(1)              --           --
  CEO                             1998      1,500,000           --       21,395(1)              --           --

James J. Treacy,..............    2000        475,000   $  118,750        3,400(2)              --           --
  Chief Operating Officer and     1999        329,576       35,000        3,200(2)         400,000           --
  Executive Vice President--      1998        231,100       35,000        3,200(2)         150,000           --
  Finance and Strategy

Jeffrey C. Taylor,............    2000        400,000      150,000       46,827(3)              --           --
  CEO--TMP Interactive            1999        400,000      112,500       67,375(3)       2,000,000           --
                                  1998        401,314       50,000       20,000(3)         200,000           --

Paul M. Camara,...............    2000        500,031      125,000        3,400(2)              --           --
  Executive Vice President--      1999        359,148           --        3,200(2)         500,000           --
  Creative/Sales/Marketing        1998        225,031           --        3,200(2)         200,000           --

Steven B. Potter,.............    2000        400,000    1,000,000        3,400(2)              --           --
  CEO--Executive Search           1999        200,000    3,242,138        3,200(2)          20,000           --
                                  1998        200,000    1,922,719        3,200(2)              --           --

------------------------

(1) Matching contributions made to the Company's 401(k) Plan were $3,400, $3,200 and $3,200 in 2000, 1999 and 1998, respectively. Also includes lease payments for an automobile of $18,674 and $18,195 in 1999 and 1998, respectively.

(2) Represents matching contributions made to the Company's 401(k) Plan.

(3) Matching contributions made to the Company's 401(k) Plan were $3,400, $3,200 and $3,200 in 2000, 1999 and 1998, respectively. Also includes lease payments for an automobile of $16,800 in each of 1999 and 1998, and $43,427 and $47,375 in 2000 and 1999, respectively, representing Mr. Taylor's commission compensation.

STOCK OPTIONS

    The Company did not make individual grants of stock options to its officers and directors named in the Summary Compensation Table during the year ended December 31, 2000.

    The following table sets forth at December 31, 2000 (i) stock options exercised in 2000, (ii) the value realized upon the exercise of such options,
(iii) the number of securities underlying unexercised options and (iv) the value of unexercised options held by each of the executive officers named in the Summary Compensation Table:

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           SHARES                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                          ACQUIRED                       OPTIONS AT YEAR END         OPTIONS AT YEAR END(1)
                             ON                      ---------------------------   ---------------------------
NAME                     EXERCISE($)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Andrew J. McKelvey.....     --             --           --             --              --             --
James J. Treacy........     --             --          215,832         477,500     $ 9,948,373    $16,411,938
Jeffrey C. Taylor(2)...    295,187     15,550,432      325,162       1,764,401      10,880,745     56,133,064
Paul M. Camara(3)......     25,000      1,545,438      120,750         602,750       5,154,875     20,756,625
Steven B. Potter.......     --             --            5,000          15,000          37,500        112,500

------------------------

(1) Computed based upon the difference between the Stock Option exercise price and $55.00, the closing price of the Company's Common Stock on December 31, 2000.

(2) During 2000, Mr. Taylor exercised options to purchase 51,687, 110,000 and 133,500 shares at exercise prices of $6.44, $7.50 and $13.44, respectively. The closing price of the Company's common stock on the dates of exercise ranged from $55.25 to $69.06.

(3) During 2000, Mr. Camara exercised options to purchase 25,000 shares at any exercise price of $6.44. The closing price of the Company's common stock on the date of exercise was $70.00.

EMPLOYMENT AGREEMENTS

    The Company has entered into an amended employment agreement with Andrew J. McKelvey, effective as of November 15, 1996, for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to the expiration of the then current term. The agreement also provides that Mr. McKelvey will serve as Chairman of the Board and CEO of the Company and will be nominated for election as a director during all periods of his employment. Under the agreement, Mr. McKelvey is entitled to a base salary of $1,500,000 per year and until November 1998, when his agreement was amended, was entitled to mandatory quarterly bonuses of $375,000. Mr. McKelvey waived such bonuses. On May 1, 1999, the Company and Mr. McKelvey further amended the employment agreement to provide for an annual base salary of $500,000 and an annual bonus, based on exceeding earnings per share targets, not to exceed $500,000. Under the agreement, Mr. McKelvey may terminate his employment upon 90 days' prior written notice for any reason. The agreement also provides that in the event
Mr. McKelvey's employment is terminated by the Company prior to its expiration for reasons other than for "cause," the Company shall pay Mr. McKelvey his base salary for the remaining term of the agreement at the times it would have been payable had he remained employed. The agreement further provides that in the event of Mr. McKelvey's voluntary resignation, termination of his employment by the Company for cause or nonrenewal of the agreement, Mr. McKelvey shall not be entitled to any severance, and in the event of his disability or death he or his estate shall be paid his base salary for a period of 180 days after any such termination at the times it would have been payable had he remained employed. The agreement also contains confidentiality provisions, whereby Mr. McKelvey agrees not to disclose any confidential information regarding the Company and its affiliates. Mr. McKelvey was paid $350,000 in 2000 and in 2000 $150,000 was accrued and is expected to be paid in 2001.

    The Company has entered into a second amended employment agreement with James J. Treacy, effective as of October 1, 1999, for an indefinite term on an at-will basis. The agreement provides that either party may terminate the agreement for any reason. Pursuant to the agreement, Mr. Treacy will serve as Chief Operating Officer and Executive Vice President, Finance and Strategy of the Company for a base salary in 1999 of $475,000 and an annual bonus equivalent to a percentage, ranging from 25% to 50%, of his salary if certain goals mutually agreed upon by Mr. Treacy and the Chief Executive Officer are attained by Mr. Treacy and/or the Company. The agreement provides that in the event Mr. Treacy is terminated for "cause" or voluntarily resigns, he shall not be entitled to any severance, and in the event Mr. Treacy is terminated by reason of his death, disability or for other reasons, he or his estate shall be entitled to his base salary and minimum annual bonus for a period of one year after the effective date of his termination payable at the times they would have been payable had he remained employed, less income earned by him from the performance of any personal services during such period. The agreement provides that in the event Mr. Treacy's employment is terminated by death all of his options shall become fully vested and exercisable for the shorter of one year or the balance of the term provided in the stock option agreement. The agreement contains confidentiality provisions, whereby
Mr. Treacy agrees not to disclose any confidential information regarding the Company and its affiliates, as well as nonsolicitation provisions which prohibit Mr. Treacy from soliciting any active or prospective accounts of the Company or its affiliates for a period of one year following termination.

    The Company's subsidiary, TMP Interactive Inc., entered into a second amended and restated employment agreement with Jeffrey C. Taylor, effective as of August 28, 1998, for a term ending December 31, 2001. That agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 60 days prior to its expiration. The agreement provides that Mr. Taylor will serve as Chief Executive Officer of TMP Interactive Inc. and currently provides Mr. Taylor with a base salary of $400,000 per year and annual bonuses of at least $100,000 per year based on formulae mutually agreed to by the parties. Under the agreement, Mr. Taylor may terminate his employment upon written notice for certain material alterations in his responsibilities, duties, and authorities or upon 90 days' prior written notice for any reason. The agreement provides that in the event Mr. Taylor's employment is terminated by TMP Interactive Inc. prior to its expiration for reasons other than cause or is terminated by Mr. Taylor for certain material alterations in his responsibilities, duties and authorities, TMP
Interactive Inc. shall pay Mr. Taylor his base salary and his annual bonus from the preceding year or, if not yet issued a minimum of $100,000 and all of Mr. Taylor's options to purchase TMP stock shall become fully vested and Mr. Taylor and his immediate family shall be provided with specified insurance for a period of one year. The agreement also provides that in the event of Mr. Taylor's voluntary resignation, termination of his employment by TMP Interactive Inc. for "cause" or non-renewal of the agreement, Mr. Taylor shall not be entitled to any severance, and in the event of his disability or death he or his estate shall be paid his base salary and certain other benefits for a period of 90 days at the times they would have been payable had he remained employed. The agreement contains confidentiality provisions, whereby Mr. Taylor agrees not to disclose any confidential information regarding TMP
Interactive Inc. and its affiliates, as well as non-competition provisions. The non-competition covenants generally survive the termination or expiration of Mr. Taylor's employment for two years, provided that in certain circumstances TMP Interactive Inc. must pay Mr. Taylor one-half of his base salary, one-half of his $75,000 minimum annual bonus, medical benefits and an additional payment of $19,792 per month for the duration of the non-competition obligation.
Mr. Taylor's agreement also prohibits him from soliciting or servicing customers or prospective customers of TMP Interactive Inc. and its affiliates for a period of two years following the termination or expiration of his employment.

    The Company entered into an employment agreement with Steven B. Potter, effective as of October 21, 1999, for a term ending October 21, 2001. The agreement provides a base salary of $400,000 per year with a minimum annual cash bonus of $1,000,000 payable semi-annually and a minimum annual equity bonus of $600,000 payable annually in either cash, Common Stock of the Company or options to purchase Common Stock of the Company or any combination thereof. Under the agreement, Mr. Potter may terminate his employment upon 60 days prior written notice for any reason. The agreement provides that in the event Mr. Potter's employment is terminated by the Company prior to the expiration of the agreement for reasons other than "cause" or is terminated by Mr. Potter for certain material alterations in his responsibilities, duties and authorities, the Company shall pay Mr. Potter his base salary and his annual cash bonus for the remaining period of time under the agreement and Mr. Potter and his immediate family shall be provided with specified insurance for the shorter of the remaining time under the agreement or one year. The agreement also provides that in the event of Mr. Potter's voluntary termination, termination of his employment by the Company for "cause," expiration of the term of the agreement, or termination by virtue of Mr. Potter's death or disability Mr. Potter shall not be entitled to any severance. The agreement contains confidentiality provisions, whereby
Mr. Potter agrees not to disclose confidential information regarding the Company and its affiliates, as well as noncompetition and non-solicitation provisions. The non-competition covenants generally survive the termination or expiration of Mr. Potter's employment until the greater of two years from the date of the agreement or six months after Mr. Potter ceases to be employed by the Company or its affiliates. The non-solicitation provisions survive the termination or expiration of Mr. Potter's employment until the greater of four years from the date of the agreement or two years after Mr. Potter ceases to be employed by the Company or its affiliates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    On September 16, 1996, the Company's Board of Directors established a Compensation Committee, which currently consists of Messrs. Kramer and Kaufman to recommend compensation for the Company's executives and to administer the Company's stock option and other benefit plans. Prior to September 16, 1996, all matters concerning executive officer compensation were addressed by the entire Board of Directors. In February 2000 and in October 1997, respectively,
Mr. Kramer and Mr. Kaufman received stock options to purchase 22,500 shares and 22,500 shares of Common Stock, respectively, at an exercise price of $63.07 per share and $11.81 per share, respectively, equal to the fair market value on the date of grant.

                              CERTAIN TRANSACTIONS

    Messrs. McKelvey, Eisele, Camara and Collison have approximately 69.4%, 10%, 5% and 5% interests, respectively, in International Drive, L.P., the lessor of the Company's 48,000 square foot office in Mt. Olive, New Jersey. This lease runs through December 2004 and the Company's rent for this space is $46,200 per month.

    On January 1, 1996, TMP Worldwide Communications Inc., the Company's Canadian recruitment advertising subsidiary, entered into a management agreement with TMPW Canada Inc., a recruitment advertising company owned by Mr. Swann, pursuant to which TMP Worldwide Communications Inc. provides management services in exchange for a percentage of the billings of TMPW Canada Inc. which is agreed to from time to time. The agreement has no stated term but is terminable by either party on 30 days' notice. For the years ended December 31, 2000, 1999 and 1998, TMPW Canada Inc. paid approximately $795,000, $396,000, and $537,000, respectively to TMP Worldwide Communications Inc. for management services.

    Beginning in June 1999, the Company periodically used the service of an aircraft from a company owned by Mr. McKelvey, and in connection therewith, $561,000 and $215,000 was paid during the years ending December 31, 2000 and 1999, respectively.

    The Company believes that all transactions with the aforementioned directors and executive officers were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties and were approved or ratified by the entire Board, including disinterested directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of March 31, 2001 (except as otherwise noted in the footnotes), regarding the beneficial ownership determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities, of the Company's Common Stock by: (i) each person known by the Company to own beneficially more than five percent (5%) of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Management--Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                 AMOUNT AND NATURE OF
                                                BENEFICIAL OWNERSHIP OF                   PERCENTAGE OF
                                                 COMMON STOCK/CLASS B     PERCENTAGE OF      CLASS B
NAME OF BENEFICIAL OWNER                             COMMON STOCK         COMMON STOCK    COMMON STOCK
------------------------                        -----------------------   -------------   -------------
Andrew J. McKelvey(1).........................        24,847,356               23.5%           100%
James J. Treacy(2)............................           744,037                  *             --
Jeffrey C. Taylor(3)..........................           405,587                  *             --
Steven B. Potter(4)...........................           409,847                  *             --
Paul M. Camara(5).............................           322,033                  *             --
George R. Eisele(6)...........................           154,926                  *             --
Michael Kaufman(7)............................            25,000                  *             --
John Swann(8).................................            24,240                  *             --
Ronald J. Kramer(9)...........................            22,500                  *             --
All directors and executive officers as a
  group
  (15 persons)(10)............................        27,771,093               26.3%           100%
Putnam Investments, Inc.(11)..................         5,583,726                5.3%            --
Janus Capital Corporation(12).................        10,165,540                9.6%            --

------------------------

*   Less than 1%

(1) Includes 4,762,000 shares of Class B Common Stock which are convertible, on a share for share basis, into Common Stock. Each share of Class B Common Stock has ten votes per share. Also includes 4,115 shares of Common Stock owned by Mr. McKelvey's wife, 200 shares of Common Stock owned by Mr. McKelvey's daughter and 995 shares of Common Stock held by TMP's 401(k) Plan. Mr. McKelvey disclaims beneficial ownership of the shares owned by his wife.

(2) Includes 600 shares of Common Stock owned by Mr. Treacy's daughters, 995 shares of Common Stock held by TMP's 401(k) Plan, and 215,832 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(3) Includes 995 shares of Common Stock held by TMP's 401(k) Plan and 325,162 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(4) Includes 93 shares of Common Stock held by TMP's 401(k) Plan, 1,290 shares of Common Stock held in trust for Mr. Potter's children, and 5,000 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(5) Includes 995 shares of Common Stock held by TMP's 401(k) Plan and 120,750 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(6) Includes 828 shares of Common Stock held by TMP's 401(k) Plan and 2,000 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(7) Consists of 25,000 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(8) Consists of 24,240 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(9) Consists of 22,500 shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2001.

(10) Includes 4,762,000 shares of Class B Common Stock, which are convertible on a share for share basis, into Common Stock, 7,077 shares held by TMP's 401(k) plan and 22,098,435 shares of Common Stock beneficially owned. Also includes 903,581 shares subject to options which are exercisable within 60 days of March 31, 2001.

(11) Putnam Investments, Inc. may be deemed to beneficially own 5,583,726 shares of our Common Stock which are held of record by clients of Putnam Investments, Inc. Putnam Investments, Inc. does not have sole voting or dispositive power with respect to any of the shares and has shared voting power with respect to 43,400 shares and shared dispositive power with respect to 5,583,726 shares. Information with respect to Putnam
    Investments, Inc. has been derived from their Schedule 13G dated
    February 22, 2001, as filed with the Securities and Exchange Commission.

(12) Janus Capital Corporation may be deemed to beneficially own 10,165,540 shares of our Common Stock which are held of record by clients of Janus Capital Corporation. Janus Capital Corporation has sole voting and dispositive power with respect to 10,165,540 of the shares and does not have shared voting power or dispositive power with respect to any shares. Information with respect to Janus Capital Corporation has been derived from their Schedule 13G/A dated February 15, 2001 as filed with the Securities and Exchange Commission.

                              SELLING STOCKHOLDERS

    The following table sets forth information as of May 17, 2001 except as otherwise noted, with respect to the number of shares of Common Stock beneficially owned or to be acquired by each of the selling stockholders and assumes that all shares subject to vesting schedules and conditions have vested. The shares offered hereby either (1) were acquired by the selling stockholders from TMP pursuant to the acquisition of or merger with companies owned by such selling stockholders, (2) may be acquired by the selling stockholders upon the exercise of warrants assumed by TMP in connection with the acquisition of or merger with companies in which the selling stockholders held warrants or (3) were acquired or may be acquired pursuant to stock bonus arrangements. No selling stockholder owns more than one percent of the outstanding Common Stock.

                                                NUMBER OF SHARES                            NUMBER OF SHARES
                                                OF COMMON STOCK       NUMBER OF SHARES      OF COMMON STOCK
                                               BENEFICIALLY OWNED     OF COMMON STOCK      BENEFICIALLY OWNED
SELLING STOCKHOLDER                            PRIOR TO OFFERING    REGISTERED HEREIN(1)   AFTER OFFERING(2)
-------------------                            ------------------   --------------------   ------------------
Paul Abrams..................................          12,602                 3,151                9,451
ADEPT Business Trust.........................         201,621               201,621                    0
AGE Investments, Inc.(3).....................          43,243                43,243                    0
Tim Alford...................................             600                   150                  450
David P. Arnold..............................           7,099                 7,099                    0
John D. Avant................................          35,518                35,518                    0
Henry Bataille...............................              63                    63                    0
Robert and Elaine Benoit.....................              63                    63                    0
Roy L. Bigge.................................             940                   940                    0
Joshua Blumenthal............................               9                     9                    0
Scott Bolster................................           1,053                   264                  789
Lisa Broadsky................................             126                   126                    0
Amit Chatterjee..............................             140                    36                  104
Karen Coe....................................          20,912                20,912                    0
Jill Coulliard...............................          10,456                10,456                    0
Alicia D'Alessio.............................             168                    43                  125
Robert A. Damon..............................           1,633                   409                1,224
Christopher S. and Kathryn T. Dann Family
  Trust......................................             727                   182                  545
Stephan Dean.................................             568                   142                  426
Matt Elders..................................             140                    36                  104
John Fixmer..................................           1,404                   351                1,053
Charles and Molly Fumia......................              63                    63                    0
GE Capital Equity Investments, Inc...........         156,937               156,937                    0
Richard L. Giorgetti.........................          25,873                25,873                    0
Richard L. and Teresa A. Giorgetti as
  Trustees of the Richard L. Giorgetti and
  Teresa A. Giorgetti 1992 Intervivos Trust
  Agreement..................................           5,550                 5,550                    0
Richard L. Giorgetti as Trustee of the Alison
  M. Giorgetti Trust UTA dated 12/19/96......           2,193                 2,193                    0
Richard L. Giorgetti as Trustee of the Jason
  R. Giorgetti Trust UTA dated 12/19/96......           2,193                 2,193                    0
Richard L. Giorgetti as Trustee of the Tracy
  L. Giorgetti Trust UTA dated 12/19/96......           2,193                 2,193                    0
Robert Giorgetti.............................             314                   314                    0
Neil D. Glatzer..............................           6,264                 6,264                    0
Neil D. and Ilona A. Glatzer.................           4,385                 4,385                    0

                                                NUMBER OF SHARES                            NUMBER OF SHARES
                                                OF COMMON STOCK       NUMBER OF SHARES      OF COMMON STOCK
                                               BENEFICIALLY OWNED     OF COMMON STOCK      BENEFICIALLY OWNED
SELLING STOCKHOLDER                            PRIOR TO OFFERING    REGISTERED HEREIN(1)   AFTER OFFERING(2)
-------------------                            ------------------   --------------------   ------------------
Neil D. and Ilona A. Glatzer as Trustees of
  the Aron P. Glatzer Trust UTA dated
  12/12/96...................................             627                   627                    0
Neil D. and Ilona A. Glatzer as Trustees of
  the Marcus I. Glatzer Trust UTA dated
  12/12/96...................................             627                   627                    0
Neil D. and Ilona A. Glatzer as Trustees of
  the Ross J. Glatzer Trust UTA dated
  12/12/96...................................             627                   627                    0
James W. Goldman.............................         809,549               809,549                    0
Carol Hardcastle.............................             627                   627                    0
Steve Hatzis.................................           3,170                   793                2,377
Michael T. Haydon............................           1,253                 1,253                    0
Steve Henshaw................................             253                    64                  189
Danielle Iuliano.............................             140                    36                  104
Douglas Jackson..............................          34,226                 8,557               25,669
Douglas Jackson, Sr..........................           2,020                   505                1,515
Diana Kennedy................................             314                   314                    0
Todd Kirkpatrick.............................           3,632                   908                2,724
Martin Kupferman.............................           1,477                   370                1,107
Kupferman/Levine Family Trust................           1,312                   329                  983
Lazaris GM&P Venture Corporation.............           1,494                   374                1,120
Erika Malzberg...............................             211                    53                  158
Christine McKeon.............................             126                   126                    0
Randall L. or Lynn M. Merrell, Trustees of
  the Randall L. Merrell and Lynn M. Merrell
  1997 Intervivos Trust......................          11,274                11,274                    0
Randall L. Merrell, Trustee of the Ann M.
  Merrell Trust UTA dated 12/11/96...........             627                   627                    0
Randall L. Merrell, Trustee of the Nicholas
  A. Merrell Trust UTA dated 12/11/96........             627                   627                    0
Mark Miller..................................             773                   194                  579
Diane M. Moe.................................             314                   314                    0
David Morton.................................           1,410                 1,410                    0
Lloyd Nelson.................................             940                   940                    0
Alain Nervet.................................          11,592                11,592                    0
Overstrom GM&P Venture Co....................           1,494                   374                1,120
Sharon Beatty Parsons........................             940                   940                    0
Peters GM&P Holding Corporation..............           1,495                   374                1,121
Paul Pew.....................................             140                    36                  104
Pew GM&P Partner Corporation.................           4,376                 1,095                3,281
Pinecreek Capital Partners, L.P.(4)..........          33,612                33,612                    0
Roger Plachy.................................             456                   115                  341
Sandra Plachy................................             456                   115                  341
Gerard Pont..................................          11,592                11,592                    0
Agnes H. Potter..............................          17,669                17,669                    0
Robert Proctor...............................             140                    36                  104
William and Gayle Schmidt....................              63                    63                    0
Les and Jane Schwartz........................              63                    63                    0
Lynn Scott...................................             314                   314                    0
Robert and Carolyn Siirila...................              63                    63                    0

                                                NUMBER OF SHARES                            NUMBER OF SHARES
                                                OF COMMON STOCK       NUMBER OF SHARES      OF COMMON STOCK
                                               BENEFICIALLY OWNED     OF COMMON STOCK      BENEFICIALLY OWNED
SELLING STOCKHOLDER                            PRIOR TO OFFERING    REGISTERED HEREIN(1)   AFTER OFFERING(2)
-------------------                            ------------------   --------------------   ------------------
Charles W. and Helen C. Smith................           1,455                   364                1,091
Helen Song...................................           8,688                 2,173                6,515
Spencer Stuart Capital International
  Limited....................................             575                   144                  431
Spencer Stuart Capital US Limited............             863                   216                  647
Robert Stark.................................          12,330                 3,083                9,247
Lorne M. Sugarman............................             738                   185                  553
Angela Tarantino.............................             126                   126                    0
Anthony Tarantino, Jr........................             126                   126                    0
Nancy Tarantino..............................             126                   126                    0
Stephen Tarantino............................             126                   126                    0
Craig Villamor...............................          12,518                 3,130                9,388
Annette Weed.................................             126                   126                    0
Richard A. Williams..........................          48,984                48,984                    0
Richard A. and Florale Williams..............          45,853                45,853                    0
Richard A. Williams as Trustee of the Karl A.
  Williams Trust UTA dated 12/31/96..........           4,698                 4,698                    0
Richard A. Williams as Trustee of the Kurt E.
  Williams Trust UTA dated 12/31/96..........           4,698                 4,698                    0

------------------------

(1) This prospectus also covers any additional shares of our common stock which become issuable by reason of any stock split, stock dividend, recapitalization, or similar transaction that is effected without the receipt of consideration and results in an increase in the number of shares of our common stock that are outstanding.

(2) Assumes that all shares offered by each selling shareholder are sold in this offering.

(3) Includes shares subject to a warrant to purchase 17,086 shares. This warrant is immediately exercisable.

(4) Represents shares subject to a warrant to purchase the indicated number of shares. This warrant is immediately exercisable.

                          DESCRIPTION OF CAPITAL STOCK

    The Certificate of Incorporation of the Company provides the Company with the authority to issue 1,500,000,000 shares of Common Stock, 39,000,000 shares of Class B Common Stock, 200,000 shares of 10.5% Cumulative Preferred Stock and 800,000 shares of Preferred Stock. No shares of Preferred Stock are outstanding. The 10.5% Cumulative Preferred Stock was redeemed and no shares are outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

    DIVIDENDS Each share of Common Stock and Class B Common Stock is entitled to dividends if, as and when dividends may be declared by the Board of Directors of the Company and paid. Under the Delaware General Corporation Law, the Company may declare and pay dividends only out of its surplus, or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the Company has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Dividends must be paid on both the Common Stock and the Class B Common Stock at any time that dividends are paid on either. Any dividend so declared and payable in cash, capital stock of the Company (other than Common Stock or Class B Common Stock) or other property will be paid equally, share for share, on the Class B Common Stock and Common Stock. Dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock, and dividends and distributions payable in shares of Common Stock may be paid only on shares of Common Stock. If a dividend or distribution payable in Common Stock is made on the Common Stock, the Company must also make a simultaneous dividend or distribution on the the Class B Common Stock. Pursuant to any such dividend or distribution, each share of Class B Common Stock will receive a number of shares of Class B Common Stock equal to the number of shares of Common Stock payable on each share of Common Stock.

    VOTING RIGHTS Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters. Except as described below, the Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders, including the election of directors. The holders of a majority of the outstanding shares of Common Stock or Class B Common Stock, voting as separate classes, must approve certain amendments affecting shares of such class. Specifically, if there is any proposal to amend the Certificate of Incorporation in a manner that would increase or decrease the number of authorized shares of Common Stock or Class B Common Stock, increase or decrease the par value of the shares of Common Stock or Class B Common Stock or alter or change the powers, preferences, or special rights of the shares of Common Stock or Class B Common Stock so as to affect them adversely, such an amendment must be approved by a majority of the outstanding shares of the affected class, voting separately as a class. In addition, any merger or consolidation in which each share of Common Stock receives consideration that is not of the same type or is less than the amount of the consideration to be received by each share of Class B Common Stock, other than consideration payable in securities which provide each share of Class B Common Stock with the number of votes that is no more than ten times the number of votes provided each share of Common Stock, must be approved by a majority of the outstanding shares of Common Stock, voting separately as a class. Shares of Common Stock and Class B Common Stock do not have cumulative voting rights.

    TERMS OF CONVERSION. Each share of Class B Common Stock is convertible at any time, at the option of and without cost to the stockholder, into one share of Common Stock. If at any time (i) the outstanding shares of Class B Common Stock represent less than 15% of the combined voting power of issued and outstanding shares of Common Stock and Class B Common Stock, or (ii) the Board of Directors and the holder of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Common Stock, or (iii) the holder of a majority of the outstanding shares of Class B Common Stock dies, then each outstanding share of Class B Common Stock shall be converted automatically into one share of Common Stock without any action by the holder. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Common Stock.

    LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding up of the Company, holders of the shares of Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

    OTHER. Additional shares of Class B Common Stock may only be issued upon stock splits of, or stock dividends on, the existing Class B Common Stock. No stockholder of the Company has preemptive or other rights to subscribe for additional shares of the Company.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is authorized to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividends rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of such Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others. The Company currently has no plan to issue any shares of such Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

    Under Section 203 of the Delaware General Corporation Law (the "Delaware Anti-Takeover Law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and any person acquiring 15% or more of the voting stock of such Delaware corporation (an "interested stockholder") are prohibited for a three-year period following the time that such stockholder became an interested stockholder, unless (i) either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors of the corporation prior to the time the other party to the business combination became an interested stockholder, (ii) upon consummation of the the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers and stock held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and authorized by 66 2/3% of the voting stock which the interested stockholder did not own. The corporation may opt out of the effect of this statement by (i) including a provision to such effect in the corporation's original certificate of incorporation, (ii) amendment to the corporation's bylaws made by the board of directors within 90 days after the effective date of the statute or
(iii) amendment of the corporation's certificate of incorporation or bylaws approved by holders of a majority of the shares entitled to vote; provided that such amendment shall generally not take effect until 12 months after its adoption and shall not effect any business combination with interested stockholders which are effected during such 12 months. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock.
Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of directors of the Company shall automatically be limited to the fullest extent provided by law. The Company's Bylaws also contain provisions to indemnify the directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its current directors. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. The Company believes that these contractual agreements and the provisions in its Certificate of Incorporation and Bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

    The Transfer Agent for the Common Stock is The Bank of New York.

                              PLAN OF DISTRIBUTION

    The selling stockholders named herein (or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership, distribution or other non-sale-related transfer after the date of this prospectus) may offer their shares at various times in one or more transactions on the Nasdaq National Market, in special offerings, exchange distributions, secondary distributions, negotiated transactions, or a combination of such. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

                                 LEGAL OPINION

    For the purpose of this offering, our outside counsel, Fulbright & Jaworski L.L.P., New York, New York 10103, is giving its opinion on the validity of the shares.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company included herein have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports included herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

    The consolidated statements of operations and stockholders' equity of Morgan & Banks Limited for the year ended December 31, 1998 and the statements of cash flows for the nine months ended December 31, 1998, included in the Company's financial statements for the year ended December 31, 1998 are included in reliance on the report of Pannell Kerr Forster, independent auditors, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated statements of operations, stockholders' equity, comprehensive income and cash flows, and schedule of LAI Worldwide, Inc. for the year ended February 28, 1999 (not presented separately herein) have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of QD Group Limited as of 30 September 1999 and 1998 and for each of the two years then ended included herein have been audited by Arthur Andersen, independent chartered accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

TMP WORLDWIDE INC. AND SUBSIDIARIES

                                                              PAGE NO.
                                                              --------
Consolidated Condensed Financial Statements:

  Balance sheets as of March 31, 2000 and December 31,
    2000....................................................  F-2

  Statements of operations for the three months ended
    March 31, 2001 and 2000.................................  F-3

  Statements of comprehensive loss for the three months
    ended March 31, 2001 and 2000...........................  F-4

  Statement of stockholders' equity for the three months
    ended March 31, 2001....................................  F-5

  Statements of cash flows for the three months ended
    March 31, 2001 and 2000.................................  F-6

  Notes to consolidated condensed financial statements......  F-7

Report of Independent Certified Public Accountants..........  F-15

Independent Auditor's Report to the Members of Morgan &
  Banks Limited.............................................  F-16

Report of Independent Certified Public Accountants (with
  respect to LAI Worldwide, Inc.)...........................  F-17

Consolidated Financial Statements:

  Balance sheets as of December 31, 2000 and 1999...........  F-18

  Statements of income (loss) for the years ended December
    31, 2000, 1999 and 1998.................................  F-19

  Statements of comprehensive income (loss) for the years
    ended December 31, 2000, 1999 and 1998..................  F-20

  Statements of stockholders' equity for the years ended
    December 31, 2000, 1999 and 1998........................  F-21

  Statements of cash flows for the years ended December 31,
    2000, 1999 and 1998.....................................  F-24

  Notes to consolidated financial statements................  F-25

QD GROUP LIMITED

Consolidated profit and loss account for the six months
  ended 30 June 2000 and 30 June 1999 (unaudited)...........  F-56

Consolidated balance sheet as at 30 June 2000 and 30 June
  1999 (unaudited)..........................................  F-57

Consolidated cash flow statement for the six months ended
  30 June 2000 and 30 June 1999 (unaudited).................  F-58

Notes to the financial statements (unaudited)...............  F-59

Auditors' report............................................  F-64

Consolidated profit and loss account for the year ended
  30 September 1999 and 30 September 1998...................  F-65

Consolidated balance sheet as at 30 September 1999 and
  30 September 1998.........................................  F-66

Company balance sheet as at 30 September 1999 and
  30 September 1998.........................................  F-67

Consolidated cash flow statement as at 30 September 1999 and
  30 September 1998.........................................  F-68

Notes to the accounts.......................................  F-69

PRO FORMA CONDENSED CONSOLIDATED INFORMATION (UNAUDITED)....  F-87

Pro forma condensed consoldiated statement of income (loss)
  for the year ended December 31, 2000......................  F-88

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              MARCH 31,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  563,261    $  572,270
  Accounts receivable, net..................................     544,215       573,226
  Work-in-process...........................................      33,721        33,806
  Prepaid and other.........................................     116,434        96,254
                                                              ----------    ----------
    Total current assets....................................   1,257,631     1,275,556
Property and equipment, net.................................     158,066       149,463
Intangibles, net............................................     546,874       527,621
Other assets................................................      51,921        81,273
                                                              ----------    ----------
                                                              $2,014,492    $2,033,913
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  367,162    $  375,280
  Accrued expenses and other liabilities....................     283,750       309,019
  Accrued integration and restructuring costs...............      31,128        28,014
  Deferred commissions & fees...............................     160,171       155,276
  Current portion of long term debt.........................      10,991        14,134
                                                              ----------    ----------
Total current liabilities...................................     853,202       881,723
Long term debt, less current portion........................      23,731        29,746
Other long-term liabilities.................................      41,971        54,711
                                                              ----------    ----------
Total liabilities...........................................     918,904       966,180
                                                              ----------    ----------
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000
    shares; issued and outstanding: none....................          --            --
  Common stock, $.001 par value, authorized 200,000,000
    shares; issued and outstanding: 101,195,319 and
    100,404,067 shares, respectively........................         101           100
  Class B common stock, $.001 par value, authorized
    39,000,000 shares; issued and outstanding: 4,762,000....           5             5
  Additional paid-in capital................................   1,172,174     1,142,681
  Other comprehensive loss..................................     (71,333)      (63,924)
  Deficit...................................................      (5,359)      (11,129)
                                                              ----------    ----------
Total stockholders' equity..................................   1,095,588     1,067,733
                                                              ----------    ----------
                                                              $2,014,492    $2,033,913
                                                              ==========    ==========

     See accompanying notes to consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Commissions & fees..........................................  $362,825   $284,237
                                                              --------   --------
  Operating expenses:
  Salaries & related........................................   190,698    160,420
  Office & general..........................................    81,537     68,623
  Marketing & promotion.....................................    54,382     30,042
  Merger & integration......................................    20,193      8,674
  Amortization of intangibles...............................     5,225      3,822
                                                              --------   --------
    Total operating expenses................................   352,035    271,581
                                                              --------   --------
Operating income............................................    10,790     12,656
                                                              --------   --------
Other income (expense):
  Interest income, net......................................     5,223      1,377
  Other, net................................................    (2,006)        91
                                                              --------   --------
    Total other income, net.................................     3,217      1,468
                                                              --------   --------
Income before provision for income taxes and minority
  interests.................................................    14,007     14,124
Provision for income taxes..................................     8,418      7,694
                                                              --------   --------
Income before minority interest.............................     5,589      6,430
Minority interests..........................................      (181)       (81)
                                                              --------   --------
Net income applicable to common and Class B common
  stockholders..............................................  $  5,770   $  6,511
                                                              ========   ========
Net income per common and Class B common share:
  Basic.....................................................  $   0.05   $   0.07
                                                              ========   ========
  Diluted...................................................  $   0.05   $   0.06
                                                              ========   ========
Weighted average shares outstanding:
  Basic.....................................................   105,688     99,495
                                                              ========   ========
  Diluted...................................................   110,725    107,406
                                                              ========   ========

     See accompanying notes to consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net income..................................................  $ 5,770    $  6,511
Foreign currency translation adjustment.....................   (7,409)    (33,579)
                                                              -------    --------
Comprehensive loss..........................................  $(1,639)   $(27,068)
                                                              =======    ========

     See accompanying notes to consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

            CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                        CLASS B
                             COMMON STOCK,           COMMON STOCK,
                            $.001 PAR VALUE         $.001 PAR VALUE      ADDITIONAL       OTHER                      TOTAL
                         ----------------------   --------------------    PAID-IN     COMPREHENSIVE              STOCKHOLDERS'
                           SHARES       AMOUNT     SHARES      AMOUNT     CAPITAL         LOSS        DEFICIT       EQUITY
                         -----------   --------   ---------   --------   ----------   -------------   --------   -------------
Balance, December 31,
  2000 (as reported on
  Form 10-K)...........   99,210,728     $ 99     4,762,000      $5      $1,130,031     $(63,924)     $(8,335)     $1,057,876
Effect of First Quarter
  2001 Mergers (see
  Note 3)..............    1,193,339        1            --      --          12,650           --       (2,794)          9,857
                         -----------     ----     ---------      --      ----------     --------      -------      ----------
Balance, December 31,
  2000 (restated)......  100,404,067      100     4,762,000       5       1,142,681      (63,924)     (11,129)      1,067,733
Issuance of common
  stock in connection
  with the exercise of
  options..............      430,740       --            --      --           6,793           --           --           6,793
Tax benefit from the
  exercise of stock
  options..............           --       --            --      --           3,580           --           --           3,580
Issuance of common
  stock in connection
  with business
  combinations.........      324,193        1            --      --          16,505           --           --          16,506
Issuance of common
  stock in connection
  with employee stay
  bonuses..............       36,319       --            --      --           2,615           --           --           2,615
Foreign currency
  translation
  adjustment...........           --       --            --      --              --       (7,409)          --          (7,409)
Net income.............           --       --            --      --              --           --        5,770           5,770
                         -----------     ----     ---------      --      ----------     --------      -------      ----------
Balance, March 31,
  2001.................  101,195,319     $101     4,762,000      $5      $1,172,174     $(71,333)     $(5,359)     $1,095,588
                         ===========     ====     =========      ==      ==========     ========      =======      ==========

     See accompanying notes to consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
Cash flows from operating activities:
  Net income................................................  $   5,770   $   6,511
                                                              ---------   ---------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................     16,414      14,969
    Provision for doubtful accounts.........................      4,425       7,217
    Tax benefit of stock options exercised..................      3,580       5,443
    Common stock issued for matching contribution to 401(k)
      plan and employee stay bonuses........................      2,615       1,096
    Provision for deferred income taxes.....................      9,113       3,003
    Effect of pooled companies included in more than one
      period................................................         --        (285)
  Changes in assets and liabilities, net of effects of
    purchases of businesses:
    (Increase) decrease in accounts receivable, net.........     36,715     (70,290)
    (Increase) decrease in work-in-process, prepaid and
      other.................................................     14,649     (10,760)
    Increase in deferred commissions & fees.................      4,552      12,685
    Decrease in accounts payable and accrued liabilities....    (47,704)    (15,715)
                                                              ---------   ---------
      Total adjustments.....................................     44,359     (52,637)
                                                              ---------   ---------
      Net cash provided by (used in) operating activities...     50,129     (46,126)
                                                              ---------   ---------
  Cash flows from investing activities:
    Capital expenditures....................................    (18,241)    (19,820)
    Payments for purchases of businesses, net of cash
      acquired..............................................    (21,211)    (12,091)
    Purchases of long term investments......................     (6,550)         --
    Other...................................................         --         418
                                                              ---------   ---------
      Net cash used in investing activities.................    (46,002)    (31,493)
                                                              ---------   ---------
  Cash flows from financing activities:
    Payments on capitalized leases..........................     (1,201)     (1,094)
    Borrowings under line of credit and proceeds from
      issuance of debt......................................     12,992     120,487
    Repayments under line of credit and principal payments
      on debt...............................................    (28,386)   (177,000)
    Net proceeds from issuance of common stock..............         --     595,819
    Cash received from the exercise of employee stock
      options...............................................      6,793      12,330
    Dividends paid by pooled entities.......................         --      (8,839)
                                                              ---------   ---------
      Net cash provided by (used in) financing activities...     (9,802)    541,703
                                                              ---------   ---------
  Effect of exchange rate changes on cash...................     (3,334)     (1,463)
                                                              ---------   ---------
  Net increase (decrease) in cash and cash equivalents......     (9,009)    462,621
  Cash and cash equivalents, beginning of period............    572,270      69,719
                                                              ---------   ---------
  Cash and cash equivalents, end of period..................  $ 563,261   $ 532,340
                                                              =========   =========

     See accompanying notes to consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The consolidated condensed interim financial statements included herein have been prepared by TMP Worldwide Inc. ("TMP" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

    These statements reflect all adjustments, consisting of normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company follows the same accounting policies in preparation of interim reports.

    During the period of January 1, 2001 through March 31, 2001, the Company consummated mergers with the following companies in transactions that provided for the exchange of all of the outstanding stock of each entity for a total of 1,193,339 shares of TMP common stock. Such transactions were accounted for as poolings of interests (the "First Quarter 2001 Mergers"):

                                                                                    NUMBER OF
ENTITY                                 BUSINESS SEGMENT        ACQUISITION DATE   SHARES ISSUED
------                           ----------------------------  ----------------   -------------
JWG Associates, Inc............  Advertising & Communications  March 1, 2001         809,558
Management Solutions, Inc......  eResourcing                   March 30, 2001        383,781

    The Company's consolidated condensed financial statements have been retroactively restated as of December 31, 2000 and for the three months ended March 31, 2000 to reflect the First Quarter 2001 Mergers as if the combining companies had been consolidated for all periods presented. As a result, the balance sheet, and statements of operations, comprehensive loss and cash flows are presented as if the combining companies had been consolidated for all periods presented. In addition, the consolidated statement of stockholders' equity reflects the accounts of TMP as if the additional common stock issued in connection with these mergers had been outstanding for all periods presented.

    In addition, for the period April 1, 2000 through March 31, 2001 the Company completed 21 acquisitions using the purchase method of accounting. Given the significant number of acquisitions affecting the periods presented, the results of operations from period to period may not necessarily be comparable. Furthermore, results of operations for the interim periods are not necessarily indicative of annual results.

    The amounts charged to clients for temporary contracting services are reported in gross billings and commissions and fees after deducting the costs of the temporary contractors. The details for such amounts for both traditional and interactive operations are (in thousands):

                                                          THREE MONTHS ENDED MARCH 31,
                                                          -----------------------------
                                                              2001            2000
                                                          -------------   -------------
Temporary contracting Revenue...........................    $204,600        $166,128
Temporary contracting Costs.............................     158,091         128,661
                                                            --------        --------
Temporary contracting Billings/Commissions & fees.......    $ 46,509        $ 37,467
                                                            ========        ========

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION (CONTINUED)
    Basic earnings per share includes no dilution, and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options.

    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

                                                          THREE MONTHS ENDED MARCH 31,
                                                          -----------------------------
                                                              2001            2000
                                                          -------------   -------------
Basic...................................................     105,688          99,495
Effect of assumed conversion of stock options...........       5,037*          7,911
                                                             -------         -------
Diluted.................................................     110,725         107,406
                                                             =======         =======

------------------------

* Certain stock options were excluded from the computation of earnings per share due to their antidilutive effect. The weighted average number of such options is approximately 2,539 for the three months ended March 31, 2001.

NOTE 2--NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in five business segments: Interactive (including Monster.com and Monstermoving.com), Advertising & Communications, eResourcing, Executive Search and Directional Marketing. The Company's commissions and fees are earned from the following activities: (a) job postings placed on its career website, Monster.com, (b) resume and other database access, (c) executive placement services, (d) moving related advertisements and services on its website, Monstermoving.com, (e) mid-level employee selection and temporary contracting services, (f) selling and placing recruitment advertising and related services, (g) resume screening services, (h) development of traditional and interactive employee recruitment and retention programs and (i) selling and placing yellow page advertising and related services. These services are provided to a large number of customers in many different industries. The Company operates principally throughout North America, the United Kingdom, Continental Europe and the Asia/Pacific Region (primarily Australia, New Zealand and Hong Kong).

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. For the most part, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area. In addition, the Company invests in short-term commercial paper rated P1 by Moody's or A1 by Standard & Poors or better.

NOTE 3--BUSINESS COMBINATIONS

ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD

    During the period of January 1, 2001 through March 31, 2001, the Company completed the following mergers (the "First Quarter 2001 Mergers") which provided for the exchange of all of the outstanding stock of each entity for a total of 1,193,339 shares of TMP common stock and which were accounted for as

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 3--BUSINESS COMBINATIONS (CONTINUED) poolings of interests. The effect of the mergers on the various components of stockholders' equity at December 31, 2000 are as follows:

                                                       COMMON STOCK,
                                       REGION         $.001 PAR VALUE      ADDITIONAL   RETAINED        TOTAL
                                         OF         --------------------    PAID-IN     EARNINGS    STOCKHOLDERS'
ENTITY                               OPERATIONS      SHARES      AMOUNT     CAPITAL     (DEFICIT)      EQUITY
------                             --------------   ---------   --------   ----------   ---------   -------------
JWG Associates, Inc..............  North America      809,558      $1        $ 4,001     $ 1,208       $5,210
Management Solutions, Inc........  North America      383,781      --          8,649      (4,002)       4,647
                                                    ---------      --        -------     -------       ------
  Balance, December 31, 2000.....                   1,193,339      $1        $12,650     $(2,794)      $9,857
                                                    =========      ==        =======     =======       ======

    Commissions and fees, net income applicable to common and Class B common stockholders and net income per common and Class B common share of the combining companies reflecting the effect of the First Quarter 2001 Mergers, are as follows:

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 2000
                                                              ------------------
COMMISSIONS AND FEES

TMP, as previously reported on Form 10-K for the year ended
  December 31, 2000.........................................       $271,396
JWG Associates, Inc.........................................          6,309
Management Solutions, Inc...................................          6,532
                                                                   --------
TMP, as restated............................................       $284,237
                                                                   ========

NET INCOME APPLICABLE TO COMMON AND CLASS B COMMON
  STOCKHOLDERS

TMP, as previously reported on Form 10-K for the year ended
  December 31, 2000.........................................       $  5,609
JWG Associates, Inc.........................................            617
Management Solutions, Inc...................................            285
                                                                   --------
TMP, as restated............................................       $  6,511
                                                                   ========

NET INCOME PER COMMON AND CLASS B COMMON SHARE

TMP, as previously reported on Form 10-K for the year ended
  December 31, 2000
  Basic.....................................................       $   0.06
  Diluted...................................................       $   0.05
Restated:
  Basic.....................................................       $   0.07
  Diluted...................................................       $   0.06

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 3-BUSINESS COMBINATIONS (CONTINUED)

MERGER & INTEGRATION COSTS INCURRED WITH POOLING OF INTERESTS TRANSACTIONS

    In connection with pooling of interests transactions, the Company expensed merger & integration costs of $20,193 for the three months ended March 31, 2001. Of this amount $8,003 is for merger costs and $12,190 is for integration costs.

    The merger costs of $8,003 for the three months ended March 31, 2001 consist of (1) $495 of non-cash employee stay bonus amortization which relates to $2,186 recorded as a prepaid compensation and a corresponding long-term liability, being expensed over the course of a year from the date of grant for TMP shares set aside for key personnel of acquired companies who must remain employees of the Company for a full year in order to earn such shares, (2) $342 paid in cash to key personnel of pooled companies as employee stay bonuses, (3) $3,996 of transaction related costs, including legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions and (4) $3,170 in severance costs for managers and staff of pooled companies. The $12,190 of integration costs consist of: (a) $1,520 for assumed lease obligations of closed facilities, (b) $10,216 for consolidation of acquired facilities and associated write-offs and (c) $454 for severance, relocations and other employee costs. See schedule of Accrued Integration and Restructuring Costs below.

    During the three months ended March 31, 2000, the Company expensed merger and integration costs of $8,674. Of this amount $3,607 is for merger costs and $5,067 is for integration costs. The merger costs for the period ended
March 31, 2000 consist of (a) $2,323 of non-cash employee stay bonuses and
(b) $1,284 of transaction related costs, including legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions. The $5,067 of integration costs consist of:
(a) $2,544 for assumed obligations of closed facilities, (b) $2,871 for consolidation of acquired facilities and (c) $121 for severance, relocation and other employee costs, partially offset by a $469 recovery of a reserve for receivables.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD

    In addition to the pooling of interests transactions discussed above, in the three month period ended March 31, 2001, the Company completed six acquisitions using the purchase method of accounting, four eResourcing firms, one Interactive firm and an Executive Search firm. The total amount of cash paid for these acquisitions was approximately $22.1 million. In addition, the Company issued 319,565 shares of common stock in connection with certain of the above mentioned acquisitions. Operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    The summarized unaudited pro forma results of operations set forth below for the three month periods ended March 31, 2001 and 2000 and the year ended December 31, 2000 assume the acquisitions in

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 3-BUSINESS COMBINATIONS (CONTINUED)
2001 and 2000 occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,         YEAR ENDED
                                                              -------------------   DECEMBER 31,
                                                                2001       2000         2000
                                                              --------   --------   ------------
Commissions & fees..........................................  $364,092   $309,971    $1,415,334
Net income applicable to common and Class B common
  stockholders..............................................  $  4,337   $  5,543    $   51,550
Net income per common and Class B common share:
  Basic.....................................................  $   0.04   $   0.06    $     0.50
  Diluted...................................................  $   0.04   $   0.05    $     0.47

    The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the periods presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

ACCRUED INTEGRATION AND RESTRUCTURING COSTS

    In connection with its acquisitions, the Company formulated plans to integrate the operations of the acquired companies. Such plans involve the closure of certain offices of such companies and the elimination of redundant management and employees. The objectives of the plans are to take advantage of the Company's existing operating infrastructure and efficiencies or to develop efficiencies from the infrastructure of the acquired companies, and to create a single brand in the related markets in which the Company operates.

    In connection with such plans, in the three months ended March 31, 2001, the Company (i) expensed, as part of merger and integration expenses, $12,190, for companies acquired in transactions accounted for

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 3-BUSINESS COMBINATIONS (CONTINUED) as poolings of interests and (ii) increased goodwill by $2,438 for companies acquired in transactions accounted for under the purchase method. These costs and liabilities include:

                                                          ADDITIONS                 DEDUCTIONS
                                       BALANCE      ---------------------   --------------------------    BALANCE
                                     DECEMBER 31,   CHARGED TO              APPLIED AGAINST              MARCH 31,
                                         2000        GOODWILL    EXPENSED    RELATED ASSET    PAYMENTS     2001
                                     ------------   ----------   --------   ---------------   --------   ---------
Assumed obligations on closed
  leased facilities................     $12,546       $  168     $ 1,520        $  (153)      $(2,597)   $11,484(a)
Consolidation of acquired
  facilities.......................      10,345        2,061      10,216         (2,683)       (4,664)    15,275(b)
Contracted lease payments exceeding
  current market costs.............         514           --          --             --            (4)       510(c)
Severance, relocation and other
  employee costs...................       3,120          209         454             --        (1,413)     2,370(d)
Pension obligations................       1,489           --          --             --            --      1,489(e)
                                        -------       ------     -------        -------       -------    ---------
Total..............................     $28,014       $2,438     $12,190        $(2,836)      $(8,678)   $  31,128
                                        =======       ======     =======        =======       =======    =========

------------------------

    (a) Accrued liabilities for surplus property in the amount of $11,484 as of March 31, 2001 relate to 58 leased office locations of acquired companies that were either unutilized prior to the acquisition date or will be closed by December 31, 2001 in connection with the restructuring plans. The amount is based on the present value of minimum future lease obligations, net of estimated sublease income.

    (b) Other costs associated with the closure or consolidation of existing offices of acquired companies in the amount of $15,275 as of March 31, 2001 relate to termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

    (c) Above market lease costs in the amount of $510 as of March 31, 2001 relate to the present value of contractual lease payments in excess of current market lease rates.

    (d) Estimated employee severance and relocation expenses and other employee costs in the amount of $2,370 as of March 31, 2001 relate to estimated severance for terminated employees at closed locations, costs associated with employees transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate locations as well as redundant management and administrative personnel at corporate headquarters. As of March 31, 2001, the accrual related to approximately 37 employees including senior management, sales, service and administrative personnel. During the quarter ended March 31, 2001, payments of $1,413 were made to 118 members of senior management and employees for severance and charged against the reserve.

    (e) Pension obligations in the amount of $1,489 were assumed in connection with the acquisition of Austin Knight.

    The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. In connection with the finalization of preliminary plans relating to purchased entities, additions to restructuring reserves within one year of the date of acquisition are treated as additional purchase price

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 3-BUSINESS COMBINATIONS (CONTINUED) but costs incurred resulting from plan revisions made after the first year will be charged to operations in the period in which they occur.

NOTE 4-SEGMENT AND GEOGRAPHIC DATA

    The Company operates in five business segments: Interactive (including Monster-Registered Trademark-.com and Monstermoving.com), Advertising & Communications, eResourcing, Executive Search and Directional Marketing. Operations are conducted in the following geographic regions: North America, the Asia/Pacific Region (primarily Australia, New Zealand and Hong Kong), the United Kingdom and Continental Europe. The following is a summary of the Company's operations by business segment and by geographic region, for the three months ended March 31, 2001 and 2000. Overhead is allocated based on retroactively restated commissions and fees.

                                      INTERACTIVE
 INFORMATION BY BUSINESS   ---------------------------------    ADVERTISING &                  EXECUTIVE   DIRECTIONAL
         SEGMENT           MONSTER.COM    MONSTERMOVING.COM    COMMUNICATIONS    ERESOURCING    SEARCH      MARKETING     TOTAL
-------------------------  ------------   ------------------   ---------------   -----------   ---------   -----------   --------
FOR THE THREE MONTHS
  ENDED MARCH 31, 2001
Commissions & fees:
Traditional sources......    $    --           $    --             $48,425        $104,372      $31,489      $21,957     $206,243
Interactive sources......    129,222             3,587              10,209          12,125           10        1,429      156,582
                             -------           -------             -------        --------      -------      -------     --------
Total commissions &
  fees...................    129,222             3,587              58,634         116,497       31,499       23,386      362,825
                             -------           -------             -------        --------      -------      -------     --------
Operating expenses:
Traditional (a)..........         --                --              49,885         101,273       31,002       19,389      201,549
Interactive (a)..........     96,568             7,234               9,703          10,335            9        1,219      125,068
Merger & integration.....         12             3,236               5,037          11,388          520           --       20,193
Amortization of
  intangibles............        166               342               1,373           2,600          323          421        5,225
                             -------           -------             -------        --------      -------      -------     --------
Total operating
  expenses...............     96,746            10,812              65,998         125,596       31,854       21,029      352,035
                             -------           -------             -------        --------      -------      -------     --------
Operating income (loss):
Traditional sources......         --                --              (7,870)        (10,889)        (356)       2,147      (16,968)
Interactive sources......     32,476            (7,225)                506           1,790            1          210       27,758
                             -------           -------             -------        --------      -------      -------     --------
Total operating income
  (loss).................    $32,476           $(7,225)            $(7,364)       $ (9,099)     $  (355)     $ 2,357       10,790
                             =======           =======             =======        ========      =======      =======
Total other income,
  net....................          *                 *                   *               *            *            *        3,217
                                                                                                                         --------
Income before provision
  for income taxes and
  minority interests.....          *                 *                   *               *            *            *     $ 14,007
                                                                                                                         ========

------------------------------

(a) Is comprised of salaries & related, office & general, marketing & promotion and overhead.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                      INTERACTIVE
INFORMATION BY BUSINESS    ---------------------------------    ADVERTISING &                  EXECUTIVE   DIRECTIONAL
SEGMENT                    MONSTER.COM    MONSTERMOVING.COM    COMMUNICATIONS    ERESOURCING    SEARCH      MARKETING     TOTAL
-----------------------    ------------   ------------------   ---------------   -----------   ---------   -----------   --------
FOR THE THREE MONTHS
  ENDED MARCH 31, 2000
Commissions & fees:
  Traditional sources....     $   --           $    --             $53,327         $94,375      $39,007      $23,300     $210,009
  Interactive sources....     61,379             2,076               5,915           2,468           --        2,390       74,228
                              ------           -------             -------         -------      -------      -------     --------
Total commissions &
  fees...................     61,379             2,076              59,242          96,843       39,007       25,690      284,237
                              ------           -------             -------         -------      -------      -------     --------
Operating expenses:
  Traditional(a).........         --                --              46,064          90,185       37,520       17,678      191,447
  Interactive(a).........     52,862             4,855               5,635           1,817           --        2,469       67,638
  Merger & integration
    costs................         --                75                 143           5,739        2,533          184        8,674
  Amortization of
    intangibles..........         60                 7               1,277           1,120          274        1,084        3,822
                              ------           -------             -------         -------      -------      -------     --------
Total operating
  expenses...............     52,922             4,937              53,119          98,861       40,327       21,415      271,581
                              ------           -------             -------         -------      -------      -------     --------
Operating income (loss):
  Traditional sources....         --                --               5,843          (2,669)      (1,320)       4,354        6,208
  Interactive sources....      8,457            (2,861)                280             651           --          (79)       6,448
                              ------           -------             -------         -------      -------      -------     --------
Total operating income
  (loss).................     $8,457           $(2,861)            $ 6,123         $(2,018)     $(1,320)     $ 4,275       12,656
                              ======           =======             =======         =======      =======      =======
Total other expense,
  net....................      *                                    *                *            *            *            1,468
                                                                                                                         --------
Income before provision
  for income taxes and
  minority interests.....      *                                    *                *            *            *         $ 14,124
                                                                                                                         ========

------------------------------

(a) Is comprised of salaries & related, office & general, marketing & promotion and overhead.

*   Not allocated.

                                                                          ASIA/      UNITED    CONTINENTAL
INFORMATION BY GEOGRAPHIC REGION                        NORTH AMERICA    PACIFIC    KINGDOM      EUROPE       TOTAL
--------------------------------                        --------------   --------   --------   -----------   --------
FOR THE THREE MONTHS ENDED MARCH 31, 2001
Total commissions & fees..............................     $227,129      $43,215    $47,844      $44,637     $362,825
Income (loss) before income taxes and minority
  interests...........................................     $ 26,304      $   900    $(13,276)    $    79     $ 14,007

FOR THE THREE MONTHS ENDED MARCH 31, 2000
Total commissions & fees..............................     $173,478      $43,436    $37,017      $30,306     $284,237
Income (loss) before income taxes and minority
  interests...........................................     $ 11,188      $ 4,111    $(4,897)     $ 3,722     $ 14,124

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    We have audited the accompanying consolidated balance sheets of TMP Worldwide Inc. and Subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Morgan & Banks Limited for the year ended December 31, 1998 which reflect total commissions & fees of approximately $255.4 million. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Morgan & Banks Limited for 1998, is based solely on the report of the other auditor. We did not audit the financial statements of LAI Worldwide, Inc. and subsidiaries for the year ended February 28, 1999 which are combined with the Company's financial statements for the year ended December 31, 1998 and reflect total commissions & fees of approximately $61.8 million. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for LAI Worldwide, Inc. and subsidiaries for 1998, is based solely on the report of the other auditor.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMP Worldwide Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                         /s/ BDO SEIDMAN, LLP
                                                         -------------------------------
                                                         BDO SEIDMAN, LLP

New York, New York
February 16, 2001

                          INDEPENDENT AUDITOR'S REPORT
                    TO THE MEMBERS OF MORGAN & BANKS LIMITED

SCOPE

    We have audited the financial statements of Morgan & Banks Limited for the financial year ended 31 December 1998. The financial statements include the consolidated accounts of the economic entity, comprising the company and the entities it controlled at the year's end or from time to time during the financial year. The company's directors are responsible for the preparation and presentation of these financial statements and the information they contain. We have conducted an independent audit of the financial statements and the information they contain in order to express an opinion on them to the members of the company.

    Our audit has been conducted in accordance with Australian Auditing Standards, which are substantially the same as generally accepted auditing standards in the United States of America, to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian Accounting Standards and other mandatory professional reporting requirements and statutory requirements so as to present a view which is consistent with our understanding of the company's and the economic entity's financial position and the results of its operations and its cash flows.

    The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

    In our opinion, the financial statements of Morgan & Banks Limited are properly drawn up:

    (a) so as to give a true and fair view of the profit for the financial year ended on 31 December 1998 and the cash flows for the nine month period ended 31 December 1998 of the company and the economic entity;

    (b) in accordance with applicable Australian Accounting Standards and other mandatory professional reporting requirements.


  /s/ Pannell Kerr Forster                     /s/ A.P. Whiting
  ------------------------------               ----------------------------
  Pannell Kerr Forster                         A.P. Whiting
  Chartered Accountants                        PARTNER
  New South Wales Partnership
  SYDNEY, 15 APRIL 1999

(Amended at 19 March 2001 to delete references to the balance sheet as at 31 December 1999, and profits and cash flows for periods ending 31 March 1998 and 1997.)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    To LAI Worldwide, Inc.:

    We have audited the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows of LAI Worldwide, Inc. (a Florida corporation) for the year ended February 28, 1999 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of LAI Worldwide, Inc. and subsidiaries for the year ended February 28, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida
April 7, 1999

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                       ASSETS
Current assets:
Cash and cash equivalents...................................  $  572,101   $   67,733
Accounts receivable, net....................................     551,246      487,888
Work-in-process.............................................      33,806       25,632
Prepaid and other...........................................      91,121       61,392
                                                              ----------   ----------
    Total current assets....................................   1,248,274      642,645
Property and equipment, net.................................     143,750       84,866
Intangibles, net............................................     521,088      324,269
Other assets................................................      78,731       46,985
                                                              ----------   ----------
                                                              $1,991,843   $1,098,765
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  360,331   $  367,924
  Accrued expenses and other current liabilities............     300,958      142,064
  Accrued integration and restructuring costs...............      28,014       21,453
  Deferred commissions and fees.............................     155,276       74,109
  Current portion of long-term debt.........................       8,225       21,250
                                                              ----------   ----------
    Total current liabilities...............................     852,804      626,800
Long-term debt, less current portion........................      28,034      106,010
Other long-term liabilities.................................      53,129       30,923
                                                              ----------   ----------
    Total liabilities.......................................     933,967      763,733
                                                              ----------   ----------
Commitments and Contingencies (Note 13)
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000
    shares; issued and outstanding: none....................          --           --
  Common stock, $.001 par value, authorized 200,000,000
    shares; issued and outstanding: 99,210,728 and
    87,261,453, shares, respectively........................          99           87
  Class B common stock, $.001 par value, authorized
    39,000,000 shares; issued and outstanding: 4,762,000
    shares..................................................           5            5
  Additional paid-in capital................................   1,130,031      377,415
  Other comprehensive loss..................................     (63,924)      (4,921)
  Deficit...................................................      (8,335)     (37,554)
                                                              ----------   ----------
    Total stockholders' equity..............................   1,057,876      335,032
                                                              ----------   ----------
                                                              $1,991,843   $1,098,765
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 2000        1999       1998
                                                              ----------   --------   --------
Commissions and fees........................................  $1,291,737   $908,955   $771,838
                                                              ----------   --------   --------
Operating expenses:
  Salaries & related........................................     667,398    512,554    442,511
  Office & general..........................................     287,428    216,826    192,156
  Marketing & promotion.....................................     161,367     75,780     30,229
  Merger & integration......................................      64,604     63,054     22,412
  Restructuring.............................................          --      2,789      3,543
  Amortization of intangibles...............................      16,536     12,894     11,281
  CEO special bonus.........................................          --         --      1,250
                                                              ----------   --------   --------
  Total operating expenses..................................   1,197,333    883,897    703,382
                                                              ----------   --------   --------
  Operating income..........................................      94,404     25,058     68,456
                                                              ----------   --------   --------
Other income (expense):
  Interest expense..........................................      (9,490)   (22,638)   (19,576)
  Interest income...........................................      30,200      8,512      5,917
  Other, net................................................      (1,095)    (2,889)    (2,095)
                                                              ----------   --------   --------
                                                                  19,615    (17,015)   (15,754)
                                                              ----------   --------   --------
Income before provision for income taxes, minority interests
  and equity in losses of affiliates........................     114,019      8,043     52,702
Provision for income taxes..................................      57,602      8,424     17,426
                                                              ----------   --------   --------
Income (loss) before minority interests and equity in losses
  of affiliates.............................................      56,417       (381)    35,276
Minority interests..........................................        (442)       107         28
Equity in losses of unconsolidated affiliates...............          --       (300)      (396)
                                                              ----------   --------   --------
Net income (loss) applicable to common and Class B common
  stockholders..............................................  $   56,859   $   (788)  $ 34,852
                                                              ==========   ========   ========
Net income (loss) per common and Class B common share:
  Basic.....................................................  $     0.56   $  (0.01)  $   0.40
                                                              ==========   ========   ========
  Diluted...................................................  $     0.53   $  (0.01)  $   0.39
                                                              ==========   ========   ========
Weighted average shares outstanding:
  Basic.....................................................     101,413     90,152     87,449
                                                              ==========   ========   ========
  Diluted...................................................     107,903     90,152     89,305
                                                              ==========   ========   ========

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Net income (loss)...........................................  $ 56,859   $  (788)   $34,852
Foreign currency translation adjustment.....................   (59,003)   (1,294)    (2,343)
                                                              --------   -------    -------
Comprehensive income (loss).................................  $ (2,144)  $(2,082)   $32,509
                                                              ========   =======    =======

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          CLASS B
                               COMMON STOCK,           COMMON STOCK,
                              $.001 PAR VALUE         $.001 PAR VALUE       ADDITIONAL       OTHER         UNAMORTIZED
                           ---------------------   ----------------------    PAID-IN     COMPREHENSIVE     STOCK-BASED
                             SHARES      AMOUNT      SHARES       AMOUNT     CAPITAL     INCOME (LOSS)    COMPENSATION    DEFICIT
                           ----------   --------   -----------   --------   ----------   --------------   -------------   --------
Balance, January 1,
  1998...................  58,805,531     $59       27,175,082     $ 27      $228,240       $(1,284)         $    --      $(22,619)
Issuance of common stock
  in connection with the
  exercise of options....     419,898       1               --       --         1,494            --               --            --
Tax benefit of stock
  options exercised......          --      --               --       --           407            --               --            --
Capital contribution from
  Principal Stockholder
  re: CEO bonus and
  other..................          --      --               --       --         1,250            --               --            --
Issuance of common stock
  in connection with
  acquisitions...........     402,812      --               --       --         5,546            --               --            --
Issuance of compensatory
  options................          --      --               --       --           295            --               --            --
Issuance of common stock
  by pooled companies....   1,005,712       1               --       --        49,733            --               --            --
Repurchase and
  cancellation of common
  stock..................    (574,704)     (1)              --       --          (668)           --               --            --
Conversion of Class B
  shares.................  22,413,082      22      (22,413,082)     (22)           --            --               --            --
Issuance of common stock
  for compensation.......     515,420       1               --       --        11,941            --           (3,308)           --
Issuance of common stock
  for matching
  contribution to 401(k)
  plan...................      54,546      --               --       --           627            --               --            --
Amortization of stock
  based compensation.....          --      --               --       --            --            --              576            --
Pooled companies'
  earnings included in
  both current and
  previous years.........          --      --               --       --            --            --               --        (3,182)
Pooled company's
  earnings, excluded from
  statement of
  operations.............          --      --               --       --            --            --               --           873
Foreign currency
  translation
  adjustment.............          --      --               --       --            --        (2,343)              --            --
Dividends declared by
  pooled companies.......          --      --               --       --            --            --               --       (22,963)
Net income...............          --      --               --       --            --            --               --        34,852
                           ----------     ---      -----------     ----      --------       -------          -------      --------
Balance, December 31,
  1998...................  83,042,297     $83        4,762,000     $  5      $298,865       $(3,627)         $(2,732)     $(13,039)
                           ==========     ===      ===========     ====      ========       =======          =======      ========


                               TOTAL
                           STOCKHOLDERS'
                              EQUITY
                           -------------
Balance, January 1,
  1998...................    $204,423
Issuance of common stock
  in connection with the
  exercise of options....       1,495
Tax benefit of stock
  options exercised......         407
Capital contribution from
  Principal Stockholder
  re: CEO bonus and
  other..................       1,250
Issuance of common stock
  in connection with
  acquisitions...........       5,546
Issuance of compensatory
  options................         295
Issuance of common stock
  by pooled companies....      49,734
Repurchase and
  cancellation of common
  stock..................        (669)
Conversion of Class B
  shares.................          --
Issuance of common stock
  for compensation.......       8,634
Issuance of common stock
  for matching
  contribution to 401(k)
  plan...................         627
Amortization of stock
  based compensation.....         576
Pooled companies'
  earnings included in
  both current and
  previous years.........      (3,182)
Pooled company's
  earnings, excluded from
  statement of
  operations.............         873
Foreign currency
  translation
  adjustment.............      (2,343)
Dividends declared by
  pooled companies.......     (22,963)
Net income...............      34,852
                             --------
Balance, December 31,
  1998...................    $279,555
                             ========

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          CLASS B
                               COMMON STOCK,           COMMON STOCK,
                              $.001 PAR VALUE         $.001 PAR VALUE       ADDITIONAL       OTHER         UNAMORTIZED
                           ---------------------   ----------------------    PAID-IN     COMPREHENSIVE     STOCK-BASED
                             SHARES      AMOUNT      SHARES       AMOUNT     CAPITAL     INCOME (LOSS)    COMPENSATION    DEFICIT
                           ----------   --------   -----------   --------   ----------   --------------   -------------   --------
Balance, December 31,
  1998...................  83,042,297     $83        4,762,000     $ 5       $298,865       $(3,627)         $(2,732)     $(13,039)
Issuance of common stock
  in connection with the
  exercise of options....   2,230,990       2               --      --         19,044            --               --            --
Tax benefit of stock
  options exercised......          --      --               --      --         11,869            --               --            --
Issuance of common stock
  in connection with
  acquisitions...........     928,619       1               --      --         24,275            --               --            --
Issuance of compensatory
  options................          --      --               --      --            680            --               --            --
Issuance of common stock
  for matching
  contribution to 401(k)
  plan...................      42,954      --               --      --            902            --               --            --
Forfeiture of stock-based
  compensation due to
  departure of employees
  of pooled entity.......          --      --               --      --         (1,033)           --            1,033            --
Issuance of common stock
  for employee stay
  bonuses................     462,772       1               --      --          7,048            --               --            --
Issuance of common stock
  for purchase of
  minority interest......      38,862      --               --      --          1,210            --               --            --
Tax benefit in connection
  with taxable pooling of
  interests..............          --      --               --      --          6,400            --               --            --
Public offering of shares
  by pooled entity.......     514,959      --               --      --          8,155            --               --            --
Accelerated vesting of
  stock based
  compensation...........          --      --               --      --             --            --            1,699            --
Pooled companies' losses
  included in both
  current and previous
  years..................          --      --               --      --             --            --               --         1,941
Foreign currency
  translation
  adjustment.............          --      --               --      --             --        (1,294)              --            --
Dividends declared by
  pooled companies.......          --      --               --      --             --            --               --       (25,668)
Net loss.................          --      --               --      --             --            --               --          (788)
                           ----------     ---      -----------     ---       --------       -------          -------      --------
Balance, December 31,
  1999...................  87,261,453     $87        4,762,000     $ 5       $377,415       $(4,921)         $    --      $(37,554)
                           ==========     ===      ===========     ===       ========       =======          =======      ========


                               TOTAL
                           STOCKHOLDERS'
                              EQUITY
                           -------------
Balance, December 31,
  1998...................    $279,555
Issuance of common stock
  in connection with the
  exercise of options....      19,046
Tax benefit of stock
  options exercised......      11,869
Issuance of common stock
  in connection with
  acquisitions...........      24,276
Issuance of compensatory
  options................         680
Issuance of common stock
  for matching
  contribution to 401(k)
  plan...................         902
Forfeiture of stock-based
  compensation due to
  departure of employees
  of pooled entity.......          --
Issuance of common stock
  for employee stay
  bonuses................       7,049
Issuance of common stock
  for purchase of
  minority interest......       1,210
Tax benefit in connection
  with taxable pooling of
  interests..............       6,400
Public offering of shares
  by pooled entity.......       8,155
Accelerated vesting of
  stock based
  compensation...........       1,699
Pooled companies' losses
  included in both
  current and previous
  years..................       1,941
Foreign currency
  translation
  adjustment.............      (1,294)
Dividends declared by
  pooled companies.......     (25,668)
Net loss.................        (788)
                             --------
Balance, December 31,
  1999...................    $335,032
                             ========

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  CLASS B
                                       COMMON STOCK,           COMMON STOCK,
                                      $.001 PAR VALUE         $.001 PAR VALUE       ADDITIONAL       OTHER
                                   ---------------------   ----------------------    PAID-IN     COMPREHENSIVE
                                     SHARES      AMOUNT      SHARES       AMOUNT     CAPITAL     INCOME (LOSS)    DEFICIT
                                   ----------   --------   -----------   --------   ----------   --------------   --------
Balance, December 31, 1999.......  87,261,453     $87        4,762,000     $ 5      $ 377,415       $ (4,921)     $(37,554)
Issuance of common stock in
  connection with public offering
  completed on Feb. 2, 2000......   8,000,000       8               --      --        594,230             --            --
Issuance of common stock in
  connection with the exercise of
  options........................   2,130,956       2               --      --         33,309             --            --
Tax benefit of stock options
  exercised......................          --      --               --      --         17,436             --            --
Issuance of common stock in
  connection with acquisitions...   1,392,478       2               --      --         94,164             --            --
Issuance of common stock for
  matching contribution to 401(k)
  plan...........................      14,399      --               --      --          1,023             --            --
Issuance of common stock for
  employee stay bonuses..........     346,302      --               --      --         10,233             --            --
Other issuances of common stock
  of pooled companies............      65,140      --               --      --          2,221             --            --
Pooled companies' earnings
  included in both current and
  previous years.................          --      --               --      --             --             --          (285)
Foreign currency translation
  adjustment.....................          --      --               --      --             --        (59,003)           --
Dividends declared by pooled
  companies......................          --      --               --      --             --             --       (27,355)
Net income.......................          --      --               --      --             --             --        56,859
                                   ----------     ---      -----------     ---      ----------      --------      --------
Balance, December 31, 2000.......  99,210,728     $99        4,762,000     $ 5      $1,130,031      $(63,924)     $ (8,335)
                                   ==========     ===      ===========     ===      ==========      ========      ========


                                       TOTAL
                                   STOCKHOLDERS'
                                      EQUITY
                                   -------------
Balance, December 31, 1999.......   $  335,032
Issuance of common stock in
  connection with public offering
  completed on Feb. 2, 2000......      594,238
Issuance of common stock in
  connection with the exercise of
  options........................       33,311
Tax benefit of stock options
  exercised......................       17,436
Issuance of common stock in
  connection with acquisitions...       94,166
Issuance of common stock for
  matching contribution to 401(k)
  plan...........................        1,023
Issuance of common stock for
  employee stay bonuses..........       10,233
Other issuances of common stock
  of pooled companies............        2,221
Pooled companies' earnings
  included in both current and
  previous years.................         (285)
Foreign currency translation
  adjustment.....................      (59,003)
Dividends declared by pooled
  companies......................      (27,355)
Net income.......................       56,859
                                    ----------
Balance, December 31, 2000.......   $1,057,876
                                    ==========

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                2000         1999          1998
                                                              ---------   -----------   -----------
Cash flows from operating activities:
  Net income (loss).........................................  $  56,859   $      (788)  $    34,852
                                                              ---------   -----------   -----------
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................     62,618        48,123        38,803
    Provision for doubtful accounts.........................     25,990        14,735         6,734
    Tax benefit of stock options exercised..................     17,436        11,869           407
    Net (gain) loss on disposal and write-off of fixed
      assets................................................       (539)       12,118         2,907
    Common stock issued for matching contribution to 401(k)
      plan and employee stay bonuses........................     11,256         7,951         9,261
    Provision (benefit) for deferred income taxes...........     17,669        (4,123)       (1,605)
    Waived CEO bonus........................................         --            --         1,250
    Minority interests and other............................         --           406           130
    Effect of pooled companies' (earnings) losses included
      in more than one period...............................       (285)        1,941        (3,182)
    Effect of pooled company earnings excluded from the
      period presented......................................         --            --           873
  Changes in assets and liabilities, net of effects from
    purchases of businesses:
    Increase in accounts receivable, net....................    (49,733)      (91,568)      (24,815)
    Increase in work-in-process, prepaid and other..........    (43,625)      (16,327)      (15,913)
    Increase in deferred commissions and fees...............     78,651        57,162         7,866
    Increase in accounts payable, accrued expenses and other
      current liabilities...................................     11,094        62,712        15,892
                                                              ---------   -----------   -----------
      Total adjustments.....................................    130,532       104,999        38,608
                                                              ---------   -----------   -----------
      Net cash provided by operating activities.............    187,391       104,211        73,460
                                                              ---------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................    (78,891)      (44,112)      (36,217)
  Payments for purchases of businesses, net of cash
    acquired................................................   (112,595)      (28,641)      (47,714)
  Purchases of short and long term investments..............         --          (150)      (38,281)
  Sales of short term investments...........................         --           101        39,047
  Proceeds from sale of assets..............................         --         9,749           648
  Other.....................................................         --          (290)       (3,192)
                                                              ---------   -----------   -----------
      Net cash used in investing activities.................   (191,486)      (63,343)      (85,709)
                                                              ---------   -----------   -----------
Cash flows from financing activities:
  Payments on capitalized leases............................     (4,284)       (3,618)       (4,009)
  Borrowings under line of credit and proceeds from issuance
    of long-term debt.......................................    164,888     1,308,820     1,066,183
  Repayments under line of credit and principal payments on
    long-term debt..........................................   (252,344)   (1,361,846)   (1,056,318)
  Net proceeds from stock issuance..........................    595,748         8,155        49,065
  Cash received from the exercise of employee stock
    options.................................................     33,311        19,046         1,495
  Redemption of minority interest...........................         --        (2,000)           --
  Dividends paid by pooled companies........................    (27,355)      (24,838)      (24,393)
                                                              ---------   -----------   -----------
      Net cash provided by (used in) financing activities...    509,964       (56,281)       32,023
                                                              ---------   -----------   -----------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (1,501)         (754)         (158)
                                                              ---------   -----------   -----------
Net increase (decrease) in cash and cash equivalents........    504,368       (16,167)       19,616
Cash and cash equivalents, beginning of year................     67,733        83,900        64,284
                                                              ---------   -----------   -----------
Cash and cash equivalents, end of year......................  $ 572,101   $    67,733   $    83,900
                                                              =========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    TMP Worldwide Inc. ("TMP" or the "Company"), founded in 1967, is a global provider of career solutions. The Company, through its flagship Interactive product, Monster-Registered Trademark-.com (www.monster.com), is the on-line recruitment leader and a provider of on-line moving services, through the Company's website, Monstermoving-TM-.com (www.monstermoving.com). TMP is also the world's largest recruitment advertising agency network through its Advertising & Communications division, one of the world's largest selection and temporary contracting agencies through its eResourcing division, a premier Executive Search firm, and the world's largest yellow pages advertising agency through its Directional Marketing division.

    During the period of January 1, 2000 through December 31, 2000, the Company consummated mergers with the following companies (the "2000 Mergers") in transactions that provided for the exchange of all of the outstanding stock of each entity for a total of 10,721,054 shares of TMP common stock:

                                                                                     NUMBER OF
ENTITY                                 BUSINESS SEGMENT         ACQUISITION DATE   SHARES ISSUED
------                           ----------------------------   ----------------   -------------
HW Group PLC...................  eResourcing                    February 16,
                                                                2000                   715,769
Microsurf, Inc.................  Monstermoving.com              February 16,
                                                                2000                   684,462
Burlington Wells, Inc..........  eResourcing                    February 29,
                                                                2000                    52,190
Illsley Bourbonnais............  Executive Search               March 1, 2000          246,702
System One Services, Inc.......  eResourcing                    April 3, 2000        1,022,257
GTR Advertising................  Advertising & Communications   April 4, 2000           54,041
Virtual Relocation.com, Inc....  Monstermoving.com              May 9, 2000            947,916
Business Technologies Ltd......  Monster.com                    May 17, 2000           205,703
Simpatix, Inc..................  Monster.com                    May 31, 2000           155,480
Rollo Associates, Inc..........  Executive Search               May 31, 2000           110,860
Web Technology Partners,         Monster.com
  Inc..........................                                 May 31, 2000           623,892
Rich, Gardner & Associates,      Advertising & Communications
  Ltd..........................                                 August 31, 2000         43,535
Stratascape, Inc...............  eResourcing                    August 31, 2000        311,978
Cashback2.com, Inc.............  Monstermoving.com              November 1, 2000        90,750
Jobtrak Corporation............  Monster.com                    November 7, 2000     3,333,060
SPEC Group Holdings, Inc.......  eResourcing                    December 6, 2000       357,782
People.com Consultants, Inc....  eResourcing                    December 8, 2000     1,764,677

    The transactions for the above acquired entities were accounted for as poolings of interests. As a result, the financial position, and statements of income (loss), comprehensive income (loss) and cash flows are presented as if the combining companies had been consolidated for all periods presented. In addition, the consolidated statements of stockholders' equity reflect TMP's accounts as if the additional common stock issued in connection with each of the aforementioned combinations had been issued for all periods when each of the related companies had issued shares and for the amounts that reflect the exchange ratios of the 2000 Mergers. The consolidated balance sheets of the Company as of December 31, 2000 and 1999 have been combined with those of the 2000 Mergers, all as of December 31, 2000 and 1999, except for the following:
Illsley Bourbonnais, for which the balance sheet as of January 31, 2000 has been combined with that of TMP as of December 31, 1999 and Business
Technologies Ltd. ("BTL"), for which the balance sheet as of July 31, 1999 is combined with that of TMP as of December 31, 1999.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
    The consolidated statements of income (loss) combine the results of TMP for each year in the three year period ended December 31, 2000 with those of the 2000 Mergers all for the same periods except for the following: Illsley Bourbonnais, for which the statements of income (loss) for the years ended January 31, 2000 and 1999 are included in the statements of income (loss) for the years ended December 31, 1999 and 1998, respectively; BTL, for which the statements of income (loss) for the years ended July 31, 1999 and 1998 are included in the statements of income (loss) for the years ended December 31, 1999 and 1998, respectively; and HW Group PLC ("HW"), for which the statement of income (loss) for the year ended March 31, 1999 is included in the statement of income (loss) for the year ended December 31, 1998.

    The results of Illsley Bourbonnais for the month ended January 31, 2000 are included in both the consolidated statements of income (loss) for the years ended December 31, 2000 and 1999. Therefore, the following amounts have been included in both periods: (a) commissions and fees of $1.0 million and (b) net income of $285 thousand, with no impact on net income (loss) per share. Additionally, due to immateriality, the results of BTL for the period August 1, 1999 through December 31, 1999 of $314 thousand, in commissions and fees and $50 thousand, in net income have not been included in the consolidated statement of income (loss) for the year ended December 31, 1999 because the results of BTL for the fiscal year ended July 31, 1999 were combined with our consolidated statement of income (loss) for the year ended December 31, 1999. In addition, the results of HW, for the three months ended March 31, 1999 are included in the consolidated statements of income (loss) in both years ended December 31, 1999 and 1998, and the effects on both periods on (a) commissions and fees was $11.1 million, (b) net income was $1.9 million and (c) diluted earnings per share was $0.02.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method when the Company owns at least 20% but no more than 50% of such affiliates, unless in the case of a 50% ownership where there is managerial control by the Company. Under the equity method, the Company records its proportionate share of profits and losses based on its percentage interest in these affiliates.

NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in five business segments: Interactive (including Monster.com and Monstermoving.com), Advertising & Communications, eResourcing, Executive Search and Directional Marketing. The Company's commissions and fees are earned from the following activities: (a) job postings placed on its career website, Monster.com, (b) resume and other database access, (c) executive placement services, (d) moving related advertisements on its website, Monstermoving.com, (e) mid-level employee selection and temporary contracting services, (f) selling and placing recruitment advertising and related services,
(g) resume screening services and (h) selling and placing yellow page advertising and related services. These services are provided to a large number of customers in many different industries. The

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company operates principally throughout North America, the United Kingdom, Continental Europe and the Asia/Pacific Region (primarily Australia and New Zealand).

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. For the most part, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area. In addition, the Company invests in short term commercial paper rated P1 by Moody's or A1 by Standard & Poors or better.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

    The carrying amount reported for long-term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of commissions and fees and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents, which consist primarily of commercial paper and time deposits, are stated at cost, which approximates fair value. For financial statement presentation purposes, the Company considers all highly liquid investments having an original maturity of three months or less as cash equivalents. At December 31, 2000 and 1999, outstanding checks in excess of cash balances were included in accounts payable on the balance sheet.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                               YEARS
                                                              --------
Buildings and improvements..................................    5-32
Furniture and equipment.....................................    3-10
Capitalized software costs..................................     3-5
Computer equipment..........................................     3-7
Transportation equipment....................................    3-18

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

INTANGIBLES

    Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of the value of ongoing client relationships, trademarks and goodwill. These costs are being amortized over periods ranging from two to thirty years on a straight-line basis.

LONG-LIVED ASSETS

    Long-lived assets, such as ongoing client relationships, goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the other comprehensive loss account in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in other income (expense).

COMMISSIONS AND FEES RECOGNITION AND WORK-IN-PROCESS

    The Company earns fees for the placement of job postings on the Internet, primarily its careers Web site, Monster.com. Such website related fees are recognized over the length of the underlying agreement, typically one to six months. In addition, it earns fees for resume and other database access. The amounts not recognized are reported on the balance sheet as deferred commissions and fees. The Company also derives commissions and fees for job advertisements placed in newspapers and other media, plus associated fees for related services. Commissions and fees are generally recognized upon placement date for newspapers and other media. For permanent placement services provided, a fee equal to between 20% and 30% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (the average length of time needed to successfully complete an assignment). For eResourcing's temporary contracting business, commission and fees are recorded when the contracted services are performed.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The amounts charged to clients for temporary contracting services are reported in gross billings and commission and fees after deducting the costs of the temporary contractors. The details for such amounts for both traditional and interactive operations are (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  2000       1999       1998
                                                --------   --------   --------
Temporary contracting Revenue.................  $697,126   $576,189   $458,937
Temporary contracting Costs...................   535,916    462,535    369,179
                                                --------   --------   --------
Temporary contracting Billings/Commissions and
  fees........................................  $161,210   $113,654   $ 89,758
                                                ========   ========   ========

    The Company also earns fees for Executive Search services and these are recognized as clients are billed. Billings begin with the client's acceptance of a contract. A retainer equal to 33 1/3% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (at which time, in general, the retainer has been substantially earned). A final invoice is issued in the event that the candidate's actual compensation package exceeds the original estimate. The company also derives commissions and fees from the placement of advertisements in telephone directories (yellow page advertising). Commissions and fees for yellow pages are recognized on the publication's closing dates.

    The Company's quarterly commissions and fees are affected by the cyclical nature of its operating segments. The Company's quarterly commissions and fees for our Advertising & Communications Division are typically highest in the second quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in Advertising & Communications. The timing of yellow page directory closings is currently concentrated in the third quarter. However, yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's Directional Marketing results are also affected by yellow page publisher incentive commissions earned for the year, which are typically reported in the fourth quarter. Amounts reported in the three months ended December 31, 2000, 1999 and 1998 for year-end incentive commissions were $1.5 million, $0.1 million and $0.9 million, respectively.

    Direct operating costs incurred that relate to future commissions and fees, principally for yellow page advertisements, are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related commission is recognized as income.

INCOME TAXES

    The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION

    The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE

    Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants.

    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

December 31, 2000:
Basic.......................................................  101,413
Effect of assumed conversion of stock options...............    6,490*
                                                              -------
Diluted.....................................................  107,903
                                                              =======

December 31, 1999:
Basic.......................................................   90,152
Effect of assumed conversion of stock options...............        *
                                                              -------
Diluted.....................................................   90,152
                                                              =======

December 31, 1998:
Basic.......................................................   87,449
Effect of assumed conversion of stock options...............    1,856
                                                              -------
Diluted.....................................................   89,305
                                                              =======

------------------------

* Certain stock options were excluded from the computation of earnings per share due to their antidilutive effect. The weighted average number of such options is approximately 267 and 4,307 for 2000 and 1999, respectively.

COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company's only item of other comprehensive income (loss) is foreign currency translation adjustments, which relate to investments which are permanent

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in nature. To the extent that such amounts related to investments which are permanent in nature, no adjustments for income taxes is made.

CAPITALIZED SOFTWARE COSTS

    Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes certain incurred software development costs in accordance with, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Costs incurred during the application-development stage for software bought and further customized by outside vendors for the Company's use and software developed by a vendor for the Company's proprietary use have been capitalized. Costs incurred for the Company's own personnel who are directly associated with software development are capitalized. Capitalized software costs are being amortized over periods of 3 to 5 years.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which had an initial adoption date by the Company of January 1, 2000. During the second quarter of 1999, the FASB postponed the adoption date of SFAS No. 133 until January 1, 2001. The FASB further amended SFAS No. 133 in June 2000. SFAS No. 133 requires that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive earnings, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in other comprehensive earnings will be reclassified as earnings in the periods in which earnings are affected by the hedged item. The adoption of this statement did not have a significant impact on the Company's results of operations, financial position or cash flows.

    In 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements," which became effective in the fourth quarter of 2000. The adoption of SAB No. 101 did not have a material effect on the Company's financial statements.

    In 2000, the Emerging Issues Task Force ("EITF") of the FASB issued EITF Issue No. 00-2, "Website Development Costs," which established guidelines for accounting for website development costs and became effective for quarters beginning after June 30, 2000. The adoption of EITF Issue No. 00-2 did not have a significant effect on the Company's financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 3--ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net consists of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                           2000        1999
                                                        ----------   --------
Trade.................................................   $578,511    $502,736
Earned commissions(a).................................     11,474      11,422
                                                         --------    --------
                                                          589,985     514,158
Less: Allowance for doubtful accounts.................     38,739      26,270
                                                         --------    --------
  Accounts receivable, net............................   $551,246    $487,888
                                                         ========    ========

------------------------

    (a) Earned commissions receivable represent commissions on advertisements that have not been published, and relate to yellow page advertisements only. Upon publication of the related yellow page directories, the earned commissions plus the related advertising cost at December 31, 2000 and 1999 are recorded as accounts receivable of $63,143 and $66,648, respectively, and the related advertising costs are recorded as accounts payable of $51,669 and $55,226, respectively.

NOTE 4--PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consists of the following:

                                                             DECEMBER 31,
                                                         ---------------------
                                                            2000        1999
                                                         ----------   --------
Capitalized software costs.............................   $ 44,005    $27,240
Buildings and improvements.............................      2,193      1,581
Furniture and equipment................................    123,659     82,059
Leasehold improvements.................................     44,184     24,707
Transportation equipment...............................      4,529      6,182
Computer equipment.....................................     40,240     39,934
                                                          --------    -------
                                                           258,810    181,703
Less: Accumulated depreciation and amortization........    115,060     96,837
                                                          --------    -------
  Property and equipment, net..........................   $143,750    $84,866
                                                          ========    =======

    Property and equipment includes equipment under capital leases at December 31, 2000 and 1999 with a cost of $17,294 and $9,074, respectively, and accumulated amortization of $8,860 and $6,022, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS

ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD

    During the period of January 1, 2000 through December 31, 2000, the Company completed the following mergers (the "2000 Mergers") which provided for the exchange of all of the outstanding stock of each entity for shares of TMP stock and are accounted for as poolings of interests (See Note 1):

                                                                                                     NUMBER OF TMP
ENTITY                                  BUSINESS SEGMENT     GEOGRAPHIC REGION   ACQUISITION DATE    SHARES ISSUED
------                                 -------------------  -------------------  -----------------   -------------
HW Group PLC.........................  eResourcing          United Kingdom       February 16, 2000       715,769

Microsurf, Inc.......................  Monstermoving.com    North America        February 16, 2000       684,462

Burlington Wells, Inc................  eResourcing          North America        February 29, 2000        52,190

Illsley Bourbonnais..................  Executive Search     North America        March 1, 2000           246,702

System One Services, Inc.............  eResourcing          North America        April 3, 2000         1,022,257

GTR Advertising......................  Advertising &        North America        April 4, 2000            54,041
                                       Communications

Virtual Relocation.com, Inc..........  Monstermoving.com    North America        May 9, 2000             947,916

Business Technologies Ltd............  Monster.com          United Kingdom       May 17, 2000            205,703

Simpatix, Inc........................  Monster.com          North America        May 31, 2000            155,480

Rollo Associates, Inc................  Executive Search     North America        May 31, 2000            110,860

Web Technology Partners, Inc.........  Monster.com          North America        May 31, 2000            623,892

Rich, Gardner & Associates, Ltd......  Advertising &        North America        August 31, 2000          43,535
                                       Communications

Stratascape, Inc.....................  eResourcing          North America        August 31, 2000         311,978

Cashback2.com, Inc...................  Monstermoving.com    North America        November 1, 2000         90,750

Jobtrak Corporation..................  Monster.com          North America        November 7, 2000      3,333,060

SPEC Group Holding, Inc..............  eResourcing          North America        December 6, 2000        357,782

People.com Consultants, Inc..........  eResourcing          North America and    December 8, 2000      1,764,677
                                                            Asia-Pacific

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
    The effects of the retroactive restatement on the Company's 1999 and 1998 financial statements for the 2000 Mergers accounted for as pooling of interests are summarized below:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Commissions and fees:
TMP, as previously reported on Form 10-K for
  the year ended December 31, 1999..........................  $765,805   $657,486
  HW Group PLC..............................................    41,708     46,774
  Microsurf, Inc............................................     5,040      1,543
  Burlington Wells, Inc.....................................     2,705      2,101
  Illsley Bourbonnais.......................................     7,997      5,568
  System One Services, Inc..................................    33,573     23,212
  GTR Advertising...........................................     2,961      2,943
  Virtual Relocation.com, Inc...............................     1,353        168
  Business Technologies Ltd.................................       786        352
  Simpatix, Inc.............................................        37         (5)
  Rollo Associates, Inc.....................................     3,597      2,599
  Web Technology Partners, Inc..............................     3,645      1,776
  Rich, Gardner & Associates, Ltd...........................     2,710      2,619
  Stratascape, Inc..........................................     2,583        987
  Cashback2.com, Inc........................................        17         --
  Jobtrak Corporation.......................................    13,800     10,866
  SPEC Group Holdings, Inc..................................    13,076      9,628
  People.com Consultants, Inc...............................     7,562      3,221
                                                              --------   --------
TMP, as restated............................................  $908,955   $771,838
                                                              ========   ========

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Net income (loss) applicable to common and Class B common
  shareholders:
TMP, as previously reported on Form 10-K for
  the year ended December 31, 1999..........................  $ (7,405)  $ 20,542
  HW Group PLC..............................................    (3,664)     4,458
  Microsurf, Inc............................................       509        283
  Burlington Wells, Inc.....................................       336        309
  Illsley Bourbonnais.......................................     4,313      3,192
  System One Services, Inc..................................       (82)       168
  GTR Advertising...........................................       123        229
  Virtual Relocation.com, Inc...............................    (2,922)      (480)
  Business Technologies Ltd.................................       111         65
  Simpatix, Inc.............................................      (552)      (473)
  Rollo Associates, Inc.....................................       301        679
  Web Technology Partners, Inc..............................      (122)        71
  Rich, Gardner & Associates, Ltd...........................       662        595
  Stratascape, Inc..........................................     1,380        303
  Cashback2.com, Inc........................................       (74)        --
  Jobtrak Corporation.......................................     2,872      2,542
  SPEC Group Holdings, Inc..................................      (133)       649
  People.com Consultants, Inc...............................     3,559      1,720
                                                              --------   --------
TMP, as restated............................................  $   (788)  $ 34,852
                                                              ========   ========
Net income (loss) per common and Class B common
  shareholders:
Basic:
TMP, as previously reported on Form 10-K for
  the year ended December 31, 1999..........................  $  (0.09)  $   0.27
TMP, as restated:...........................................  $  (0.01)  $   0.40

Diluted:
TMP, as previously reported on Form 10-K for
  the year ended December 31, 1999..........................  $  (0.09)  $   0.26
TMP, as restated:...........................................  $  (0.01)  $   0.39

MERGER & INTEGRATION COSTS INCURRED WITH POOLING OF INTERESTS TRANSACTIONS

    In connection with pooling of interests transactions, the Company expensed merger & integration costs of $64,604 for the twelve months ended December 31, 2000. Of this amount $31,910 is for merger costs and $32,694 is for integration costs.

    The merger costs of $31,910 for the year ended December 31, 2000 consist of
(1) $8,652 of non-cash employee stay bonuses, amortization which relates to $9,761 recorded as prepaid compensation and a corresponding long-term liability, being expensed over the course of a year from the date of grant for TMP shares set aside for key personnel of acquired companies who must remain employees of the Company for a full year in order to earn such shares, (2) $536 paid in cash to key personnel of pooled companies as employee stay bonuses, (3) $15,865 of transaction related costs, including legal, accounting, printing and

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED) advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions, (4) $2,568 in severance costs for managers and staff of pooled companies, and (5) $4,289 for payments made in connection with the repayment of debt of a pooled company pursuant to change in control provisions of such debt. The $32,694 of integration costs consist of: (a) $6,229 for assumed lease obligations of closed facilities, net of $2.1 million of obligations subsequently cancelled, (b) $26,814 for consolidation of acquired facilities and associated write-offs, (c) $400 for severance, relocation and other employee costs, partially offset by a $749 recovery of a reserve for receivables. See schedule in Accrued Integration and Restructuring Costs below.

    The Company expensed merger and integration costs of $63,054 for the year ended December 31, 1999. Of this amount, $27,442 is for merger costs and $35,612 is for integration costs. The $27,442 of merger costs consists of (1) $5,944 of non-cash employee stay bonuses, which include (a) $4,826 for the amortization of $16,437 recorded as prepaid compensation and a corresponding long-term liability, being expensed over the course of a year from the date of grant for TMP shares set aside for key personnel of acquired companies who must remain employees of the Company for a full year in order to earn such shares, (b) $351 which is related to an option grant to employees of a pooled company and which represents the difference between the option price and the stock price on the day the options were granted and (c) $767 for TMP shares given to key personnel of a pooled company as employee stay bonuses, (2) $2,466 paid in cash to key personnel of pooled companies as employee stay bonuses, (3) $12,606 of transaction related costs, including legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions and (4) $6,426 in severance costs for managers of pooled companies. The $35,612 of integration costs consist of: (a) $9,221 for assumed lease obligations of closed facilities, (b) $20,392 for consolidation of acquired facilities and associated write-offs, (c) $3,172 for severance, relocation and other employee costs and (d) a $2,827 provision for uncollectible accounts receivable. See schedule in Accrued Integration and Restructuring Costs below.

    In connection with the pooling of interests transactions completed during 1998, the Company expensed merger related costs of $22,412. The $22,412 of merger costs for the year ended December 31, 1998 consists of (1) $11,934 of non-cash employee stay bonuses, which included (a) $3,622 for the amortization of $5,986, recorded as prepaid compensation and a corresponding long-term liability, being expensed over the eighteen months from April 1, 1998 to September 30, 1999 for TMP shares set aside for key personnel of pooled companies who must remain employees of the Company for a full year in order to earn such shares and (b) $8,312 for TMP shares to key personnel of pooled companies as employee stay bonuses and (2) $1,461 of stay bonuses paid as cash to key personnel of the pooled companies and (3) $9,017 of transaction related costs, including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD

    In addition to the pooling of interests transactions discussed above, the Company has acquired 55 businesses between January 1, 1998 and December 31, 2000 which have been accounted for under the purchase method of accounting. Accordingly, operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
    The summarized unaudited pro forma results of operations set forth below for the years ended December 31, 2000 and 1999 assume the acquisitions in 2000 and 1999 occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Total commissions and fees..................................  $1,346,307   $1,029,629
Net income (loss) applicable to common and Class B common
  stockholders..............................................      54,870          180
Net income (loss) per common and Class B common share:
  Basic.....................................................  $     0.54   $       --
  Diluted...................................................  $     0.50   $       --

    The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the years presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

ACCRUED INTEGRATION AND RESTRUCTURING COSTS

    Pursuant to the conclusions reached by the Emerging Issues Task Force ("EITF") of the FASB in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," and No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," in connection with the acquisitions and mergers made in 1997, 1998, 1999 and 2000 the Company formulated plans to integrate the operations of such companies. Such plans involve the closure of certain offices of the acquired and merged companies and the termination of certain management and employees. The objectives of the plans are to eliminate redundant facilities and personnel, and to create a single brand in the related markets in which the Company operates.

    In connection therewith the Company expensed $32,694 and $35,612 in 2000 and 1999, respectively, relating to integration activities which are included in merger and integration expenses. In addition, in 1999 LAI Worldwide, Inc. ("LAI") formulated plans to close its London England and Hong Kong offices.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
In connection with these office closings, LAI charged earnings for the year ended December 31, 1999 and 1998 for $2,789 and $3,543, respectively. These costs and liabilities include:

                                                     ADDITIONS                 DEDUCTIONS
                                              -----------------------   ------------------------
                                 BALANCE       CHARGED                     APPLIED                    BALANCE
                              DECEMBER 31,        TO        EXPENSED       AGAINST                 DECEMBER 31,
YEAR ENDED DECEMBER 31, 2000      1999         GOODWILL    (RECOVERY)   RELATED ASSET   PAYMENTS       2000
----------------------------  -------------   ----------   ----------   -------------   --------   -------------
Assumed lease obligations on
  closed facilities........      $ 9,564       $ 1,164       $ 6,229       $     --     $ (4,411)     $12,546(a)
Consolidation of acquired
  facilities...............        8,715         5,694        26,814         (6,662)     (24,216)      10,345(b)
Contracted lease payments
  exceeding current market
  costs....................          562           298            --             --         (346)         514(c)
Severance, relocation and
  other employee costs.....          954         8,118           400             --       (6,352)       3,120(d)
Provision for uncollectible
  receivable...............           --           470          (749)           279           --           --
Pension obligations........        1,658            --            --             --         (169)       1,489(e)
                                 -------       -------       -------       --------     --------      -------
Total......................      $21,453       $15,744       $32,694       $ (6,383)    $(35,494)     $28,014
                                 =======       =======       =======       ========     ========      =======

                                                    ADDITIONS                DEDUCTIONS
                                              ---------------------   ------------------------
                                 BALANCE       CHARGED                   APPLIED                    BALANCE
                              DECEMBER 31,        TO                     AGAINST                 DECEMBER 31,
YEAR ENDED DECEMBER 31, 1999      1998         GOODWILL    EXPENSED   RELATED ASSET   PAYMENTS       1999
----------------------------  -------------   ----------   --------   -------------   --------   -------------
Assumed lease obligations on
  closed facilities........      $ 9,590       $   705     $ 9,737       $ (1,872)    $ (8,596)     $ 9,564
Consolidation of acquired
  facilities...............        2,745         1,317      21,427         (6,704)     (10,070)       8,715
Contracted lease payments
  exceeding current market
  costs....................          707            --          --             --         (145)         562
Severance, relocation and
  other employee costs.....        1,952         1,359       4,410         (1,780)      (4,987)         954
Provision for uncollectible
  receivable...............           --            --       2,827         (2,827)          --           --
Pension obligations........        1,753            --          --             --          (95)       1,658
                                 -------       -------     -------       --------     --------      -------
Total......................      $16,747       $ 3,381     $38,401*      $(13,183)    $(23,893)     $21,453
                                 =======       =======     =======       ========     ========      =======

* Comprised of $35,612 for integration costs plus $2,789 for LAI restructuring.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)

                                                   ADDITIONS                DEDUCTIONS
                                             ---------------------   ------------------------
                                BALANCE       CHARGED                   APPLIED                    BALANCE
                              DECEMBER 31,       TO                     AGAINST                 DECEMBER 31,
YEAR ENDED DECEMBER 31, 1998      1997        GOODWILL    EXPENSED   RELATED ASSET   PAYMENTS       1998
----------------------------  ------------   ----------   --------   -------------   --------   -------------
Assumed lease obligations on
  closed facilities........      $ 7,830      $   767     $ 2,423       $     --     $ (1,430)     $ 9,590
Consolidation of acquired
  facilities...............        2,521        5,720          --             --       (5,496)       2,745
Contracted lease payments
  exceeding current market
  costs....................          783           73          --             --         (149)         707
Severance, relocation and
  other employee costs.....        4,017        3,357       1,120             --       (6,542)       1,952
Provision for uncollectible
  receivable...............           --           --          --             --           --           --
Pension obligations........        1,650          103          --             --           --        1,753
                                 -------      -------     -------       --------     --------      -------
Total......................      $16,801      $10,020     $ 3,543       $     --     $(13,617)     $16,747
                                 =======      =======     =======       ========     ========      =======

------------------------

(a) Accrued liabilities for surplus property in the amount of $12,546 as of December 31, 2000 relate to 58 leased office locations of the acquired companies that were either under-utilized prior to the acquisition date or have been or will be closed by December 31, 2001 in connection with the integration plans. The amount is based on the present value of minimum future lease obligations, net of estimated sublease income.

(b) Other costs associated with the consolidation of existing offices of acquired companies in the amount of $10,345 as of December 31, 2000 relate to termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

(c) Above market lease costs in the amount of $514 as of December 31, 2000 relate to the present value of contractual lease payments in excess of current market lease rates.

(d) Estimated severance payments, employee relocation expenses and other employee costs in the amount of $3,120 as of December 31, 2000 relate to estimated severance for terminated employees at closed locations, costs associated with employees transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate corporate headquarters and administrative personnel. As of December 31, 2000 the accrual related to approximately 52 employees including senior management, sales, service and administrative personnel. During the year ended December 31, 2000, payments of $6,352 were made to 143 members of senior management and employees for severance and charged against the reserve.

(e) Pension obligations in the amount of $1,489 were assumed in connection with the acquisition of Austin Knight Limited.

    The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. In connection with the finalization of preliminary plans relating to purchased entities, additions to restructuring reserves within one year of the date of acquisition are treated as additional purchase price;

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED) costs incurred resulting from plan revisions made after the first year will be charged to operations in the period in which they occur.

NOTE 6--INTANGIBLES, NET

    Intangibles, net consists of the following:

                                                                 DECEMBER 31,       AMORTIZATION
                                                              -------------------      PERIOD
                                                                2000       1999       (YEARS)
                                                              --------   --------   ------------
Client lists, net of accumulated amortization of $8,567 and
  $6,455 respectively.......................................  $ 14,825   $ 16,207   5 to 30
Covenants not to compete, net of accumulated amortization of
  $3,205 and $2,905, respectively...........................     1,491      1,880   2 to 6
Excess of cost of investments over fair value of net assets
  acquired, net of accumulated amortization of $43,446 and
  $31,704, respectively.....................................   499,110    305,901   5 to 30
Other, net of accumulated amortization of $2,445 and $2,206,
  respectively..............................................     5,662        281   4 to 10
                                                              --------   --------
                                                              $521,088   $324,269
                                                              ========   ========

NOTE 7--SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes amounted to the following:

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  2000       1999       1998
                                                --------   --------   --------
Interest......................................  $  4,998   $ 17,286   $ 15,313
Income taxes..................................    21,569     14,360     13,702

    In conjunction with business acquisitions, the Company used cash as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  2000       1999       1998
                                                --------   --------   --------
Fair value of assets acquired, excluding
  cash........................................  $153,098   $ 47,675   $ 61,800
Less: liabilities assumed and created upon
  acquisition.................................   (40,503)   (19,034)   (14,086)
                                                --------   --------   --------
Net cash paid.................................  $112,595   $ 28,641   $ 47,714
                                                ========   ========   ========
Capital lease obligations incurred............  $  5,113   $    931   $    588
                                                ========   ========   ========

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 8--FINANCING AGREEMENT

    The Company obtains its primary financing from a financial institution under a five year financing agreement as amended on November 5, 1998 (the "Agreement"). Subsequent to the five year term, which expires on November 4, 2003, the Agreement provides for one year extensions subject to bank approval unless terminated by either party at least 90 days prior to expiration of the initial term or any renewal term. The Agreement provides for borrowings of up to $185,000 at the Company's choice of either (1) the higher of (a) prime rate or
(b) Federal Funds rate plus 1/2 of 1% or (2) LIBOR plus a margin determined by the ratio of the Company's debt to earnings before interest, taxes, depreciation and amortization (EBITDA) as defined in the Agreement. At December 31, 2000 the margin equaled 0.50%. Borrowings under the Agreement are based on 90% of eligible accounts receivable, which are amounts billed under 120 days old and amounts to be billed as defined in the Agreement. Substantially all of the assets of the Company are pledged as collateral for borrowings under the Agreement. The Agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the Agreement. The Agreement also provides for a fee on any unused portion of the commitment based upon a rate determined by the ratio of the Company's debt to EBITDA. At December 31, 2000, this rate equaled 0.20%. At December 31, 2000, the outstanding principal under this agreement is approximately $34.9 million of which $25.8 million is reflected as a reduction to accounts receivable, $2.1 million is for Canadian operations and $7.0 million is for letters of credit. In addition, approximately
$150.1 million was unused and accounts receivable is sufficient to allow for the draw-down of the entire amount. At December 31, 2000, the prime rate, Federal Funds rate and one month LIBOR were 9.50%, 6.75% and 6.50% respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 9--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
Borrowings under financing agreement (see Note 8)........  $ 2,137    $ 58,664
Borrowings under other financing agreements, interest
  payable at rates varying from 5.0% to 9.2%, and
  collateralized by certain assets.......................    3,709      24,691
Senior subordinated promissory note issued by a pooled
  company with interest at 16%, paid upon merger.........       --      18,164
Pooled Company's line of credit collateralized by its
  assets, paid upon merger...............................       --      10,738
Acquisition notes payable, non-interest bearing, interest
  imputed at rates ranging from 5.0% to 9.5%, due in
  varying installments through 2006......................   19,295       5,252
Capitalized lease obligations, payable with interest from
  9% to 15%, in varying installments through 2006 (see
  Note 13)...............................................   10,219       9,387
Notes payable, in varying monthly installments maturing
  through 2001, with interest at rates ranging from 6.5%
  to 9.5%................................................      899         364
                                                           -------    --------
                                                            36,259     127,260
Less: Current portion....................................    8,225      21,250
                                                           -------    --------
                                                           $28,034    $106,010
                                                           =======    ========

    Long-term debt matures as follows:

                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
2002........................................................     $11,913
2003........................................................       7,251*
2004........................................................       4,534
2005........................................................       3,456
Thereafter..................................................         880
                                                                 -------
                                                                 $28,034
                                                                 =======

------------------------

* Of this amount, $2,137 is subject to one year extensions subsequent to 2003. See Note 8.

NOTE 10--JOINT VENTURES

    During the year ended December 31, 2000, the Company entered into joint venture agreements with NineMSN and Ecorp to facilitate the expansion of Monster.com in Australia and key Asia/Pacific regions. Under the terms of the agreements, Monster.com has become the exclusive job search and career content provider on NineMSN's Internet portal site and gains access to Ecorp's pre-established internet markets in

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 10--JOINT VENTURES (CONTINUED)
Singapore, Hong Kong, India, Thailand and the Philippines. The Company is a 50% shareholder in the Australian venture and a 65% shareholder in the Asia/Pacific venture. Both ventures are consolidated to reflect the managerial and operating control by TMP.

NOTE 11--STOCKHOLDERS' EQUITY

(A) COMMON AND CLASS B COMMON STOCK

    Common and Class B common stock have identical rights except that each share of Class B common stock is entitled to ten votes and is convertible, at any time, at the option of the stockholder into one share of common stock.

    Effective February 29, 2000, a 2-for-1 stock split in the form of a stock dividend was paid. All share and per share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

(B) STOCK OPTIONS

    In January 1996, the Company's Board of Directors (the "Board") adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options, to purchase an aggregate of up to 1,800,000 shares (amended to 6,000,000 on April 27, 1998) of the common stock of the Company. The Stock Option Plan permits the granting of options to officers, employees and consultants of the Company, its subsidiaries and affiliates.

    Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a nonqualified stock option must be not less than the par value of a share of the common stock on the date of grant. The term of an incentive or nonqualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Stock Option Plan provides that the maximum option grant which may be made to an executive officer in any calendar year is 90,000 shares (amended to 300,000 on June 25, 1997). At December 31, 2000, approximately 1,475,037 options were exercisable and 1,513,845 options are available for future grants.

    In January 1996, the Company also adopted a stock option plan for non-employee directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 360,000 shares of common stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for an automatic grant to each of the Company's non-employee directors of an option to purchase 22,500 shares of common stock on the date of such director's initial election or appointment to the Board. The options will have an exercise price of 100% of the fair market value of the common stock on the date of grant, have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors. At December 31, 2000, approximately 66,740 options were exercisable and 270,000 options were available for future grants

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    In December 1998, the Company also adopted, subject to stockholder approval, a long-term incentive plan (the "1999 Plan"), pursuant to which stock options, stock appreciation rights, restricted stock and other equity based awards may be granted. Stock options which may be granted may be incentive stock options and nonqualified stock options within the meaning of the Code. The total number of shares of the common stock of the Company which may be granted under the 1999 Plan is the sum of 30,000,000 and the number of shares available for new awards under the Stock Option Plan. At December 31, 2000, approximately 3,378,520 options were exercisable and 13,679,828 options are available for future grants.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions; risk-free interest rates of approximately 6.3%, 6.1%, and 4.6% in 2000, 1999 and 1998, respectively; volatility factor of the expected market price of the Company's common stock of 80%, 46% and 24% in 2000, 1999 and 1998, respectively; a weighted average expected life of the options of 8 years in 2000, 1999 and 1998; and no dividend yield in 2000, 1999 and 1998.

    Under the accounting provisions of SFAS 123, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                    2000       1999       1998
                                                  --------   --------   --------
Net income (loss) applicable to common and
  Class B common stockholders...................  $ 7,934    $(33,608)  $27,875
Net income (loss) per common and
  Class B common share:
  Basic.........................................  $  0.08    $  (0.37)  $  0.32
  Diluted.......................................  $  0.07    $  (0.37)  $  0.31

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the status of the Company's fixed stock option plans as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates is presented.

                              DECEMBER 31, 2000               DECEMBER 31, 1999              DECEMBER 31, 1998
                        -----------------------------   -----------------------------   ----------------------------
                                     WEIGHTED AVERAGE                WEIGHTED AVERAGE               WEIGHTED AVERAGE
                          SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                        ----------   ----------------   ----------   ----------------   ---------   ----------------
Outstanding at
  beginning of year...  15,957,342        $24.43         8,615,402        $12.12        5,659,600        $ 9.76
Granted...............   3,907,862         57.49        10,724,025         30.53        4,088,951         18.10
Exercised.............  (2,130,956)        16.29        (2,330,990)         8.75         (419,898)         3.60
Forfeited/cancelled...    (874,769)        34.29        (1,051,095)        20.50         (713,251)        35.83
                        ----------                      ----------                      ---------
Outstanding at end of
  year................  16,859,479        $31.44        15,957,342        $24.43        8,615,402        $12.12
                        ==========                      ==========                      =========
Options exercisable at
  year-end............   4,920,297        $21.75         3,251,747        $12.16          768,594        $10.03
                        ==========                      ==========                      =========
Weighted average fair
  value of options
  granted during the
  year................                    $44.57                          $18.74                         $ 5.86

    The following table summarizes information about stock options outstanding at December 31, 2000.

                                                               WEIGHTED AVERAGE
                             NUMBER                               REMAINING             NUMBER
      RANGE OF           OUTSTANDING AT     WEIGHTED AVERAGE   CONTRACTUAL LIFE     EXERCISABLE AT     WEIGHTED AVERAGE
   EXERCISE PRICES     DECEMBER 31, 2000     EXERCISE PRICE        (YEARS)        DECEMBER 31, 2000     EXERCISE PRICE
---------------------  ------------------   ----------------   ----------------   ------------------   ----------------
$0.00 to $10.00......       1,631,226            $ 5.87              6.2               1,353,980            $ 6.18
10.01 to  20.00......       3,017,059             15.24              7.6               1,293,866             15.14
20.01 to  26.00......       5,071,119             23.06              8.5                 821,008             23.10
26.01 to  50.00......       4,572,977             42.96              8.7               1,380,836             40.54
50.01 to  81.38......       2,567,098             61.20              9.4                  70,607             58.31
                           ----------            ------                                ---------            ------
    Total............      16,859,479            $31.44                                4,920,297            $21.75
                           ==========            ======                                =========            ======

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION (BENEFIT) FOR INCOME TAXES

    The components of income (loss) before the provision (benefit) for income taxes, minority interests and equity in losses of affiliates are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    2000       1999       1998
                                                  --------   --------   --------
Domestic........................................  $104,688   $(6,130)   $14,058
Foreign.........................................     9,331    14,173     38,644
                                                  --------   -------    -------
Total income before provision for income taxes,
  minority interests and equity in losses of
  affiliates....................................  $114,019   $ 8,043    $52,702
                                                  ========   =======    =======

    The provision (benefit) for income taxes is as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2000       1999       1998
                                                   --------   --------   --------
Current tax provision:
  U.S. Federal...................................  $24,195    $   946    $ 1,775
  State and local................................    8,341      1,200      1,749
  Foreign........................................    7,397     10,401     15,507
                                                   -------    -------    -------
    Total current................................   39,933     12,547     19,031
                                                   -------    -------    -------
Deferred tax provision (benefit):
  U.S. Federal...................................   16,484       (371)     2,468
  State and local................................    8,350     (1,289)      (686)
  Foreign........................................   (7,165)    (2,463)    (3,387)
                                                   -------    -------    -------
    Total deferred...............................   17,669     (4,123)    (1,605)
                                                   -------    -------    -------
    Total provision..............................  $57,602    $ 8,424    $17,426
                                                   =======    =======    =======

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are below:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Current deferred tax assets (liabilities):
  Earned commissions....................................  $ (4,422)  $ (4,945)
  Allowance for doubtful accounts.......................    12,138      8,261
  Work-in-process.......................................    (5,588)    (5,668)
  Prepaid and other.....................................      (170)      (121)
  Accrued expenses and other liabilities................     7,703      6,596
  Accrued compensation..................................     6,737      2,746
  Tax loss carryforwards................................    17,912      3,405
                                                          --------   --------
    Total current deferred tax asset....................    34,310     10,274
                                                          --------   --------
Noncurrent deferred tax assets (liabilities):
  Property and equipment................................    (4,348)    (2,166)
  Intangibles...........................................    12,806     12,596
  Accrued expenses and other liabilities................       158      1,069
  Deferred compensation.................................     3,994      3,899
  Tax loss carryforwards................................       471     20,611
                                                          --------   --------
    Total noncurrent deferred tax asset.................    13,081     36,009
                                                          --------   --------
  Valuation allowance...................................   (12,238)   (11,852)
                                                          --------   --------
Net deferred tax asset..................................  $ 35,153   $ 34,431
                                                          ========   ========

    At December 31, 2000, the Company has net operating loss carryforwards for U.S. Federal tax purposes of approximately $15.8 million which expire through 2019 and operating loss carryfowards in the United Kingdom and Australia of approximately $31.2 million and $7.3 million, respectively. The Company has concluded that, based on expected future results, the future reversals of existing taxable temporary differences, the tax benefits derived from the exercise of nonqualified employee stock options, the amortization of benefits from taxable poolings and the loss carryforwards of certain subsidiaries, which are only usable by such subsidiary, there is no reasonable assurance that the entire tax benefit can be used. Accordingly, a valuation allowance has been established. In addition, the deferred tax benefits from taxable poolings and those derived from the exercise of nonqualified stock options were recorded net of the valuation allowance as additional paid-in capital. As such amounts are used, the valuation allowance will be reduced and the benefit will be recorded as additional paid-in capital.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount computed using the Federal statutory income tax rate as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
Provision at Federal statutory rate...............  $39,907     $2,815    $18,446
State income taxes, net of Federal income tax
  effect..........................................    6,785        (58)       691
Nondeductible expenses(1).........................   13,907      9,151      5,462
Nondeductible special charge......................       --         --        438
Foreign income taxes at other than the Federal
  statutory rate..................................      742       (511)    (1,656)
Profits of pooled entities taxed directly to
  owners..........................................   (5,005)    (5,559)    (5,476)
Increase in valuation allowance...................      386      2,009        173
Other.............................................      880        577       (652)
                                                    -------     ------    -------
Income tax provision..............................  $57,602     $8,424    $17,426
                                                    =======     ======    =======

------------------------

(1) Primarily due to nondeductible (i) merger costs of $27.1 million, $12.5 million and $6.9 million, respectively, which at the Federal statutory rate would have equated to a tax benefit of $9.5 million, $4.4 million and $2.4 million, respectively, (ii) amortization of intangible assets and
    (iii) meals & entertainment expenses.

    Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At
December 31, 2000, the cumulative amount of reinvested earnings was approximately $44 million.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES

(A) LEASES

    The Company leases its facilities and certain equipment under operating leases and certain equipment under capital leases. Future minimum lease commitments under both noncancellable operating leases and capital leases at December 31, 2000 are as follows:

                                                           CAPITAL    OPERATING
                                                            LEASES     LEASES
                                                           --------   ---------
2001.....................................................  $ 4,511    $ 57,353
2002.....................................................    3,393      53,258
2003.....................................................    1,586      46,504
2004.....................................................      584      41,690
2005.....................................................      532      38,492
Thereafter...............................................      531     200,583
                                                           -------    --------
                                                            11,137    $437,880
                                                                      ========
Less: Amount representing interest.......................      918
                                                           -------
Present value of minimum lease payments..................   10,219
Less: Current portion....................................    4,021
                                                           -------
                                                           $ 6,198
                                                           =======

    Rent and related expenses under operating leases amounted to $59,903, $45,987, and $31,884 for the years ended December 31, 2000, 1999 and 1998, respectively. Operating lease obligations after 2005 relate primarily to building leases expiring through 2015.

(B) CONSULTING, EMPLOYMENT AND NON-COMPETE AGREEMENTS

    The Company has entered into various consulting, employment and non-compete agreements with certain management personnel, executive search consultants and former owners of acquired businesses. These agreements are generally two to five years in length, with one for a term of fifteen years and two providing aggregate annual lifetime payments of approximately $135.

    Such agreements provide for the following aggregate annual payments, inclusive of the Company's agreement with Andrew J. McKelvey as described below:

                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
2001........................................................     $ 9,877
2002........................................................       5,439
2003........................................................       3,270
2004........................................................       2,298
2005........................................................       1,302
Thereafter..................................................       2,055
                                                                 -------
                                                                 $24,241
                                                                 =======

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company has entered into an amended employment agreement with Andrew J. McKelvey, effective November 15, 1996, for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to the expiration of the then current term. The agreement also provides that Mr. McKelvey will serve as Chairman of the Board and CEO of the Company and will be nominated for election as a director during all periods of his employment. Under the agreement, Mr. McKelvey was entitled to a base salary of $1,500 per year and until November 1998, when his agreement was amended, was entitled to mandatory quarterly bonuses of $375. Mr. McKelvey waived such bonuses. On
May 1, 1999, the Company and Mr. McKelvey further amended the employment agreement to provide for an annual base salary of $500 and an annual bonus, based on exceeding earnings per share targets, not to exceed $500. Under the agreement, Mr. McKelvey may terminate his employment upon 90 days' prior written notice for any reason. The agreement also provides that in the event
Mr. McKelvey's employment is terminated by the Company prior to its expiration for reasons other than for "cause," the Company shall pay Mr. McKelvey his base salary for the remaining term of the agreement at the times it would have been payable had he remained employed. The agreement further provides that in the event of Mr. McKelvey's voluntary resignation, termination of his employment by the Company for cause or nonrenewal of the agreement, Mr. McKelvey shall not be entitled to any severance, and in the event of his disability or death he or his estate shall be paid his base salary for a period of 180 days after any such termination at the times it would have been payable had he remained employed. The agreement also contains confidentially provisions, whereby Mr. McKelvey agrees not to disclose any confidential information regarding the Company and its affiliates.

(C) EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) profit sharing plan covering all eligible employees. Employer matching contributions, which are primarily a maximum of 2% of payroll of participating employees, and paid by a contribution of TMP shares and cash, amounted to $2,573, $1,342 and $1,085 for the years ended
December 31, 2000, 1999 and 1998, respectively.

    Outside of the United States, the Company has employee benefit plans in the countries in which it operates. The cost of these plans amounted to $11,553, $6,234 and $5,102 for the years ended December 31, 2000, 1999 and 1998, respectively.

    LAI maintained a defined contribution profit sharing plan covering substantially all employees. In August 1998, the plan was amended to add a 401(k) savings and company matching feature. LAI profit sharing and matching contributions are discretionary and are funded annually as approved by the LAI Board of Directors. For the year ended December 31, 1999, employer matching contributions for LAI amounted to $437. Effective January 1, 2000, LAI employees began contributing to the TMP plan. The LAI plan was combined with the TMP plan during 2000.

    LAI also had deferred compensation agreements with 53 employees and former employees. Under the terms of the agreements, employees were eligible to make annual elections, on calendar year basis, to defer a portion of their compensation. This compensation, together with accrued interest, is paid upon termination of the agreements, as defined. Effective January 1, 1999, the plan was amended to prohibit future deferrals of compensation to the plan. The present value of these obligations is recorded as a long-term liability in the accompanying consolidated balance sheets and was $9,764 and $9,786 at

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED)
December 31, 2000 and 1999, respectively. Interest is earned on deferred amounts at 6.25% for active employees and 4.1% for retirees. At December 31, 2000, $6.7 million related to active employees and $3.1 million related to retirees.

(D) LITIGATION

    The Company is subject to various claims, suits and complaints arising in the ordinary course of business. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

    Morgan & Banks Limited ("M & B") has had proceedings issued against it in New Zealand for an amount of $3,400. These proceedings relate to the acquisition of the claimant's business in New Zealand prior to Morgan & Banks New Zealand Limited becoming a controlled entity of the M & B. The parties have engaged in significant discovery. The directors of M & B are of the opinion that the claim is without substance and, accordingly, the action is being vigorously defended.

(E) AOL MARKETING AGREEMENT

    On December 1, 1999, the Company entered into a content and marketing arrangement with America Online, Inc. Pursuant to this arrangement, the Company's flagship Interactive property, Monster.com(sm), for the payment of $100 million over four years, would be the exclusive provider of career search services in the United States and Canada for four years to AOL members, currently over 27 million. The $100 million is being expensed pro rata over the four year life of the agreement pursuant to the number of impressions contracted per year as a percent of the total impressions anticipated over the life of the agreement.

(F) OTHER

    The Company is contingently liable on a note of the Principal Stockholder in the amount of approximately $1,600.

NOTE 14--RELATED PARTY TRANSACTIONS

    (A) The Company charged management and other fees to affiliates for services provided of approximately $931, $1,257 and $651 for the years ended
December 31, 2000, 1999, and 1998, respectively. Such fees are reflected as a reduction of salaries and related costs in the accompanying consolidated statements of operations.

    (B) The Company leases an office from an entity in which the Principal Stockholder and other stockholders have a 90% ownership interest. Annual rent expense under the lease, which expires in the year 2004, amounts to approximately $554.

    (C) Beginning in June 1999, the Company periodically used the services of an aircraft from a company owned by the Principal Stockholder, and in connection therewith, $561 and $215 was paid during the years ended December 2000 and 1999, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--SEGMENT AND GEOGRAPHIC DATA

    The Company operates in five business segments: Interactive (including Monster-Registered Trademark-.com and Monstermoving(sm).com), Advertising & Communications, eResourcing, Executive Search and Directional Marketing. Operations are conducted in the following geographic regions: North America, the Asia/Pacific Region (primarily Australia and New Zealand), the United Kingdom and Continental Europe. The following is a summary of the Company's operations by business segment and by geographic region, for the years ended December 31, 2000, 1999 and 1998. Overhead is allocated based on retroactively restated commissions and fees.

                                              INTERACTIVE                            ADVERTISING
INFORMATION BY         ---------------------------------------------------------          &                        EXECUTIVE
BUSINESS SEGMENT       MONSTER-REGISTERED TRADEMARK-.COM   MONSTERMOVING(SM).COM   COMMUNICATIONS    ERESOURCING    SEARCH
----------------       ---------------------------------   ---------------------   ---------------   -----------   ---------
Year ended December
  31, 2000
Commissions and fees:
Traditional sources..               $     --                     $     --            $  193,951       $386,666     $178,399
Interactive..........                361,950                       10,867                31,776         21,720           30
                                    --------                     --------            ----------       --------     --------
Total commissions and
  fees...............                361,950                       10,867               225,727        408,386      178,429
                                    --------                     --------            ----------       --------     --------
Operating expenses:
Traditional(a).......                     --                           --               171,717        343,575      157,006
Interactive(a).......                291,195                       21,567                25,673         17,509           25
Merger & integration
  costs..............                  4,668                        5,618                 2,448         33,743       17,252
Amortization of
  intangibles........                    445                          617                 6,097          6,417        1,367
                                    --------                     --------            ----------       --------     --------
Total operating
  expenses...........                296,308                       27,802               205,935        401,244      175,650
                                    --------                     --------            ----------       --------     --------
Operating income
  (loss):
Traditional sources..                     --                           --                13,689          2,931        2,774
Interactive..........                 65,642                      (16,935)                6,103          4,211            5
                                    --------                     --------            ----------       --------     --------
Total operating
  income (loss)......               $ 65,642                     $(16,935)           $   19,792       $  7,142     $  2,779
                                    ========                     ========            ==========       ========     ========
Total other income,
  net................                      *                            *                     *              *            *
Income before
  provision for
  income taxes,
  minority interests
  and equity in
  losses of
  affiliates.........                      *                            *                     *              *            *
Total assets.........               $200,544                     $ 22,319            $1,009,051       $413,594     $228,523
                                    ========                     ========            ==========       ========     ========


INFORMATION BY         DIRECTIONAL
BUSINESS SEGMENT        MARKETING      TOTAL
----------------       -----------   ----------
Year ended December
  31, 2000
Commissions and fees:
Traditional sources..   $ 97,538     $  856,554
Interactive..........      8,840        435,183
                        --------     ----------
Total commissions and
  fees...............    106,378      1,291,737
                        --------     ----------
Operating expenses:
Traditional(a).......     80,635        752,933
Interactive(a).......      7,291        363,260
Merger & integration
  costs..............        875         64,604
Amortization of
  intangibles........      1,593         16,536
                        --------     ----------
Total operating
  expenses...........     90,394      1,197,333
                        --------     ----------
Operating income
  (loss):
Traditional sources..     14,435         33,829
Interactive..........      1,549         60,575
                        --------     ----------
Total operating
  income (loss)......   $ 15,984         94,404
                        ========
Total other income,
  net................          *         19,615
                                     ----------
Income before
  provision for
  income taxes,
  minority interests
  and equity in
  losses of
  affiliates.........          *     $  114,019
                                     ==========
Total assets.........   $117,812     $1,991,843
                        ========     ==========

------------------------------

(a) Is comprised of salaries & related, office & general, marketing & promotion and allocated overhead.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                              INTERACTIVE                            ADVERTISING
INFORMATION BY         ---------------------------------------------------------          &                        EXECUTIVE
BUSINESS SEGMENT       MONSTER-REGISTERED TRADEMARK-.COM   MONSTERMOVING(SM).COM   COMMUNICATIONS    ERESOURCING    SEARCH
----------------       ---------------------------------   ---------------------   ---------------   -----------   ---------
Year ended
  December 31, 1999
Commissions and fees:
Traditional
  sources............               $     --                      $    --             $183,938        $292,231     $173,277
Interactive..........                126,121                        6,410               13,352           6,447           --
                                    --------                      -------             --------        --------     --------
Total commissions and
  fees...............                126,121                        6,410              197,290         298,678      173,277
                                    --------                      -------             --------        --------     --------
Operating expenses:
Traditional(a).......                     --                           --              160,114         253,070      173,105
Interactive(a).......                112,674                        8,877               11,414           5,085       13,806
Merger & integration
  costs..............                     --                           --               13,442          10,082       36,791
Restructuring
  charges............                     --                           --                   --              --        2,789
Amortization of
  intangibles........                    236                           17                6,226           2,900          971
                                    --------                      -------             --------        --------     --------
Total operating
  expenses...........                112,910                        8,894              191,196         271,137      227,462
                                    --------                      -------             --------        --------     --------
Operating income
  (loss):
Traditional
  sources............                     --                           --                4,156          26,179      (40,379)
Interactive..........                 13,211                       (2,484)               1,938           1,362      (13,806)
                                    --------                      -------             --------        --------     --------
Total operating
  income (loss)......               $ 13,211                      $(2,484)            $  6,094        $ 27,541     $(54,185)
                                    ========                      =======             ========        ========     ========
Total other expense,
  net................                      *                            *                    *               *            *
Income before
  provision for
  income taxes,
  minority interests
  and equity in
  losses of
  affiliates.........                      *                            *                    *               *            *
Total assets.........               $ 99,920                      $ 6,502             $414,912        $271,872     $ 90,547
                                    ========                      =======             ========        ========     ========


INFORMATION BY         DIRECTIONAL
BUSINESS SEGMENT        MARKETING      TOTAL
----------------       -----------   ----------
Year ended
  December 31, 1999
Commissions and fees:
Traditional
  sources............   $101,294     $  750,740
Interactive..........      5,885        158,215
                        --------     ----------
Total commissions and
  fees...............    107,179        908,955
                        --------     ----------
Operating expenses:
Traditional(a).......     61,189        647,478
Interactive(a).......      5,826        157,682
Merger & integration
  costs..............      2,739         63,054
Restructuring
  charges............         --          2,789
Amortization of
  intangibles........      2,544         12,894
                        --------     ----------
Total operating
  expenses...........     72,298        883,897
                        --------     ----------
Operating income
  (loss):
Traditional
  sources............     34,822         24,778
Interactive..........         59            280
                        --------     ----------
Total operating
  income (loss)......   $ 34,881         25,058
                        ========
Total other expense,
  net................          *        (17,015)
                                     ----------
Income before
  provision for
  income taxes,
  minority interests
  and equity in
  losses of
  affiliates.........          *     $    8,043
                                     ==========
Total assets.........   $215,012     $1,098,765
                        ========     ==========

------------------------------

(a) Is comprised of salaries & related, office & general, marketing & promotion and allocated overhead.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                              INTERACTIVE                            ADVERTISING
INFORMATION BY         ---------------------------------------------------------          &                        EXECUTIVE
BUSINESS SEGMENT       MONSTER-REGISTERED TRADEMARK-.COM   MONSTERMOVING(SM).COM   COMMUNICATIONS    ERESOURCING    SEARCH
----------------       ---------------------------------   ---------------------   ---------------   -----------   ---------
Year ended
  December 31, 1998
Commissions and fees:
Traditional
  sources............               $    --                       $    --             $183,393        $221,864     $195,268
Interactive..........                59,410                         1,711                2,436             245           --
                                    -------                       -------             --------        --------     --------
Total commissions and
  fees...............                59,410                         1,711              185,829         222,109      195,268
                                    -------                       -------             --------        --------     --------
Operating expenses:
Traditional(a).......                    --                            --              163,887         192,023      182,497
Interactive(a).......                57,916                         1,943                1,979              69           --
Merger & Integration
  Costs..............                    --                            --                2,004           9,445       10,367
Restructuring
  charges............                    --                            --                   --              --        3,543
Amortization of
  intangibles........                   234                            10                5,626           1,542          965
                                    -------                       -------             --------        --------     --------
Total Operating
  Expenses...........                58,150                         1,953              173,496         203,079      197,372
                                    -------                       -------             --------        --------     --------
Operating income
  (loss):
Traditional
  sources............                    --                            --               11,876          18,854       (2,104)
Interactive..........                 1,260                          (242)                 457             176           --
                                    -------                       -------             --------        --------     --------
Total operating
  income (loss)......               $ 1,260                       $  (242)            $ 12,333        $ 19,030     $ (2,104)
                                    =======                       =======             ========        ========     ========
Total other expense,
  net................                     *                             *                    *               *            *
Income before
  provision for
  income taxes,
  minority interests
  and equity in
  losses of
  affiliates.........                     *                             *                    *               *            *
Total assets.........               $38,775                       $   424             $265,422        $181,941     $148,894
                                    =======                       =======             ========        ========     ========


INFORMATION BY         DIRECTIONAL
BUSINESS SEGMENT        MARKETING      TOTAL
----------------       -----------   ----------
Year ended
  December 31, 1998
Commissions and fees:
Traditional
  sources............   $106,455     $  706,980
Interactive..........      1,056         64,858
                        --------     ----------
Total commissions and
  fees...............    107,511        771,838
                        --------     ----------
Operating expenses:
Traditional(a).......     65,066        603,473
Interactive(a).......        766         62,673
Merger & Integration
  Costs..............        596         22,412
Restructuring
  charges............         --          3,543
Amortization of
  intangibles........      2,904         11,281
                        --------     ----------
Total Operating
  Expenses...........     69,332        703,382
                        --------     ----------
Operating income
  (loss):
Traditional
  sources............     37,889         66,515
Interactive..........        290          1,941
                        --------     ----------
Total operating
  income (loss)......   $ 38,179         68,456
                        ========
Total other expense,
  net................          *        (15,754)
                                     ----------
Income before
  provision for
  income taxes,
  minority interests
  and equity in
  losses of
  affiliates.........          *     $   52,702
                                     ==========
Total assets.........   $298,417     $  933,873
                        ========     ==========

------------------------------

(a) Is comprised of salaries & related, office & general, marketing & promotion, CEO special bonus and allocated overhead.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                                    UNITED    CONTINENTAL
INFORMATION BY GEOGRAPHIC REGION                   NORTH AMERICA    ASIA/PACIFIC   KINGDOM      EUROPE        TOTAL
--------------------------------                   --------------   ------------   --------   -----------   ----------
Year ended December 31, 2000:
  Commissions and fees...........................     $803,382        $178,868     $166,266    $143,221     $1,291,737
  Income (loss) before taxes, minority interests
    and equity in earnings of affiliates.........      108,202          20,192     (21,499)       7,124        114,019
  Long-lived assets..............................      384,955          45,603      99,089      135,191        664,838
Year ended December 31, 1999:
  Commissions and fees...........................     $521,723        $163,134     $132,594    $ 91,504     $  908,955
  Income (loss) before taxes, minority interests
    and equity in earnings of affiliates.........        3,458           9,959      (9,712)       4,338          8,043
  Long-lived assets..............................      182,354          38,555     108,797       79,429        409,135
Year ended December 31, 1998:
  Commissions and fees...........................     $446,691        $131,906     $135,571    $ 57,670     $  771,838
  Income before taxes, minority interests and
    equity in earnings of affiliates.............       32,652          16,085       2,211        1,754         52,702
  Long-lived assets..............................      170,696          32,918     110,656       48,089        362,359

                                QD GROUP LIMITED

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

             FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND 30 JUNE 1999

                                                                2000          2000
                                                             CONTINUING   DISCONTINUED
                                                   NOTES     BUSINESSES    BUSINESSES      2000       1999
                                                  --------   ----------   ------------   --------   --------
                                                              L'000'S       L'000'S      L'000'S    L'000'S
TURNOVER........................................     2         10,752            9        10,761      7,361
Cost of sales...................................               (2,172)         (64)       (2,236)    (1,878)
                                                               ------          ---        ------     ------
GROSS PROFIT/(LOSS).............................                8,580          (55)        8,525      5,483
Net operating expenses..........................               (6,747)         (15)       (6,762)    (5,020)
                                                               ------          ---        ------     ------
OPERATING PROFIT/(LOSS).........................                1,833          (70)        1,763        463
                                                                                          ------     ------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...                                           1,763        463
Tax on profit on ordinary activities............     3                                      (529)      (180)
                                                                                          ------     ------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION....                                           1,234        283
                                                                                          ======     ======

The attached notes to the financial statements form an integral part of these financial statements.

                                QD GROUP LIMITED
                           CONSOLIDATED BALANCE SHEET
                      AS AT 30 JUNE 2000 AND 30 JUNE 1999

                                                                NOTES       2000       1999
                                                              ---------   --------   --------
                                                                          L'000'S    L'000'S
FIXED ASSETS
Tangible assets.............................................          4      917        822
Investments.................................................          5      936        900
                                                                           -----      -----
                                                                           1,853      1,722
                                                                           -----      -----
CURRENT ASSETS
Debtors.....................................................               4,545      3,862
Cash at bank and in hand....................................               2,196      1,608
                                                                           -----      -----
                                                                           6,741      5,470

Creditors...................................................               3,277      3,392
                                                                           -----      -----
NET ASSETS..................................................               5,317      3,800
                                                                           =====      =====
CAPITAL AND RESERVES
Called-up share capital.....................................                  50         50
Share premium account.......................................                  31         31
Capital redemption reserve..................................                   1          1
Profit and loss account.....................................               5,235      3,714
                                                                           -----      -----
EQUITY SHAREHOLDERS' FUNDS..................................               5,317      3,796
Minority interests--equity..................................                  --          4
                                                                           -----      -----
TOTAL CAPITAL AND RESERVES..................................               5,317      3,800
                                                                           =====      =====

The attached notes to the financial statements form an integral part of these financial statements.

                                QD GROUP LIMITED

                        CONSOLIDATED CASH FLOW STATEMENT

             FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND 30 JUNE 1999

                                                                           2000       1999
                                                               NOTES     L'000'S    L'000'S
                                                              --------   --------   --------
NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES.........       6      1,146       (363)
                                                                          -----       ----

TAXATION
UK corporation tax paid.....................................               (118)      (110)
                                                                          -----       ----

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENTS
Purchase of tangible fixed assets...........................               (200)      (115)
Sale of tangible fixed assets...............................                 14          6
                                                                          -----       ----

FINANCING...................................................               (186)      (109)

Repayment of loan...........................................                (24)       (24)
Capital element of finance lease repayments.................                (82)       (82)
                                                                          -----       ----
                                                                           (106)      (106)
                                                                          -----       ----
INCREASE/(DECREASE) IN CASH IN THE PERIOD...................                736       (688)
                                                                          =====       ====

The attached notes to the financial statements form an integral part of these financial statements.

                                QD GROUP LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1 BASIS OF PRESENTATION

    The consolidated condensed interim financial statements included herein have been prepared according to accounting principles generally accepted in the United Kingdom (UK GAAP). These principles differ in certain respects from those generally accepted in the United States (US GAAP). The significant areas of difference are shown in note 7.

    The financial statements have been prepared without audit, pursuant to the rules and regulations of the US Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Group believes that the disclosures are adequate to make the information presented not misleading.

    These statements reflect all adjustments, consisting of normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Group's annual report for the year ended September 30, 1999. The Group follows the same accounting policies in preparation of interim reports.

2 ANALYSIS BY GEOGRAPHICAL AREA/BUSINESS SEGMENT

    Turnover is generated wholly from the group's principal activities.

    The analysis of the group's turnover by destination and origin is set out below:

                                                                2000       1999
                                                              L'000'S    L'000'S
                                                              --------   --------
TURNOVER
United Kingdom..............................................    9,218     6,957
Europe......................................................      557       122
Far East....................................................      898       136
Rest of the World...........................................       88       146
                                                               ------     -----
                                                               10,761     7,361
                                                               ======     =====

    The analysis of the group's turnover by business segment is set out below:

                                                                2000       1999
                                                              L'000'S    L'000'S
                                                              --------   --------
TURNOVER
Recruitment.................................................   10,176     6,432
Business services...........................................      576       355
Discontinued businesses.....................................        9       574
                                                               ------     -----
                                                               10,761     7,361
                                                               ======     =====

                                QD GROUP LIMITED

3 TAXATION

                                                                2000       1999
                                                              L'000'S    L'000'S
                                                              --------   --------
UK corporation tax
Current @ 30% (1999:30.5%)..................................    529        180
                                                                ===        ===

4 TANGIBLE FIXED ASSETS

    The net book values as at 30 June 2000 are summarised below:

                                                              L'000'S
                                                              --------
Computers...................................................    520
Motor vehicles..............................................     37
Fixtures, fittings and equipment............................    360
                                                                ---
TOTAL NET BOOK VALUE AT 30 JUNE 2000........................    917
                                                                ===

5 FIXED ASSET INVESTMENTS

                                                              ESOT INVESTMENT
                                                              IN OWN ORDINARY
                                                                  SHARES
                                                                  L'000'S
                                                              ---------------
At 30 June 2000.............................................        936
                                                                    ===

6 RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES

                                                                2000       1999
                                                              L'000'S    L'000'S
                                                              --------   --------
Operating profit............................................   1,763         463
Depreciation................................................     210         180
Profit on sale of tangible fixed assets.....................      (7)        (14)
Increase in debtors.........................................    (817)     (1,507)
(Decrease)/increase in creditors............................      (3)        515
                                                               -----      ------
Net cash inflow/(outflow) from operating activities.........   1,146        (363)
                                                               =====      ======

7 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
  ACCOUNTING PRINCIPLES

    The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United Kingdom ("UK GAAP") which differ in certain respects from those generally

                                QD GROUP LIMITED

7 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
  ACCOUNTING PRINCIPLES (CONTINUED)
accepted in the United States ("US GAAP"). The significant areas of difference affecting the financial statements of the Group are described below:

RECONCILIATIONS

    The following is a summary of the material adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP:

                                                                     2000       1999
                                                          NOTE     L'000'S    L'000'S
                                                        --------   --------   --------
NET INCOME IN ACCORDANCE WITH UK GAAP.................              1,234         283
ADJUSTMENT TO CONFORM WITH US GAAP
Deferred taxation.....................................     (b)         20         (35)
                                                                    -----      ------
NET INCOME IN ACCORDANCE WITH US GAAP.................              1,254         248
                                                                    =====      ======

                                                                     2000       1999
                                                                   L'000'S    L'000'S
                                                                   --------   --------
SHAREHOLDERS' FUNDS IN ACCORDANCE WITH UK GAAP........              5,317      3,800
ADJUSTMENTS TO CONFORM WITH US GAAP
Reclassification of investment held by ESOT...........               (936)      (900)
Deferred tax liability................................                (22)       (35)
                                                                    -----      -----
Shareholders' funds in accordance with US GAAP........              4,359      2,865
                                                                    =====      =====

    A) DISCONTINUED OPERATIONS

    The effect of discontinued operations on the 1999 results were as follows:

                                                CONTINUING   DISCONTINUED
                                                BUSINESSES    BUSINESSES     TOTAL
                                                 L'000'S       L'000'S      L'000'S
                                                ----------   ------------   --------
TURNOVER......................................     6,787          574         7,361
Cost of sales.................................    (1,459)        (419)       (1,878)
                                                  ------         ----        ------
Gross profit..................................     5,328          155         5,483
Net operating expenses........................    (4,478)        (542)       (5,020)
                                                  ------         ----        ------
OPERATING PROFIT..............................       850         (387)          463
                                                  ======         ====        ======

                                QD GROUP LIMITED

7 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
  ACCOUNTING PRINCIPLES (CONTINUED)
    Net liabilities of discontinued operations

                                                                2000       1999
                                                              L'000'S    L'000'S
                                                              --------   --------
Fixed assets................................................       --         28
Debtors.....................................................       32        166
Cash........................................................        3         66
Creditors...................................................   (1,155)    (1,005)
                                                               ------     ------
                                                               (1,120)      (745)
                                                               ======     ======

    B) INCOME TAXES

    Under UK GAAP, the Group provides for deferred taxation using the partial liability method on all timing differences to the extent that it is considered probable that the liabilities will crystallise in the foreseeable future. Deferred tax assets are recognised to the extent that they are recoverable without replacement in the foreseeable future.

    Under US GAAP, income taxes are accounted for under Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Income before the provision for taxes consisted of the following:

                                                                2000       1999
                                                              L'000'S    L'000'S
                                                              --------   --------
Domestic....................................................   1,467        609
Foreign.....................................................     296       (146)
                                                               -----       ----
INCOME BEFORE INCOME TAXES UNDER US GAAP....................   1,763        463
                                                               =====       ====

    C) EMPLOYEE SHARE OWNERSHIP TRUST

    Under UK GAAP, shares in the company which are held by the ESOT are shown as fixed asset investments and the related dividends receivable and gain or loss on sale of shares are included in operating income. Under US GAAP, the shares held by the ESOT are shown as treasury shares and the dividends and gains or losses on sales of shares are not recognised.

                                QD GROUP LIMITED

7 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
  ACCOUNTING PRINCIPLES (CONTINUED)
    D) CASH FLOWS

    Set out below is a summary consolidated statement of cash flows for the Group under US GAAP.

                                                                2000       1999
                                                              L'000'S    L'000'S
                                                              --------   --------
Net cash provided by/(used in) operating activities.........   1,028       (473)
Net cash used in investing activities.......................    (186)      (109)
Net cash used in financing activities.......................    (106)      (106)
                                                               -----      -----
NET DECREASE IN CASH UNDER US GAAP..........................     736       (688)
                                                               =====      =====

                                AUDITORS' REPORT

TO THE SHAREHOLDERS OF QD GROUP LIMITED

    We have audited the financial statements on pages F-65 to F-86 which have been prepared under the historical cost convention and accounting policies set out on pages F-69 and F-70.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

    The company's directors are responsible for the preparation of the financial statements in accordance with applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established in the United Kingdom by statute, the Auditing Practices Board and by our profession's ethical guidance.

BASIS OF OPINION

    We conducted our audit in accordance with Auditing Standards issued by the United Kingdom Auditing Practices Board, which are substantially consistent with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of the company and of the group, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

    In our opinion the financial statements give a true and fair view of the state of affairs of the company and of the group as at 30 September 1998 and 1999 and of the group's profits and cash flows for the two years then ended and have been properly prepared in accordance with the Companies Act 1985.

    Certain accounting practices of the Group used in preparing the accompanying financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with accounting principles generally accepted in the United States. A description of these differences and the adjustments required to conform the financial statements to accounting principles generally accepted in the United States are set forth in note 26.

Arthur Andersen
Chartered Accountants and Registered Auditors

20 Old Bailey
London

EC4M 7AN
5 April 2000 (except with respect to note 26 which is as of 14 July 2000).

                                QD GROUP LIMITED

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

           FOR THE YEAR ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

                                                  1999           1999
                                               CONTINUING    DISCONTINUED
                                     NOTES     BUSINESSES     BUSINESSES        1999          1998
                                    --------   -----------   -------------   -----------   ----------
                                                    L              L              L            L
TURNOVER..........................      2      13,141,901      1,196,080      14,337,981   11,900,838
Cost of sales.....................             (2,428,478)      (919,624)     (3,348,102)  (2,303,809)
                                               ----------      ---------     -----------   ----------

GROSS PROFIT......................             10,713,423        276,456      10,989,879    9,597,029
Net operating expenses............             (9,584,757)      (936,495)    (10,521,252)  (8,701,664)
Other income......................      3         125,219             --         125,219       60,494
                                               ----------      ---------     -----------   ----------

OPERATING PROFIT..................              1,253,885       (660,039)        593,846      955,859
Interest receivable...............                                                72,458      108,575
Interest payable..................      7                                        (11,456)      (3,651)
                                                                             -----------   ----------

PROFIT ON ORDINARY ACTIVITIES
  BEFORE TAXATION.................      4                                        654,848    1,060,783
Tax on profit on ordinary
  activities......................      8                                       (254,262)    (328,842)
                                                                             -----------   ----------

PROFIT ON ORDINARY ACTIVITIES
  AFTER TAXATION..................                                               400,586      731,941
Minority interests................     19                                          3,658        5,292
                                                                             -----------   ----------

PROFIT FOR THE FINANCIAL YEAR.....      9                                        404,244      737,233
Dividends--equity shareholders....     10                                       (200,000)    (400,000)
                                                                             -----------   ----------

RETAINED PROFIT FOR THE FINANCIAL
  YEAR............................     17                                        204,244      337,233
                                                                             ===========   ==========

          CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

PROFIT FOR THE FINANCIAL YEAR...........                                          404,244      737,233
Loss on currency translation............                                           (8,873)          --
                                                                              -----------   ----------

TOTAL RECOGNISED GAINS AND LOSSES.......                                          395,371      737,233
                                                                              ===========   ==========

  The attached notes to the accounts form an integral part of these financial statements.

                                QD GROUP LIMITED

                           CONSOLIDATED BALANCE SHEET

                 AS AT 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

                                                               NOTES        1999         1998
                                                             ---------   ----------   ----------
                                                                             L            L
FIXED ASSETS
Tangible assets............................................         11      949,816      736,470
Investments................................................         12      894,200      900,300
                                                                         ----------   ----------
                                                                          1,844,016    1,636,770
                                                                         ----------   ----------
CURRENT ASSETS
Debtors....................................................         13    4,131,727    3,084,443
Cash at bank and in hand...................................               1,289,810    2,039,693
                                                                         ----------   ----------
                                                                          5,421,537    5,124,136
CREDITORS: amounts falling due within one year.............         14   (3,231,327)  (3,185,562)
                                                                         ----------   ----------
NET CURRENT ASSETS.........................................               2,190,210    1,938,574
                                                                         ----------   ----------
TOTAL ASSETS LESS CURRENT LIABILITIES......................               4,034,226    3,575,344
CREDITORS: amounts falling due after more than one year....         15     (267,169)          --
                                                                         ----------   ----------
NET ASSETS.................................................               3,767,057    3,575,344
                                                                         ==========   ==========
CAPITAL AND RESERVES
Called-up share capital....................................         16       49,806       49,806
Share premium account......................................         17       30,895       30,895
Capital redemption reserve.................................         17          944          944
Profit and loss account....................................         17    3,685,412    3,490,041
                                                                         ----------   ----------
EQUITY SHAREHOLDERS' FUNDS.................................         18    3,767,057    3,571,686
Minority interests--equity.................................         19           --        3,658
                                                                         ----------   ----------
TOTAL CAPITAL AND RESERVES.................................               3,767,057    3,575,344
                                                                         ==========   ==========

  The attached notes to the accounts form an integral part of these financial statements.

                                QD GROUP LIMITED

                             COMPANY BALANCE SHEET

                 AS AT 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

                                                               NOTES        1999         1998
                                                             ---------   ----------   ----------
                                                                             L            L
FIXED ASSETS
Investments................................................     12          941,818      931,287
                                                                         ----------   ----------

CURRENT ASSETS
Debtors....................................................     13        9,082,608    2,291,624
Cash at bank and in hand...................................                 842,060    1,711,028
                                                                         ----------   ----------
                                                                          9,924,668    4,002,652

CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR.............     14       (5,843,394)  (3,033,297)
                                                                         ----------   ----------
Net current assets.........................................               4,081,274      969,355
                                                                         ----------   ----------
NET ASSETS.................................................               5,023,092    1,900,642
                                                                         ==========   ==========

CAPITAL AND RESERVES
Called-up share capital....................................     16           49,806       49,806
Share premium account......................................     17           30,895       30,895
Capital redemption reserve.................................     17              944          944
Profit and loss account....................................     17        4,941,447    1,818,997
                                                                         ----------   ----------

EQUITY SHAREHOLDERS' FUNDS.................................               5,023,092    1,900,642
                                                                         ==========   ==========

The financial statements were approved by the Board on 5 April 2000.

GD Quarry

Director

  The attached notes to the accounts form an integral part of these financial statements.

                                QD GROUP LIMITED

                        CONSOLIDATED CASH FLOW STATEMENT

           FOR THE YEAR ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

                                                               NOTES       1999       1998
                                                              --------   --------   ---------
                                                                            L           L
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES.........     20      (265,434)  1,770,844
                                                                         --------   ---------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................               72,458     108,575
Interest paid...............................................               (2,648)     (5,227)
Interest element of finance lease rental payments...........               (8,808)         --
                                                                         --------   ---------
                                                                           61,002     103,348

TAXATION
UK corporation tax paid.....................................             (581,455)   (401,708)
ACT repayment...............................................              100,000     163,733
                                                                         --------   ---------
                                                                         (481,455)   (237,975)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENTS
Purchase of tangible fixed assets...........................              (12,877)   (634,175)
Purchase of investments.....................................                   --     (67,100)
Sale of tangible fixed assets...............................               52,355      62,148
                                                                         --------   ---------
                                                                           39,478    (639,127)
EQUITY DIVIDENDS PAID.......................................                   --    (397,885)
                                                                         --------   ---------
Cash (outflow)/inflow before financing......................             (646,409)    599,205

FINANCING
New loan....................................................              175,750          --
Repayment of loan...........................................              (64,563)         --
Capital element of finance lease rental payments............             (214,661)         --
                                                                         --------   ---------
CASH OUTFLOW FROM FINANCING.................................             (103,474)         --
                                                                         --------   ---------
(DECREASE)/INCREASE IN CASH IN THE YEAR.....................     21      (749,883)    599,205
                                                                         ========   =========

  The attached notes to the accounts form an integral part of these financial statements.

                                QD GROUP LIMITED

                             NOTES TO THE ACCOUNTS

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

1 ACCOUNTING POLICIES

    The principal accounting policies are summarised below:

    A) BASIS OF ACCOUNTING

    The accounts have been prepared under the historical cost convention and in accordance with applicable accounting standards.

    B) BASIS OF CONSOLIDATION

    The consolidated accounts include the accounts of the company and all its subsidiary undertakings. The results of subsidiaries acquired or disposed of during the year are included in the consolidated profit and loss account from the date of their acquisition or up to the date of their disposal. Intra-group sales and profits are eliminated on consolidation.

    C) TANGIBLE FIXED ASSETS

    Tangible fixed assets are stated at cost less depreciation.

    Depreciation is calculated so as to write off the cost of tangible fixed assets less their estimated residual values, on a straight line basis, over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

Motor vehicles..............................................     --          25%
Computers...................................................     --          33%
Fixtures, fittings and equipment............................     --          20%

    D) FINANCE AND OPERATING LEASES

    Costs in respect of operating leases are charged on a straight line basis over the lease term. Where fixed assets are financed by leasing agreements, which transfer to the company substantially all the benefits and risks of ownership, the assets are treated as if they had been purchased outright and are included in tangible fixed assets. The capital element of the leasing commitments is shown as obligations under finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profit in proportion to the reducing capital element outstanding. Assets held under finance leases are depreciated over the shorter of the lease term and their useful lives.

    E) FOREIGN CURRENCIES

    Assets and liabilities expressed in foreign currencies at the balance sheet date are translated into sterling at rates of exchange prevailing at the end of the financial year. Transactions carried out during the year are translated at the rate of exchange ruling at the date of the transaction. The results of overseas operations are translated at the average rates of exchange during the year and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves. All other exchange differences are included in the profit and loss account in the year in which they arise.

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

1 ACCOUNTING POLICIES (CONTINUED)
    F) TURNOVER

    Turnover, which excludes value added tax and trade discounts, represents the invoiced value of services supplied. Turnover is recognised at the date the recruit commences employment, the date instructions for an advertising campaign have been confirmed, when certain discrete stages of management consultancy assignments have been completed, when conferences are actually held, or when publications are issued.

    G) DEFERRED TAXATION

    Tax deferred or accelerated is accounted for in respect of all material timing differences to the extent that it is probable that a liability or asset will crystallise.

    H) PENSION SCHEME ARRANGEMENTS

    The company operates a defined contribution pension scheme. The fund is administered by pension fund managers. Pension costs are accounted for on the basis of charging the profit and loss account with the pension costs payable in the year. The company provides no other post retirement benefits to its employees.

    I) EMPLOYEE SHARE OWNERSHIP TRUSTS

    The company is deemed to have control of the assets, liabilities, income and costs of The Quarry Dougall Employee Share Ownership Trust (ESOT). The ordinary shares held by the ESOT are included in fixed asset investments and written down to the option price over the minimum period of service to which the conditions attached to the shares relate. No dividends have been waived in respect of these shares and the dividends receivable are set off against the administrative costs of running the ESOT.

2 ANALYSIS BY GEOGRAPHICAL AREA/BUSINESS SEGMENT

    Turnover is generated wholly from the group's principal activities.

    The analysis of the group's turnover by destination and origin is set out below:

                                                          1999         1998
                                                       ----------   ----------
                                                           L            L
TURNOVER
United Kingdom.......................................  12,619,873   10,236,245
Europe...............................................     525,573       34,820
Far East.............................................     814,192    1,120,667
Rest of the World....................................     378,343      509,106
                                                       ----------   ----------
                                                       14,337,981   11,900,838
                                                       ==========   ==========

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

2 ANALYSIS BY GEOGRAPHICAL AREA/BUSINESS SEGMENT (CONTINUED)
    The analysis of the group's turnover by business segment is set out below:

                                                          1999         1998
                                                       ----------   ----------
                                                           L            L
TURNOVER
Recruitment..........................................  11,862,403   10,947,035
Training and development.............................     243,835      837,858
Business services....................................   1,035,663      115,945
Discontinued businesses..............................   1,196,080           --
                                                       ----------   ----------
                                                       14,337,981   11,900,838
                                                       ==========   ==========

3 OTHER INCOME

                                                               1999       1998
                                                             --------   --------
                                                                L          L
Dividends receivable.......................................   74,433     60,494
Provision no longer required...............................   50,786         --
                                                             -------     ------
                                                             125,219     60,494
                                                             =======     ======

4 PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

    Profit on ordinary activities before taxation is stated after charging/(crediting):

                                                              1999       1998
                                                            --------   --------
                                                               L          L
Depreciation of tangible fixed assets
-owned....................................................  195,478    170,928
-leased...................................................  165,818     10,275
Auditors' remuneration....................................   17,675     14,500
Operating lease rental for
-office equipment.........................................    7,827     12,108
-land and buildings.......................................  297,936    247,054
Profit on disposal of tangible fixed assets...............  (20,026)   (14,140)
Profit on disposal of fixed asset investments.............   (3,600)   (77,710)
Exchange (gains)/ losses..................................  (18,319)    23,345

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

5 DIRECTORS' EMOLUMENTS AND TRANSACTIONS

                                                              1999       1998
                                                            --------   --------
                                                               L          L
Directors' emoluments.....................................  335,000    335,000
Benefits in kind..........................................    9,535      9,535
Contributions to defined contribution pension scheme......    9,323      9,323
Emoluments of the highest paid director:
Remuneration..............................................  344,535    344,535
Contributions to a defined contribution pension scheme....    9,323      9,323

    There is 1 (1998: 1) director in the defined contribution pension scheme.

DIRECTORS' TRANSACTIONS

    During the year, Gareth Quarry let a villa owned by him to employees of the group. The rents due to him were at commercial rates and were settled by Quarry Dougall Recruitment Limited. Rents amounting to L6,736 were payable by the company for the year ended 30 September 1999 (1998: L9,274). During the year he also let a property for use as a training facility and as office premises for QD Conferencing Limited. Rents amounting to L2,500 were payable by the company for the year ended 30 September 1999 (1998: L10,000).

6 EMPLOYEE INFORMATION

    The average number of persons employed by the company during the year was:

                                                                1999       1998
                                                               NUMBER     NUMBER
                                                              --------   --------
Selling and marketing.......................................     94         77
Administration..............................................     58         40
                                                                ---        ---
                                                                152        117
                                                                ===        ===

    Employment costs--all employees including executive directors:

                                                           1999        1998
                                                         ---------   ---------
                                                             L           L
-wages and salaries....................................  6,476,404   4,958,982
-social security costs.................................    535,962     376,633
-pension costs.........................................     56,744      54,406
                                                         ---------   ---------
                                                         7,069,110   5,390,021
                                                         =========   =========

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

7 INTEREST PAYABLE

                                                                1999       1998
                                                              --------   --------
                                                                 L          L
Bank loans and overdrafts...................................    2,648       381
Finance leases..............................................    8,808     3,270
                                                               ------     -----
                                                               11,456     3,651
                                                               ======     =====

8 TAXATION

                                                              1999       1998
                                                            --------   --------
                                                               L          L
UK corporation tax
Current @ 30.5% (1998: 31%)...............................  260,025    170,366
(Over)/under provision in respect of prior years..........  (55,025)    59,642
Overseas taxation.........................................   49,262     98,834
                                                            -------    -------
                                                            254,262    328,842
                                                            =======    =======

9 PROFIT FOR THE FINANCIAL YEAR

    As permitted by section 230 of the Companies Act 1985, the holding company's profit and loss account has not been included in these financial statements. The profit for the financial year dealt with in the accounts of the holding company was L3,322,450 (1998: L165,776).

10 DIVIDENDS--EQUITY SHAREHOLDERS

                                                              1999       1998
                                                            --------   --------
                                                               L          L
Interim dividend declared of L0.23 per share (1998: L0.47)
Founder shares............................................  142,194    284,388
Ordinary shares...........................................   57,806    115,612
                                                            -------    -------
                                                            200,000    400,000
                                                            =======    =======

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

11 TANGIBLE FIXED ASSETS

                                                              FIXTURES,
                                                   MOTOR     FITTINGS AND
                                      COMPUTERS   VEHICLES    EQUIPMENT       TOTAL
                                      ---------   --------   ------------   ---------
                                          L          L            L             L
COST
At 1 October 1998...................   576,927    256,444      465,773      1,299,144
Additions...........................   386,886     17,286      193,099        597,271
Disposals...........................        --    (83,187)        (705)       (83,892)
                                       -------    -------      -------      ---------
At 30 September 1999................   963,813    190,543      658,167      1,812,523
                                       =======    =======      =======      =========
DEPRECIATION
At 1 October 1998...................   133,030    134,188      295,456        562,674
Charge for year.....................   244,364     49,817       67,115        361,296
Disposals...........................        --    (60,558)        (705)       (61,263)
                                       -------    -------      -------      ---------
At 30 September 1999................   377,394    123,447      361,866        862,707
                                       =======    =======      =======      =========
NET BOOK VALUE
At 30 September 1999................   586,419     67,096      296,301        949,816
                                       =======    =======      =======      =========
At 30 September 1998................   443,897    122,256      170,317        736,470
                                       =======    =======      =======      =========

    The net book value of computers includes L408,306 (1998: Lnil) in respect of assets held under finance leases, comprising cost of L584,399 (including L356,725 accrued at 30 September 1998) less depreciation of L176,093 (including L10,275 on the accrued assets at 30 September 1998).

12 FIXED ASSET INVESTMENTS

                                                              ESOT INVESTMENT
                                                              IN OWN ORDINARY
                                                                  SHARES
                                                              ---------------
                                                                     L
GROUP
At 1 October 1998...........................................      900,300
Disposals...................................................       (6,100)
                                                                  -------
At 30 September 1999........................................      894,200
                                                                  =======

                                                 ESOT
                                              INVESTMENT       INTEREST
                                            IN OWN ORDINARY    IN GROUP
                                                SHARES        UNDERTAKING    TOTAL
                                            ---------------   -----------   --------
                                                   L               L           L
COMPANY
At 1 October 1998.........................      900,300          30,987     931,287
Additions.................................           --          16,631      16,631
Disposals.................................       (6,100)             --      (6,100)
                                                -------          ------     -------
At 30 September 1999......................      894,200          47,618     941,818
                                                =======          ======     =======

EMPLOYEE SHARE OWNERSHIP TRUST

    An Employee Share Ownership Trust (ESOT) was established on 30 March 1990. At 30 September 1999, the ESOT held 132,000 20p ordinary shares at a cost of L894,200 (1998: 133,220 ordinary shares

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

12 FIXED ASSET INVESTMENTS (CONTINUED)
at a cost of L900,300). The ESOT is a discretionary trust for the benefit of employees (including certain directors).

SUBSIDIARY UNDERTAKINGS

                                                             PROPORTION OF
                                                            NOMINAL VALUE OF
                                                              SHARES HELD
   NAME OF COMPANY AND COUNTRY OF       DESCRIPTION OF    --------------------
    INCORPORATION AND OPERATION          SHARES HELD       GROUP      COMPANY             PRINCIPAL ACTIVITY
------------------------------------  ------------------  --------   ---------   ------------------------------------
                                                             %           %
Quarry Dougall Recruitment Limited    Ordinary L1 shares     100        100      Recruitment and advertising services
(England and Wales)                                                              for the legal profession

QD Consulting Group Limited           Ordinary L1 shares     100        100      Recruitment and advertising services
(England and Wales)                                                              for the legal profession, retail,
                                                                                 sales, marketing, banking and
                                                                                 finance sectors, career counselling
                                                                                 and outplacement services

Quarry Dougall Recruitment North      Ordinary L1 shares      85        0.2      Recruitment and advertising services
Limited (England and Wales)                                                      for the legal profession

The Quarry Dougall Employee           Ordinary 20p           100        100      Settlement to facilitate the
Share Ownership Trust                 shares in the                              acquisition of shares by employees
(England and Wales)                   company                                    of the company

QD Conferencing Limited (England and  Ordinary L1 shares    87.5       87.5      Provision of conferences for the
Wales)                                                                           legal profession, retail, sales,
                                                                                 marketing, banking and finance
                                                                                 sectors

New City Media Limited                Ordinary L1 shares      90         90      Production of various publications
(England and Wales)                                                              and yearbooks for the legal
                                                                                 profession

QD Asia Limited                       Ordinary HK$10         100        100      Recruitment and advertising services
(Hong Kong)                           Shares                                     for the legal sector in
                                                                                 Asia-Pacific. The company commenced
                                                                                 trading on 23 February 1999

QD Technology Limited                 Ordinary L1 shares      90         90      Recruitment and advertising services
(England and Wales)                                                              for the information technology
                                                                                 sector

QD Legal Consulting GmbH              Ordinary 1DM           100        100      Recruitment and advertising services
(Germany)                             shares                                     for the legal profession in Germany

JuVe Verlag Fur Juristische           Ordinary 1DM            90         90      Production of various publications
Information GmbH                      Shares                                     and yearbooks for the legal
(Germany)                                                                        profession in Germany

    All the above companies operate principally in their country of incorporation or settlement. Quarry Dougall Recruitment Limited also operates in Canada and operated in Hong Kong until 22 February 1999 when the trade was transferred to QD Asia Limited.

    The group has incentivised key managers through deemed minority interests which would become payable in shares or cash following a crystallising event. Had the event taken place at the year end the directors believe that the amount payable would not have materially affected the accounts.

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

13 DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                            GROUP                  COMPANY
                                                    ---------------------   ---------------------
                                                      1999        1998        1999        1998
                                                    ---------   ---------   ---------   ---------
                                                        L           L           L           L
Trade debtors.....................................  3,703,587   2,758,727          --          --
Dividend receivable from subsidiary undertaking...         --          --   3,223,935          --
Amounts owed by group undertakings................         --          --   5,757,085   2,089,363
Other debtors.....................................    205,187     129,114     101,588     102,261
Prepayments and accrued income....................    222,953      96,602          --          --
ACT recoverable...................................         --     100,000          --     100,000
                                                    ---------   ---------   ---------   ---------
                                                    4,131,727   3,084,443   9,082,608   2,291,624
                                                    =========   =========   =========   =========

14 CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                            GROUP                  COMPANY
                                                    ---------------------   ---------------------
                                                      1999        1998        1999        1998
                                                    ---------   ---------   ---------   ---------
                                                        L           L           L           L
Obligations under finance leases..................    164,340          --          --          --
Term loan.........................................     49,416          --          --          --
Trade creditors...................................  1,255,395   1,155,003          --          --
Amounts owed to group undertakings................         --          --   5,621,860   2,826,883
Corporation tax...................................    235,208     562,401      21,534     204,299
Other taxes and social security...................    533,402     386,901          --          --
Dividends payable.................................    200,000       2,115     200,000       2,115
Accruals and deferred income......................    793,566   1,079,142          --          --
                                                    ---------   ---------   ---------   ---------
                                                    3,231,327   3,185,562   5,843,394   3,033,297
                                                    =========   =========   =========   =========

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

15 CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                   GROUP
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                               L          L
FINANCE LEASES
  - between one and two years.............................  164,319         --
  - between two and five years............................   41,079         --
                                                            -------    -------
                                                            205,398         --
                                                            -------    -------
TERM LOAN
  - between one and two years.............................   49,416         --
  - between two and five years............................   12,355         --
                                                            -------    -------
                                                             61,771         --
                                                            -------    -------
TOTAL BORROWINGS INCLUDING FINANCE LEASES
  - between one and two years.............................  213,735         --
  - between two and five years............................   53,434         --
                                                            -------    -------
                                                            267,169         --

On demand or within one year..............................  213,756         --
                                                            -------    -------
                                                            480,925         --
                                                            =======    =======

16 CALLED UP SHARE CAPITAL

                                                         ORDINARY           FOUNDER          ORDINARY           FOUNDER
                                                         SHARES OF         SHARES OF         SHARES OF         SHARES OF
                                                         20P EACH          0.1P EACH         20P EACH          0.1P EACH
                                                           1999              1999              1998              1998
                                                      ---------------   ---------------   ---------------   ---------------
AUTHORISED
  - value...........................................         L100,000           L   750          L100,000           L   750
  - number..........................................          500,000           750,000           500,000           750,000
ALLOTTED, CALLED UP AND FULLY PAID
  - value...........................................         L 49,200           L   606          L 49,200           L   606
  - number..........................................          246,000           605,123           246,000           605,123

    The founder shares of 0.1p each rank PARI PASSU with the ordinary shares of 20p each.

    At 30 September 1999, options over 40,000 (1998: 100,000) ordinary shares of 20p each had been granted at L3 per share and over a further 4,000 (1998: 4,000) ordinary shares of 20p each had been granted at L10 per share. The options are exercisable on a crystallising event as a result of which there is a change of control in the company. The option periods expire on 16 December 2001 and 21 October 2003 respectively.

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

17 SHARE PREMIUM ACCOUNT AND RESERVES

                                                      SHARE      CAPITAL      PROFIT
                                                     PREMIUM    REDEMPTION   AND LOSS
                                                     ACCOUNT     RESERVE      ACCOUNT      TOTAL
                                                    ---------   ----------   ---------   ---------
                                                        L           L            L           L
GROUP
At 1 October 1998.................................     30,895         944    3,490,041   3,521,880
Foreign exchange adjustment.......................         --          --       (8,873)     (8,873)
Retained profit for the year......................         --          --      204,244     204,244
                                                    ---------   ---------    ---------   ---------
At 30 September 1999..............................     30,895         944    3,685,412   3,717,251
                                                    =========   =========    =========   =========
COMPANY
At 1 October 1998.................................     30,895         944    1,818,997   1,850,836
Retained profit for the year......................         --          --    3,122,450   3,122,450
                                                    ---------   ---------    ---------   ---------
At 30 September 1999..............................     30,895         944    4,941,447   4,973,286
                                                    =========   =========    =========   =========

18 RECONCILIATION OF MOVEMENT IN GROUP SHAREHOLDERS' FUNDS

                                                           1999        1998
                                                         ---------   ---------
                                                             L           L
Profit for the financial year..........................    404,244     737,233
Loss on currency translation...........................     (8,873)         --
Dividends..............................................   (200,000)   (400,000)
                                                         ---------   ---------
Net additions to shareholders' funds...................    195,371     337,233
Opening shareholders' funds............................  3,571,686   3,234,453
                                                         ---------   ---------
Closing shareholders' funds............................  3,767,057   3,571,686
                                                         =========   =========

19 MINORITY INTERESTS

                                                                1999       1998
                                                              --------   --------
                                                                 L          L
At 1 October 1998...........................................    3,658        127
Share of loss for the year..................................   (3,658)    (5,292)
Minority interest in reserves...............................       --      6,503
Minority interest in share capital..........................       --      2,320
                                                               ------     ------
At 30 September 1999........................................       --      3,658
                                                               ======     ======

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

20 RECONCILIATION OF OPERATING PROFIT TO NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES

                                                           1999        1998
                                                        ----------   ---------
                                                            L            L
Operating profit......................................     593,846     955,859
Depreciation..........................................     361,296     181,203
Profit on sale of tangible fixed assets...............     (20,026)    (14,140)
Profit on sale of investments.........................      (3,600)    (77,710)
Increase in debtors...................................  (1,147,284)   (968,314)
(Decrease)/increase in creditors......................     (49,666)  1,618,123
Bonus paid as shares..................................          --      67,000
Decrease in minority interest.........................          --       8,823
                                                        ----------   ---------
Net cash (outflow)/inflow from operating activities...    (265,434)  1,770,844
                                                        ==========   =========

21 RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

                                                                 L           L
                                                              --------   ----------
Decrease in net cash in the period..........................  (749,883)
Cash outflow from increase in debt and lease financing......   103,474
                                                              --------
Change in net debt resulting from cash flows................               (646,409)
New finance leases..........................................               (584,399)
                                                                         ----------
Movement in net debt in the period..........................             (1,230,808)
Net funds at 1 October 1998.................................              2,039,693
                                                                         ----------
Net funds at 30 September 1999..............................                808,885
                                                                         ==========

22 ANALYSIS OF CHANGES IN NET DEBT

                                                     AT                                        AT
                                                  1 OCTOBER                  NON CASH     30 SEPTEMBER
                                                    1998      CASH FLOWS   FLOW CHANGES       1999
                                                  ---------   ----------   ------------   ------------
                                                      L           L             L              L
Cash in hand and at bank........................  2,039,693    (749,883)           --       1,289,810
Debt due within one year........................         --     (49,416)           --         (49,416)
Debt due after more than one year...............         --     (61,771)           --         (61,771)
Finance leases..................................         --     214,661      (584,399)       (369,738)
                                                  ---------    --------      --------       ---------
                                                  2,039,693    (646,409)     (584,399)        808,885
                                                  =========    ========      ========       =========

23 FINANCIAL COMMITMENTS

GROUP

    The group no longer holds non-cancellable operating leases for office equipment. The group leases certain properties on short and long term leases. The rents payable under these leases, which are subject to

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

23 FINANCIAL COMMITMENTS (CONTINUED)
renegotiation at various intervals specified in the leases and in respect of which the group pays all insurance, maintenance and repairs, in the next year are as follows:

                                                           1999        1998
                                                         ---------   ---------
                                                             L           L
Date of lease termination:
Within one year........................................    205,009     216,631
In two to five years...................................    539,680     858,071
More than five years...................................    313,650          --
                                                         ---------   ---------
                                                         1,058,339   1,074,702
                                                         =========   =========

    Other capital commitments:

    The group had no contracted capital commitments at the year end (1998:
L300,000).

24 PENSION OBLIGATIONS

    The group participates in a defined contribution pension scheme. The assets of the scheme are held separately from those of the group. The total pension cost for the year was L56,744 (1998: L54,406).

25 CONTINGENT LIABILITIES

    The group has incentivised key management through deemed minority interests which would become payable in shares or cash following a crystallising event. Had the event taken place at the year end, the directors believe that the amount payable would not have been significant.

26 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the UK ("UK GAAP") which differ in certain respects from those generally accepted in the

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

26 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
United States ("US GAAP"). The significant areas of difference affecting the financial statements of the Group are described below:

RECONCILIATIONS

    The following is a summary of the material adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP:

                                                                NOTE       1999        1998
                                                              --------   ---------   ---------
                                                                             L           L
NET INCOME IN ACCORDANCE WITH UK GAAP.......................               404,244     737,233
ADJUSTMENTS TO CONFORM WITH US GAAP
Dividends receivable on shares held by ESOT.................     (a)       (74,433)    (60,494)
Profit on sale of shares held by ESOT.......................     (a)        (3,600)    (77,710)
Deferred tax (charge)/benefit...............................     (c)       (69,156)     16,773
                                                                         ---------   ---------
NET INCOME IN ACCORDANCE WITH US GAAP.......................               257,055     615,802
                                                                         =========   =========

                                                                           1999        1998
                                                                         ---------   ---------
                                                                             L           L
SHAREHOLDERS' FUNDS IN ACCORDANCE WITH UK GAAP..............             3,767,057   3,571,686
ADJUSTMENTS TO CONFORM WITH US GAAP
Dividends proposed but not approved or paid.................     (d)       125,567          --
Reclassification of investment held by ESOT.................     (a)      (894,200)   (900,300)
Deferred tax asset..........................................     (c)            --      16,773
Deferred tax liability......................................     (c)       (52,383)         --
                                                                         ---------   ---------
SHAREHOLDERS' FUNDS IN ACCORDANCE WITH US GAAP..............             2,946,041   2,688,159
                                                                         =========   =========

    This note has been modified with respect to the one included in the 1998 and 1999 financial statements of QD Group Limited in the Form S-1 of TMP Worldwide Inc. previously filed on 21 July 2000.

    A) EMPLOYEE SHARE OWNERSHIP TRUST

    Under UK GAAP, shares in the company which are held by the ESOT are shown as fixed asset investments and the related dividends receivable and gain or loss on sale of shares are included in operating income. Under US GAAP, the shares held by the ESOT are shown as treasury shares and the dividends and gains or losses on sales of shares are not recognised.

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

26 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    B) DISCONTINUED OPERATIONS

    The effect of discontinued operations on the 1998 results were as follows:

                                                           CONTINUING   DISCONTINUED
                                                           BUSINESSES    BUSINESSES      TOTAL
                                                           ----------   ------------   ----------
                                                               L             L             L
TURNOVER.................................................  11,345,155       555,683    11,900,838
Cost of sales............................................  (1,872,541)     (431,268)   (2,303,809)
                                                           ----------    ----------    ----------
Gross profit.............................................   9,472,614       124,415     9,597,029
Net operating expenses...................................  (8,067,016)     (634,648)   (8,701,664)
Other income.............................................      60,494            --        60,494
                                                           ----------    ----------    ----------
OPERATING PROFIT.........................................   1,466,092      (510,233)      955,859
                                                           ==========    ==========    ==========

NET LIABILITIES OF DISCONTINUED OPERATIONS

                                                            1999        1998
                                                         ----------   --------
                                                             L           L
Tangible assets........................................      29,438     35,399
Debtors................................................     946,698     47,121
Cash at bank...........................................      48,132      5,927
Creditors: amounts falling due within one year.........  (1,962,813)  (597,680)
                                                         ----------   --------
Net liabilities........................................    (938,545)  (509,233)
                                                         ==========   ========

    C) INCOME TAXES

    Under UK GAAP, the Group provides for deferred taxation using the partial liability method on all timing differences to the extent that it is considered probable that the liabilities will crystallise in the foreseeable future. Deferred tax assets are recognised to the extent that they are recoverable without replacement in the foreseeable future.

    Under US GAAP, income taxes are accounted for under Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed. The effect on deferred income tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date.

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

26 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    Income before the provision for taxes consisted of the following:

                                                              1999       1998
                                                            --------   --------
                                                               L          L
Domestic..................................................  571,521    439,349
Foreign...................................................    5,294    483,230
                                                            -------    -------
INCOME/(LOSS) BEFORE INCOME TAXES UNDER US GAAP...........  576,815    922,579
                                                            =======    =======

    The following table reconciles the income tax provision/(benefit) at the United Kingdom statutory rate to that in the financial statements:

                                                              1999       1998
                                                            --------   --------
                                                               L          L
Taxes computed at 30.5% (1998: 31%).......................  175,929    285,999
Permanent differences.....................................   42,806     33,947
Prior years' adjustments..................................   35,527      8,896
Deferred tax charge (benefit).............................   69,156    (16,773)
                                                            -------    -------
Income tax charge.........................................  323,418    312,069
                                                            =======    =======

    Details of the provision for income taxes in the consolidated statements of operations are as follows:

                                                              1999       1998
                                                            --------   --------
                                                               L          L
CURRENT TAXES
Domestic..................................................  205,000    230,008
Foreign...................................................   49,262     98,834
                                                            -------    -------
Total current.............................................  254,262    328,842
DEFERRED TAX (BENEFIT)
Domestic..................................................   69,156    (16,773)
Foreign...................................................       --         --
                                                            -------    -------
Total deferred............................................   69,156    (16,773)
                                                            -------    -------
TOTAL PROVISION FOR INCOME TAXES..........................  323,418    312,069
                                                            =======    =======

    The components of the Group's deferred tax assets and liabilities under US GAAP are as follows:

                                                              1999       1998
                                                            --------   --------
                                                               L          L
CURRENT DEFERRED TAX ASSET................................       --     16,773
CURRENT DEFERRED TAX LIABILITIES..........................  (40,678)        --
NON-CURRENT DEFERRED TAX LIABILITIES......................  (11,705)        --
                                                            -------    -------
NET DEFERRED TAX (LIABILITIES)/ASSETS.....................  (52,383)    16,773
                                                            =======    =======

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

26 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    All of the Group's deferred tax assets and liabilities relate to temporary differences in accounting and tax depreciation of tangible fixed assets.

    D) DIVIDENDS

    Under UK GAAP, the Group recognises a liability in respect of dividends when proposed. Under US GAAP, dividends are only recognised when dividends are approved or paid.

                                                              1999       1998
                                                            --------   --------
                                                               L          L
Amount of dividends approved or paid following US GAAP....       --    397,885
Amount of dividends proposed following UK GAAP............  200,000    400,000

    E) STATEMENT OF CASH FLOWS

    Under UK GAAP, cash flows are presented separately for operating activities, return on investments and servicing of finance, taxation, capital investment and financial investments, equity dividends and financing activities. Cash and cash equivalents represents cash in hand and deposits repayable on demand with any qualifying financial institution, less overdrafts from any qualifying financial institution repayable on demand. Deposits are repayable on demand if they can be withdrawn at any time without notice and without penalty or if a maturity or period of notice of not more than 24 hours or one working day has been agreed. Cash includes cash in hand and deposits denominated in foreign currencies. Liquid resources are current asset investments held as readily disposable stores of value. A readily disposable investment is one that is disposable by the reporting entity without curtailing or disrupting its business; and is either readily convertible into known amounts of cash at or close to its carrying amount, or traded in an active market.

    Under US GAAP, cash flows are reported as operating activities, investing activities and financing activities. Cash flow from taxation and returns on investments and servicing of finance would, with the exceptions of dividends paid, be included in operating activities. The payment of dividends would be included under financing activities. Cash and cash equivalents represents all highly liquid investments with original maturities of three months or less. Cash and cash equivalent balances consist of deposits with banks and financial institutions, which are unrestricted as to withdrawal or use.

    Set out below is a summary consolidated statement of cash flows for the Group under US GAAP.

                                                            1999       1998
                                                          --------   ---------
                                                             L           L
Net cash (used in)/provided by operating activities.....  (685,887)  1,636,795
Net cash provided by/(used in) investing activities.....    39,478    (572,027)
Net cash used in financing activities...................  (103,474)   (465,563)
                                                          --------   ---------
Net (decrease)/increase in cash under US GAAP...........  (749,883)    599,205
                                                          ========   =========

    F) FIXED ASSETS

    Under UK GAAP, fixed assets are assessed for impairment when there is some indication that the carrying value of a fixed asset may exceed its recoverable amount. Impairment is determined and measured

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

26 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED) by comparing the carrying value of the fixed asset with its recoverable amount. The recoverable amount is the higher of the amounts that can be obtained from selling the fixed asset (net realisable value) or using the fixed asset (value in use which is normally determined by reference to discounted cash flows).

    Under US GAAP, the determination of whether an impairment has occurred is by reference to undiscounted cash flows. If this indicates an impairment the writedown is based upon the fair value of the asset which is usually determined by reference to discounted cash flows. As a result impairment writedowns are less likely to be recognised under US GAAP.

    The Group has not recorded any fixed asset impairments under UK or US GAAP during the years ended 30 September 1999 and 1998.

    G) USE OF ESTIMATES

    The preparation of financial statements in conformity with both US and UK GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    H) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Group to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Group performs ongoing credit evaluations of customers and generally does not require collateral on accounts receivable. The Group maintains allowances for potential credit losses and such losses have been within management's expectations. The allowances were L65,000 and L43,726 at 30 September 1999 and 1998 respectively.

    The fair market value of cash and cash equivalents, accounts receivable and debt instruments at 30 September 1999 and 1998 approximate their carrying amounts because of their short maturity.

    I) NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognised currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses on a derivative to offset related results on the hedged item in the income statement, and requires that a Group formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after 15 June 2000 and cannot be applied retroactively. The Group does not expect the impact of this new statement on its balance sheet or income statement to be material.

                                QD GROUP LIMITED

          FOR THE YEARS ENDED 30 SEPTEMBER 1999 AND 30 SEPTEMBER 1998

26 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    In March 2000, Emerging Issues Task Force issued EITF 00-02 "Accounting for Web Site Development Costs." EITF 00-02 requires that certain costs incurred by a company in developing its own website be capitalised and that certain other costs should be expensed as incurred. The Group has not incurred significant costs in developing its own website.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following Pro Forma Condensed Consolidated Financial Information reflects financial information with respect to the acquisition, effective
August 1, 2000, by TMP Worldwide Inc. and subsidiaries ("TMP" or the "Company") of all the outstanding stock of QD Group Limited ("QD Group") for a purchase price of approximately $62.6 million, consisting of approximately $15.9 million in cash, $12.2 million in seller notes, payable over two years plus interest at LIBOR plus 0.5% and approximately $34.5 million in TMP stock, representing 475,853 shares of TMP common stock. The acquisition of QD Group was accounted for under the purchase method. The Unaudited Pro Forma Condensed Consolidated Financial Information is derived from the consolidated financial statements of TMP included herein and the historical financial statements of QD Group included herein.

    The Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) for the year ended December 31, 2000 gives effect to the acquisition of QD Group as if it had occurred on January 1, 2000. The consolidated financial statements of QD Group were translated from British pounds to U.S. dollars at the rate of 1.60 with respect to the December 2000 statement of income (loss). The QD Group acquisition occurred prior to December 31, 2000, and, accordingly is already reflected in TMP's balance sheet as of December 31, 2000 included elsewhere herein.

    For purposes of the unaudited pro forma financial statement, TMP's consolidated statement of income (loss) for the year ended December 31, 2000 has been combined with the statement of operations of QD Group for the seven months ended July 31, 2000.

    The Unaudited Pro Forma Condensed Consolidated Financial Information gives effect to the acquisition of QD Group based upon actual allocation of the purchase price, and includes all adjustments described in the notes thereto. The pro forma adjustments are based on certain assumptions that TMP's management believes are reasonable under the circumstances and do not reflect any potential cost savings. The Unaudited Pro Forma Condensed Consolidated Information is not necessarily indicative of the results that would have been reported if such events had occurred on the date specified nor is it intended to project TMP's results of operations or financial position for any future period or date. The Unaudited Pro Forma Condensed Consolidated Information set forth should be read in conjunction with the audited consolidated financial statements of TMP as of December 31, 2000 and 1999 and for the three years in the period ended
December 31, 2000, the audited financial statements of QD Group as of and for the years ended September 30, 1999 and 1998 and the unaudited financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 for QD Group all included herein.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

          PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                       QD GROUP
                                                                                      BUSINESSES
                                                                 TMP                     NOT
                                                              WORLDWIDE,   QD GROUP    ACQUIRED
                                                                 INC.      LIMITED       (A)       ADJUSTMENTS     TOTAL
                                                              ----------   --------   ----------   -----------   ----------
Commissions and fees........................................  $1,291,737   $14,809      $   (92)     $    --     $1,306,454
                                                              ----------   -------      -------      -------     ----------
Operating expenses:
  Salaries & related........................................     667,398     8,101         (876)          --        674,623
  Office & general..........................................     287,428     3,763       (1,048)          --        290,143
  Marketing & promotion.....................................     161,367     1,062          (22)          --        162,407
  Merger & integration......................................      64,604        --           --           --         64,604
  Amortization of intangibles...............................      16,536        --           --        1,085 (b)     17,621
                                                              ----------   -------      -------      -------     ----------
    Total operating expenses................................   1,197,333    12,926       (1,946)       1,085      1,209,398
                                                              ----------   -------      -------      -------     ----------
Operating income (loss).....................................      94,404     1,883        1,854       (1,085)        97,056
    Total other income (expense), net.......................      19,615       921         (818)        (466)(c)     19,252
                                                              ----------   -------      -------      -------     ----------
Income (loss) before provision (benefit) for income taxes
  and minority interests....................................     114,019     2,804        1,036       (1,551)       116,308
Provision (benefit) for income taxes........................      57,602       842          263         (177)(d)     58,530
                                                              ----------   -------      -------      -------     ----------
Income (loss) before minority interests.....................      56,417     1,962          773       (1,374)        57,778
Minority interests..........................................        (442)       --           --           --           (442)
                                                              ----------   -------      -------      -------     ----------
Net income (loss) applicable to common and Class B common
  stockholders..............................................  $   56,859   $ 1,962      $   773      $(1,374)    $   58,220
                                                              ==========   =======      =======      =======     ==========
Net income (loss) per common and Class B common share:
  Basic.....................................................  $     0.56                                         $     0.57
                                                              ==========                                         ==========
  Diluted...................................................  $     0.53                                         $     0.54
                                                              ==========                                         ==========
Weighted average shares outstanding:
  Basic.....................................................     101,413                                            102,134 (e)
                                                              ==========                                         ==========
  Diluted...................................................     107,903                                            108,624 (e)
                                                              ==========                                         ==========

------------------------------

(a) Adjustments reflect income and expense balances of certain businesses of QD Group which were not acquired by the Company. TMP acquired QD Group's base selection business, excluding certain media divisions from the transaction.

(b) Adjustment reflects amortization expense, calculated on goodwill of $55.8 million related to the acquisition of QD Group, based on an estimated useful life of 30 years.

(c) Adjustment to record interest at 6.55% on $12.2 million in seller notes issued in connection with the acquisition of QD Group.

(d) Adjustment to record the tax benefit at 38% of $466 in interest expense.

(e) Weighted average shares outstanding reflects the effect of the issuance of 476 shares and the presumed issuance of 245 shares relating to the funding of $15.9 million in cash both paid in connection with the acquisition of QD Group. Shares presumed to be issued were considered to be outstanding from January 1, 2000 through January 27, 2000, the date of TMP's follow on offering.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:

SEC Registration Fee........................................  $20,874.00
Accountants' Fees and Expenses..............................   20,000.00
Legal Fees and Expenses.....................................   10,000.00
Printer fees................................................   15,000.00
Miscellaneous...............................................    9,126.00
                                                              ----------
Total.......................................................  $75,000.00
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of the Registrant contains provision for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Company has entered into Indemnity Agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. The Company's officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    1. On May 6, 1998, we issued 1,542,706 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Johnson, Smith & Knisely Inc.

    2. On August 31, 1998, we issued 3,407,788 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of TASA Holding AG.

    3. On September 30, 1998, we issued 1,014,164 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Stackig Inc.

    4. On October 2, 1998, we issued 208,084 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Recruitment Solutions, Inc.

    5. On November 2, 1998, we issued 619,404 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding units in SunQuest, LLC d/b/a The SMART Group.

    6. On December 2, 1998, we issued 493,212 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of The Consulting Group (International) Limited.

    7. On January 28, 1999, we issued 10,296,582 shares of our common stock pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Morgan & Banks Limited.

    8. On March 5, 1999, we issued 146,828 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding stock of Van Ram Associates International B.V.

    9. On April 30, 1999, we issued 353,390 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Interquest Pty Limited.

    10. On May 19, 1999, we issued 225,212 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of LIDA Advertising, Inc.

    11. On May 20, 1999, we issued 220,000 shares of our common stock in a private placement transaction pursuant to Regulation S of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Maes & Lunau.

    12. On May 28, 1999 we issued 578,062 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of IN2, Inc.

    13. On May 28, 1999, we issued 245,816 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Lemming & Levan, Inc.

    14. On May 28, 1999, we issued 178,000 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Yellow Pages Unlimited, Inc.

    15. On August 2, 1999, we issued 840,000 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Cameron-Newell Adversting, Inc.

    16. On August 3, 1999, we issued 261,800 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Brook Street Bureau Pty, Ltd.

    17. On August 30, 1999, we issued 259,280 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Fox Advertising, Inc.

    18. On August 31, 1999, we issued 826,192 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Lampen Group Limited.

    19. On October 21, 1999, we issued 1,398,666 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding units of Highland Search Group, LLC.

    20. On October 27, 1999, we issued 118,560 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding stock of TMC S.r.l.

    21. On February 10, 2000, we issued 169,764 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding stock in Baumgartner & Partner GmbH & Co. KG.

    22. On February 16, 2000, we issued 715,769 shares of our common stock pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, in exchange for all of the outstanding stock of HW Group PLC.

    23. On February 16, 2000, we issued 689,090 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding stock of Mircrosurf, Inc., and in connection with issuances of stock related stay bonuses.

    24. On February 29, 2000, we issued 52,190 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding stock in Burlington Wells, Inc., Burlington Wells Information Systems, Inc. and Burlington Wells South Florida, Inc.

    25. On February 29, 2000, we issued 54,940 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding stock in Medios Publicitaros Activos MPS, S.A.

    26. On March 1, 2000, we issued 246,702 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding stock of 577139 Ontario Ltd., d/b/a Illsley Bourbannais.

    27. On March 21, 2000, we issued 13,080 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding stock in Curriculum S.A., Kerguelen, S.A. and Syntagme, S.A. (collectively, the "Curriculum Group").

    28. On April 3, 2000, we issued 1,022,257 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding stock in System One Services, Inc.

    29. On April 4, 2000 we issued 54,041 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding stock in GTR Advertising, Inc.

    30. On May 9, 2000 we issued 947,916 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding stock in Virtual Relocation.com, Inc.

    31. On May 12, 2000 we issued 51,906 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of NIBO Holding B.V.

    32. On May 17, 2000 we issued 205,703 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Business Technologies Limited.

    33. On May 31, 2000 we issued 164,833 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Simpatix Inc., and in connection with issuances of stock related stay bonuses.

    34. On May 31, 2000 we issued 623,892 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Web Technology Partners, Inc.

    35. On May 31, 2000 we issued 144,601 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Rollo Associates, Inc., and in connection with issuances of stock related stay bonuses.

    36. On June 5, 2000 we issued 23,817 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Management Resources International B.V.

    37. On August 31, 2000 we issued 43,535 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Rich, Gardner & Associates, Ltd.

    38. On August 31, 2000 we issued 311,978 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in an exchange for all of the issued and outstanding shares of Stratascape, Inc.

    39. On September 4, 2000 we issued 475,853 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933 as amended, in exchange for all of the outstanding shares of QD Group Limited.

    40. On October 2, 2000 we issued 198,271 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Accounting Solutions.

    41. On October 13, 2000 we issued 44,810 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of SCI Search Competence International Aktiebolag.

    42. On November 1, 2000 we issued 90,750 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Cashback2.com, Inc.

    43. On November 7, 2000 we issued 3,333,060 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Jobtrak Corporation.

    44. On November 28, 2000 we issued 67,505 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Craighead Inc.

    45. On December 6, 2000 we issued 357,782 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of SPEC Group Holdings, Inc.

    46. On December 8, 2000 we issued 1,764,677 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of People.com Consultants, Inc.

    47. On December 15, 2000 we issued 47,728 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Synapse S.A.

    48. On December 15, 2000 we issued 45,065 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Lacey Lee Limited.

    49. On December 18, 2000 we issued 87,644 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Simon Franco Recursos Humanos S/A, Opportunity Ltda. Consultoria em Recursos Humanos and Simon Franco e Associados S/C Ltda.

    50. On January 10, 2001 we issued 201,621 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and other consideration, in exchange for all of the outstanding shares of ADEPT, Inc.

    51. On March 1, 2001 we issued 809,558 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of JWG Associates Inc. and Careerbay.com LLC.

    52. On March 9, 2001 we issued 113,468 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of HiringTools.com, Inc.

    53. On March 9, 2001 we issued 31,368 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Coe & Company International Inc.

    54. On March 30, 2001 we issued 383,781 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Management Solutions, Inc.

    55. On April 4, 2001 we issued 25,314 shares of our common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Corporate Communications, Inc.

    56. On May 17, 2001 we issued 23,184 shares of our common stock in a private placement transaction pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for all of the outstanding shares of Nervet et Pont SAS.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

         2.1            Scheme Implementation Agreement, dated August 17, 1998,
                        between Morgan & Banks Limited and TMP Worldwide Inc.*****
         2.2            Agreement and Plan of Merger, dated as of March 11, 1999, by and among TMP Worldwide Inc., TMP Florida Acquisition Corp.
                        and LAI Worldwide, Inc.********
         3.1            Certificate of Incorporation.****
         3.2            Bylaws.****
         3.3            First Amendment to Bylaws.**
         4.1            Form of Common Stock Certificate.****
         5.1            Opinion of Fulbright & Jaworski L.L.P. regarding legality.
        10.1            Form of Employee Confidentiality and Non-Solicitation
                        Agreement.****
        10.2            Form on Indemnification Agreement.****
        10.3            1996 Stock Option Plan.****
        10.4            Form of Stock Option Agreement under 1996 Stock Option
                        Plan.****
        10.5            1996 Stock Option Plan for Non-Employee Directors.****
        10.6            Form of Stock Option Agreement under 1996 Stock Option Plan for Non-Employee Directors.****
        10.7            Lease, dated as of October 31, 1978, between Telephone
                        Marketing Programs, Inc. and PDC Realty Inc. as agent for
                        MRI Broadway Rental, Inc., as modified by modifications
                        dated January, 1979 and June 20, 1999.****
        10.8            Amendment and Restated Accounts Receivable Management and
                        Security Agreement, dated as of June 27, 1996, between TMP
                        Worldwide, Inc. and BNY Financial Corporation as amended by
                        Amendment No. 1 to Amended and Restated Accounts Receivable
                        Management and Security Agreement, dated as of August 29,
                        1996.****
        10.9            Lease Agreement, dated as of June 1, 1996 by and between TPH and AJM, a partnership, and Telephone Directory Advertising,
                        Inc.****
        10.10           Agreement, dated as of March 17, 1998, between TMP Worldwide
                        Inc. and George Eisele, as amended by Amendment 1 to
                        Agreement, dated as of September 5, 1996.****
        10.11           Management Agreement, dated as of January 1, 1996, between
                        Cala Services Inc. and Cala H.R.C. Ltd.****
        10.12           Lease Agreement, dated May 15, 1993, between 12800 Riverside
                        Drive Corporation and TMP Worldwide Inc. as amended by
                        Amendment No. 1 to Lease Agreement, dated June 1, 1993.***
        10.13           Indenture, dated April 29, 1998, between International
                        Drive, L.P. and Telephone Marketing Programs, Inc.****
        10.14           Amended and Restated Employment Agreement, dated as of
                        September 11, 1996, between TMP Interactive Inc. and Jeffrey
                        C. Taylor.****
        10.15           Second Amended and Restated Employment Agreement, dated
                        November 2, 1999, by and among TMP Worldwide, Inc., TMP
                        Interactive Inc. and Jeffrey C. Taylor.+++++
        10.16           Amendment No. 1 to the Employment Agreement, dated
                        October 21, 1996, between TMP Worldwide Inc. and James J.
                        Treacy.+
        10.17           Amendment No. 2 to Employment Agreement between TMP
                        Worldwide Inc. and James J. Treacy, effective as of
                        October 1, 1999.******
        10.18           Amendment No. 1 to Employment Agreement, dated November 15,
                        1998, between TMP Worldwide Inc. and Andrew J. McKelvey.+
        10.19           Amendment No. 2 to Employment Agreement, dated May 1, 1999, between TMP Worldwide Inc. and Andrew J. McKelvey.++++
        10.20           Employment Agreement, dated October 21, 1999, by and between
                        TMP Worldwide Inc. and Steven B. Potter.*

        10.21           Warrant Agreement, dated October 13, 1993, between TMP
                        Worldwide Inc. and BNY Financial Corporation, as amended by an amendment dated December 31, 1995.****
        10.22           Form of Option Agreement, dated as of January 1, 1995,
                        relating to options issued to shareholders and/or principals of Kidd, Schneider & Dersch, Inc.****
        10.23           Amendment No. 3 to Amended and Restated Accounts Receivable
                        Management and Security Agreement, dated as of May 15, 1997, between BNY Financial Corporation and TMP Worldwide Inc.***
        10.24           Management Agreement, dated June 1, 1997, between Dir-Ad
                        Services Inc./Les Services Dir-Ad Inc. and TMP Worldwide
                        Ltd.***
        10.25           Third Amended and Restated Accounts Receivable Management
                        and Security Agreement, dated as of November 5, 1998,
                        between BNY Financial Corporation and TMP Worldwide Inc.+
        10.26           Amendment No. 1 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******
        10.27           Amendment No. 2 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******
        10.28           Content License and Interactive Marketing Agreement, dated as of December 1, 1999, between America Online, Inc. and TMP
                        Interactive Inc.******
        10.29           Indenture of Lease, dated December 13, 1999, between the 622
                        Building Company LLC and TMP Worldwide Inc.******
        10.30           Warranty and Indemnity Agreement, dated July 18, 2000,
                        relating to the entire issued share capital of QD Group
                        Limited, between Mr. G. Quarry and TMP Worldwide Inc.**
        10.31           Agreement and Plan of Merger, dated August 31, 2000, by and among TMP Worldwide Inc., Rich, Gardner & Associates, Ltd.,
                        Fred Rich and Furman Gardner.**
        10.32           Stock Purchase Agreement, dated August 31, 2000, by and
                        among TMP Worldwide Inc., Stratascape, Inc. and the
                        shareholders listed on Schedule A thereto.**
        10.33           Stock Purchase Agreement, dated June 19, 2000, among TMP
                        Worldwide Inc., MoveCentral, Inc., MoveCentral Company and
                        the beneficial owners of MoveCentral Company listed on
                        Schedule A thereto.++++++
        21              Subsidiaries of the Company.***
        23.1            Consent of Fulbright & Jaworski L.L.P. (included in 5.1).
        23.2            Consent of BDO Seidman, LLP.
        23.3            Consent of Pannell Kerr and Forster.
        23.4            Consent of Arthur Andersen LLP.
        23.5            Consent of Arthur Andersen.
        24              Power of Attorney (on signature page).

    (b) Financial Statements and Schedules

    The following financial statement schedules are filed herewith:

Report of Independent Certified Public Accountants..........     S-1
Report of Independent Certified Public Accountants (with
 respect to LAI Worldwide, Inc.)............................     S-2
Schedule II--Valuation and Qualifying accounts for the years
 ended December 31, 2000, 1999 and 1998.....................     S-3

    All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.

------------------------

*         Incorporated by reference to Exhibits to the Registration
          Statement on Form S-1 (Registration No. 333-52330)

**        Incorporated by reference to Exhibits to the Registration
          Statement on Form S-1 (Registration No. 333-41996)

***       Incorporated by reference to Exhibits to the Registration
          Statement on Form S-1 (Registration No. 333-31657).

****      Incorporated by reference to Exhibits to the Registration
          Statement on Form S-1 (Registration No. 333-12471).

*****     Incorporated by reference to Exhibits to the Registration
          Statement on Form S-3 (Registration No. 333-63499).

******    Incorporated by reference to Exhibits to the Registration
          Statement on Form S-3 (Registration No. 333-93065).

*******   Incorporated by reference to Exhibits to the Registration
          Statements on Form S-3 (Registration No. 333-82531).

********  Incorporated by reference to Exhibits to the Registration
          Statement on Form S-4 (Registration No. 333-82531).

+         Incorporated by reference to Exhibits to the Company's
          Quarterly Report on Form 10-Q for the quarterly period ended
          September 30, 1998 (Registration No. 000-21571).

++        Incorporated by reference to Exhibits to the Company's
          Annual Report on Form 10-K/A for the year ended
          December 31, 1997 (Registration No. 000-21571).

+++       Incorporated by reference to Exhibits to the Company's
          Current Report on Form 8-K dated March 17, 1999.

++++ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999
          (Commission File No 000-21571).

+++++ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 (Commission File No 000-21571).

++++++    Incorporated by reference to Exhibits to the Company's
          Current Report on Form 8-K dated June 30, 2000.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 22, 2001.

                                                       TMP WORLDWIDE INC.

                                                       By:            /s/ ANDREW J. MCKELVEY
                                                            -----------------------------------------
                                                                        Andrew J. McKelvey
                                                                         CHAIRMAN AND CEO

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew J. McKelvey and James J. Treacy, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute of substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
               /s/ ANDREW J. MCKELVEY                  Chairman, CEO and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE           May 22, 2001
                 Andrew J. McKelvey                      OFFICER)
                 /s/ JAMES J. TREACY                   Executive Vice President,
     -------------------------------------------         Chief Operating Officer        May 22, 2001
                   James J. Treacy                       and Director
                /s/ BART W. CATALANE                   Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND       May 22, 2001
                  Bart W. Catalane                       ACCOUNTING OFFICER)

                /s/ GEORGE R. EISELE
     -------------------------------------------       Director                         May 22, 2001
                  George R. Eisele

                 /s/ MICHAEL KAUFMAN
     -------------------------------------------       Director                         May 22, 2001
                   Michael Kaufman

                   /s/ JOHN SWANN
     -------------------------------------------       Director                         May 22, 2001
                     John Swann

                /s/ RONALD J. KRAMER
     -------------------------------------------       Director                         May 22, 2001
                  Ronald J. Kramer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    The audits referred to in our report dated February 16, 2001, relating to the consolidated financial statements of TMP Worldwide Inc. and Subsidiaries, included the audit of the consolidated financial statement schedule listed in the accompanying index. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based upon our audits. We did not audit the financial statement schedule of LAI Worldwide, Inc. and subsidiaries which was combined with the Company's financial statement schedule. That financial statement schedule was audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for LAI Worldwide, Inc. and subsidiaries for 1998 is based solely on the report of the other auditor.

    In our opinion, based on our audits and the report of the other auditor, the consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                                       /s/ BDO SEIDMAN, LLP
                                                       ---------------------------------------------
                                                       BDO Seidman, LLP

New York, New York
February 16, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To LAI Worldwide, Inc.:

    We have audited in accordance with auditing standards generally accepted in the United States, the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows of LAI Worldwide, Inc. (not presented separately herein) for the year ended February 29, 1999, and have issued our report thereon dated April 7, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) of the index of exhibits and financial statement schedules is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule, as it pertains to the 1998 data related to LAI Worldwide, Inc., has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Tampa, Florida
April 7, 1999

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                       COLUMN C--
           COLUMN A               COLUMN B              ADDITIONS               COLUMN D     COLUMN E
           --------             -------------   -------------------------      -----------   ---------
                                                                                              BALANCE
                                 BALANCE AT     CHARGED TO    CHARGED TO                        AT
                                BEGINNING OF     COSTS AND       OTHER                        END OF
         DESCRIPTIONS              PERIOD        EXPENSES      ACCOUNTS        DEDUCTIONS     PERIOD
         ------------           -------------   -----------   -----------      -----------   ---------
Allowance for doubtful
  accounts
  Year ended December 31,
    1998......................     $14,748        $ 6,734       $ 1,780(1)       $ 4,123      $19,139
  Year ended December 31,
    1999......................     $19,139        $14,735       $   283(1)       $ 7,887      $26,270
  Year ended December 31,
    2000......................     $26,270        $25,990       $   468(1)       $13,989      $38,739

Accrued integration and
  restructuring reserves
  Year ended December 31,
    1998......................     $16,801        $ 3,543       $10,020          $13,617      $16,747
  Year ended December 31,
    1999......................     $16,747        $38,401       $ 3,381          $37,076      $21,453
  Year ended December 31,
    2000......................     $21,453        $32,694       $15,744          $41,877      $28,014

------------------------

(1) Initial reserves of companies acquired in purchase business combinations.